As Filed with the Securities and Exchange Commission on May 25, 2000
Registration No. 333-36970

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVNET, INC.

(Exact Name of Registrant as Specified in its Charter)

New York	5065	11-1890605

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2211 South 47th Street

Phoenix, Arizona 85034
(480) 643-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DAVID R. BIRK, Esq.

Senior Vice President,
General Counsel and Secretary
Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034
(480) 643-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

JAMES E. ABBOTT, Esq. Carter, Ledyard & Milburn 2 Wall Street New York, New York 10005 (212) 732-3200	JORGE DEL CALVO, Esq. Pillsbury Madison & Sutro LLP 2550 Hanover Street Palo Alto, California 94304 (650) 233-4537

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger described herein.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  [   ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]  _______________

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ] __________

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[SAVIOR TECH GROUP LOGO]

PROXY STATEMENT/ PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT.

Dear Fellow Stockholders:

      The board of directors of Savoir Technology Group, Inc. has called a special meeting of stockholders for June 29, 2000 at which you will be asked to consider and to vote upon a proposal to merge our company with a wholly-owned subsidiary of Avnet, Inc. Avnet is one of the largest electronics components and computer products distribution businesses in the world.

      The date, time and place of the special meeting are as follows:

44931 Industrial Blvd.

Fremont, California 94538
10:00 a.m., June 29, 2000

      In the merger, holders of Savoir common stock will receive, in exchange for each share they hold, between 0.15494 and 0.11452 of a share of Avnet common stock, depending upon the average closing price of Avnet common stock during the fifteen trading days ending five trading days before the date of the special meeting. Holders of Savoir series A preferred stock will receive, in exchange for each share they hold, a portion of a share of Avnet common stock equal to $9.6581 divided by the average closing price of Avnet common stock during the five trading days before the date of the merger. Avnet will issue only full numbers of its shares to Savoir stockholders; fractional share interests will be settled in cash. The Avnet common stock is listed for trading on The New York Stock Exchange and the Pacific Exchange under the symbol “AVT.” The merger will be tax-free to Savoir stockholders except to the extent that they receive cash instead of fractional Avnet shares.

      Your vote is very important. We cannot proceed with the merger unless the stockholders of Savoir adopt the merger agreement. You are cordially invited to attend the special meeting. Whether or not you plan to attend, please complete and mail the enclosed proxy card to us or provide your voting instructions by telephone in accordance with the accompanying instructions. If you do not return your card or instruct your broker how to vote your shares held in your broker’s name, the effect will be the same as a vote against the merger.

      This proxy statement/prospectus gives you detailed information about the merger. It includes the merger agreement, which is attached as Appendix A. You can also obtain information about Savoir and Avnet from publicly available documents that they have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

      YOUR BOARD OF DIRECTORS ENTHUSIASTICALLY AND UNANIMOUSLY SUPPORTS THIS MERGER AND RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

/s/ P. Scott Munro
P. SCOTT MUNRO
Chairman of the Board

Please see page 11 for risk factors relating to the merger which you should consider before you vote.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated May 23, 2000

and is first being distributed to stockholders of Savoir on or about May 26, 2000.

[SAVIOR TECH GROUP LOGO]

44931 Industrial Boulevard

Fremont, California 94538

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 29, 2000

To the Stockholders of Savoir Technology Group, Inc.:

      Savoir Technology Group, Inc., a Delaware corporation, will hold a special meeting of stockholders on June 29, 2000 at 10:00 a.m., local time, at the company’s offices at 44931 Industrial Boulevard, Fremont, California 94538 to vote on:

•	A proposal to adopt the Amended and Restated Agreement and Plan of Merger dated as of March 2, 2000, among Avnet, Inc., Tactful Acquisition Corp. and Savoir Technology Group, Inc., under which Avnet would acquire Savoir; and

•	Any other business that may properly come before the special meeting or any adjournments, postponements, continuations or reschedulings of the special meeting.

      Only stockholders of record at the close of business on May 23, 2000 will receive notice of and be entitled to vote at the special meeting.

      In the merger, Savoir stockholders generally will receive Avnet common stock (and cash instead of fractional shares). However, holders of Savoir series A preferred stock who do not vote in favor of adopting the merger agreement and who perfect their appraisal rights under Section 262 of the Delaware General Corporation Law will have the right to receive from Savoir a cash payment of the judicially determined fair value of their shares. See “Appraisal Rights” in the attached proxy statement/prospectus for a description of the procedures which must be followed to perfect appraisal rights under Section 262, a copy of which is included as Appendix E to this proxy statement/prospectus. Holders of Savoir common stock will not have appraisal rights.

      You are cordially invited to attend the special meeting in person. Your vote is important. Whether or not you expect to attend the special meeting, please complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope. You can find instructions for voting on the enclosed proxy card. Record holders may also submit their proxy with voting instructions by telephone in accordance with the instructions on the enclosed proxy card. Beneficial holders who hold shares in street name may be able to vote by telephone or through the Internet in accordance with the instructions they receive from the nominees holding their shares.

      Please do not send in any of your Savoir stock certificates at this time. If the merger is completed, we will send you instructions regarding how to exchange your Savoir stock certificates for Avnet stock certificates.

      Your Board of Directors unanimously recommends that you vote FOR adoption of the Amended and Restated Agreement and Plan of Merger.

By Order of the Board of Directors

/s/ P. Scott Munro
P. SCOTT MUNRO
Secretary

May 23, 2000

Sources of Additional Information

      This proxy statement/prospectus incorporates important business and financial information about Savoir and Avnet from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Savoir Technology Group, Inc. 6550 North Loop 1604 East San Antonio, Texas 78247 Attention: Terry Johnson (210) 247-1125	Avnet, Inc. 2211 South 47th Street Phoenix, Arizona 85034 Attention: Raymond Sadowski (480) 643-2000

      If you would like to request documents, please do so by June 22, 2000, in order to receive them before the special meeting.

See “Where You Can Find More Information” (page 54).

-ii-

-iii-

Questions and Answers About the Merger

Q:	Who are the parties to this merger?

A:	Tactful Acquisition Corp., a wholly-owned subsidiary of Avnet, Inc., will merge into Savoir Technology Group, Inc. and cease to exist. Savoir will remain after the merger as the surviving corporation and become a wholly-owned subsidiary of Avnet.

Q:	What will Savoir stockholders receive?

A:	Holders of Savoir common stock will receive, for each share of Savoir common stock, between 0.15494 and 0.11452 of a share of Avnet common stock, depending upon the average of the closing prices of Avnet common stock during the fifteen consecutive trading days ending five trading days before the date of the special meeting.

Holders of Savoir series A preferred stock (other than holders who perfect their appraisal rights under Delaware law) will receive, for each share of series A preferred stock, a portion of a share of Avnet common stock equal to $9.6581 divided by the average of the closing prices of Avnet common stock during the five consecutive trading days ending on the trading day before the effective date of the merger.

Q:	Why is Savoir merging?

A:	The board of directors of Savoir believes that Savoir, by becoming a part of Avnet, should be able to:

•	reduce its costs by combining its operations with Avnet’s established infrastructure,

•	expand its position with its customers by combining its marketing power and product offerings with those of Avnet, and

•	benefit from the strength and experience of Avnet’s senior management team.

Q:	Why is the Savoir board of directors recommending that I vote for adoption of the merger agreement?

A:	In reaching its decision to approve the merger agreement and the merger and to recommend that Savoir stockholders adopt the merger agreement, the Savoir board of directors consulted with Savoir management, as well as with Savoir’s financial and legal advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. In addition, the Savoir board of directors considered each of the items set forth on pages 22 to 23. Based on those consultations and considerations, the Savoir board of directors unanimously approved the merger agreement and the merger, and believes that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, Savoir and its stockholders.

Q:	What should I do?

A:	After you have carefully read this proxy statement/prospectus, please mail your signed proxy card to us in the enclosed envelope, or submit your proxy with voting instructions by telephone in accordance with the instructions on the accompanying proxy card, so that your shares will be voted at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker how to vote your shares following the directions provided by your broker. Failure to instruct your broker to vote your shares is equivalent to voting against the merger agreement.

Q:	Can I change my vote after I have submitted my proxy with voting instructions?

A:	Yes. There are three ways in which you may revoke your proxy and change your vote at any time before the special meeting:

•	You may send a written notice of revocation to the Corporate Secretary of Savoir at 44931 Industrial Boulevard, Fremont, California 94538, in time for it to be received before the meeting.

-iv-

•	You may complete and submit by mail a new proxy card or submit your proxy with new voting instructions by telephone. Your latest dated proxy actually received by Savoir by mail or telephone before the special meeting will be recorded and any earlier votes will be revoked.

•	You may attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares which the broker holds of record, you must follow directions received from your broker to change or revoke your previous voting instructions.

Q:	Should I send in my Savoir stock certificates now?

A:	No. After the merger has been completed, you will receive instructions for exchanging your Savoir stock certificates for Avnet stock certificates. Please do not send in your stock certificates with your proxy card.

Q:	How many Savoir shares will be converted into Avnet shares?

A:	13,611,156 currently outstanding shares of Savoir common stock, and 1,850,012 currently outstanding shares of Savoir series A preferred stock, will be converted into Avnet common stock. Also, a maximum of 3,633,475 additional shares of Savoir common stock could be issued before the merger upon exercise of employee stock options and warrants and would if so issued also be converted into Avnet common stock.

Q:	Will the merger be consummated if stockholders of Savoir do not approve it?

A:	No. The merger agreement must be adopted by a majority of the votes represented by all shares of Savoir series A preferred stock and common stock outstanding on the record date for the special meeting, voting together as a single class. If the stockholders of Savoir do not approve of the merger, it will not be consummated.

Q:	Will the shares of Avnet common stock issued in the merger be listed on the New York Stock Exchange?

A:	Yes. The Avnet common stock is currently listed on the New York Stock Exchange and the Pacific Exchange under the symbol “AVT.” After the merger, the Avnet common stock (including the shares issued in the merger) will continue to be listed on both exchanges.

Q:	Am I entitled to appraisal rights?

A:	Holders of Savoir common stock are not entitled to appraisal rights in connection with the merger. Only holders of Savoir series A preferred stock will have appraisal rights. We describe the procedures for exercising appraisal rights in this proxy statement/ prospectus and we attach the provisions of Delaware law that govern appraisal rights as Appendix E to this proxy statement/prospectus.

Q:	What are the tax consequences of the merger to Savoir stockholders?

A:	The exchange of Savoir shares for Avnet shares in the merger will be a tax-free transaction for federal income tax purposes for Savoir stockholders, except to the extent that they receive any cash instead of fractional Avnet shares.

Q:	Whom should Savoir stockholders call with questions?

A:	Savoir stockholders who have more questions about the merger should contact:

Georgeson Shareholder Communications Inc.

17 State Street — 10th Floor
New York, NY 10004

Call Toll-Free 1-800-223-2064

or
Banks and Brokers call collect 212-440-9800

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Summary

      This summary, together with the preceding Questions and Answers section, highlights the important information contained in this proxy statement/ prospectus but may not contain all of the information that may be important to you. We urge you to read carefully this entire proxy statement/ prospectus and the other documents to which it refers to understand fully the merger. See “Where You Can Find More Information” on page 54. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies

  Savoir Technology Group, Inc. (page 18)

      Savoir is a value-added wholesale distributor of commercial mid-range servers, peripheral equipment (including wireless networking equipment, storage products, printers and terminals) and software. Management of Savoir believes that it is one of the leading distributors of the commercial mid-range servers product lines of International Business Machines Corporation. The principal executive offices of Savoir are at 44931 Industrial Boulevard, Fremont, California 94538, and its telephone number at that address is (510) 413-0120.

  Avnet, Inc. (page 18)

      Avnet is one of the world’s largest industrial distributors of electronic components and computer products, with net sales for its fiscal year ended July 2, 1999 of $6.35 billion. It has distribution operations in the Americas, Europe, South Africa and the Asia/ Pacific region. The principal executive offices of Avnet are at 2211 South 47th Street, Phoenix, Arizona 85034, and its telephone number at that address is (480) 643-2000.

The Merger (page 20)

      We are proposing a merger in which Tactful Acquisition Corp., a wholly-owned subsidiary of Avnet, will merge into Savoir and will cease to exist, and Savoir will remain as the surviving corporation. After the merger, Savoir will be a wholly-owned subsidiary of Avnet.

What You Will Receive (page 30)

      In the merger, each share of Savoir common stock will be converted into the right to receive between 0.15494 and 0.11452 of a share of Avnet common stock, depending upon the average of the closing prices of Avnet common stock during the fifteen trading days ending five trading days before the date of the Savoir special meeting. The following table illustrates how the average closing price of Avnet common stock will affect the exchange ratio:

Average	Number of Avnet
Closing Price of Avnet	Shares Received for
Common Stock	Each Savoir Share

Greater than $68.5472	0.11452

Greater than or equal to $50.6654 and less than or equal to $68.5472	$7.85 --------------------- Average Closing Price

Less than $50.6654	0.15494

      To illustrate, assuming an average closing price for Avnet common stock of $59, a Savoir stockholder who owns 1,000 shares of Savoir common stock would receive 133 shares of Avnet common stock and a cash payment in lieu of a 0.0508 fractional share of Avnet common stock.

      In the merger, each share of Savoir series A preferred stock, other than shares held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive a portion of a share of Avnet common stock equal to $9.6581 divided by the average of the closing prices of Avnet common stock during the five trading days ending on the trading day before the effective date of the merger.

Recommendation to Savoir Stockholders (page 22)

      The board of directors of Savoir has determined that the merger is fair to and in the best interests of its stockholders, and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Financial Adviser (page 23)

      Alliant Partners, financial adviser to Savoir, delivered an opinion to the board of directors of Savoir as to the fairness of the consideration in the merger from a financial point of view. The full text of this opinion is attached as Appendix D to this proxy statement/prospectus and you should read it carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Alliant in providing its opinion.

Interests of Certain Persons in the Merger and Possible Conflicts of Interest (page 27)

      In considering the recommendation of the Savoir board of directors that the merger agreement be adopted, Savoir stockholders should be aware that a number of Savoir executive officers and directors have interests in the merger that are, or may be, different from the interests of other Savoir stockholders. They include the following:

•	P. Scott Munro, the Chairman of the Board and Chief Executive Officer of Savoir, has an employment agreement and an executive retention agreement with Savoir under which, upon a change of control (such as the merger), Savoir will forgive a debt which Mr. Munro owes to Savoir in the amount of $3,600,000 plus accrued interest, and if within twelve months after the change of control Mr. Munro’s employment is terminated without cause, or he resigns for good reason, Mr. Munro will receive a severance payment equal to 200% of the sum of his annual salary (which salary is currently $495,000) plus his maximum incentive bonus (currently $270,000). Under the agreements, if the benefits payable to Mr. Munro following a change of control would be subject to a “golden parachute” excise tax, Mr. Munro may require Savoir to reduce the amount paid to him to the extent necessary to maximize his after-tax income.

At the time of the merger agreement, Mr. Munro entered into a consulting and noncompetition agreement with Savoir and Tactful which provides that, as of and from the effective time of the merger, Mr. Munro’s employment with Savoir will terminate and he will be entitled to all amounts and benefits payable to him under his employment agreement and executive retention agreement upon a termination after a change of control, that is, Savoir will forgive his debt in full, and he will receive a severance payment equal to $1,530,000, all subject to reduction at the request of Mr. Munro in order to maximize his after-tax income.

Under an amendment of stock option agreements with Mr. Munro, Savoir has a right to repurchase 300,000 shares of its common stock from Mr. Munro at a price per share of $6. If the merger is completed, Savoir’s right to repurchase the shares will lapse.

•	The merger will be a change in control of Savoir under the employment agreements of Carlton Joseph Mertens II, Savoir’s President and Chief Operating Officer, Terry Johnson, Savoir’s Chief Financial Officer and Robert O’Reilly, Savoir’s Senior Vice President of Human Resources, triggering rights of those officers, including the right to receive cash payments if their employment is terminated without cause at any time or if there are material reductions in their responsibilities following the merger, and the immediate vesting of all unvested employee stock options they hold.

•	Upon completion of the merger, Avnet will assume Savoir’s obligations under Savoir’s 1994 Stock Option Plan, so that the outstanding options to purchase Savoir common stock will become options to purchase Avnet shares in a number and at an exercise price adjusted to reflect the exchange ratio for the merger.

•	Avnet has agreed to preserve indemnification rights of Savoir’s directors and officers for serving in their capacities as such and has agreed to maintain their directors’ and officers’ liability insurance coverage not less than four years following the merger.

The Special Meeting

  Time, Place and Matters to Be Voted Upon (page 13)

      The special meeting of Savoir’s stockholders will be held on June 29, 2000 at 10:00 a.m., local time, at Savoir’s offices at 44931 Industrial Boulevard, Fremont, California 94538. At the special meeting, you will be asked:

1.	to adopt the merger agreement; and

2.	to act on any other business that may properly come before the special meeting or any adjournments, postponements, continuations or reschedulings of it.

  Record Date and Vote Required (page 13)

      You may cast one vote for each share of common stock of Savoir, and 1.1953125 votes for each share of Savoir series A preferred stock, that you owned at the close of business on May 23, 2000, the record date for the special meeting. Adoption of the merger agreement requires approval by a majority of the votes represented by all shares of Savoir series A preferred stock and Savoir common stock outstanding on the record date, voting together as a single class.

      On May 23, 2000 there were 13,611,156 shares of Savoir common stock, and 1,850,012 shares of Savoir series A preferred stock outstanding and entitled to vote. Thus, a maximum of 15,822,482 votes may be cast at the special meeting. As of the record date, all directors and executive officers of Savoir beneficially owned an aggregate of 2,087,490 outstanding shares of Savoir common stock (not including shares issuable upon exercise of stock options), which entitle them to cast approximately 13.19% of all votes which may be cast at the special meeting. Avnet entered into an inducement agreement with directors and executive officers holding 2,082,034 shares of Savoir common stock, in which those stockholders granted Avnet an irrevocable proxy to vote all of their shares in favor of the adoption of the merger agreement. See “Other Agreements” page 37.

The Merger Agreement

      The merger agreement is attached to this proxy statement/prospectus as Appendix A. Please read the merger agreement carefully and in its entirety. It is the legal document that governs the merger.

  Effective Time of the Merger (page 31)

      The merger will become effective as soon as practicable after all the conditions to the completion of the merger have been satisfied or waived. Although we can give you no assurances, we currently expect that the merger will become effective shortly after the conclusion of the special meeting if the Savoir stockholders adopt the merger agreement.

  Conditions to the Merger (page 32)

      The completion of the merger depends on a number of conditions being satisfied or, where applicable, waived, including:

•	approval of the merger agreement by the stockholders of Savoir;

•	the accuracy in all material respects of the representations and warranties of Avnet and Savoir and compliance in all material respects by each of them with of all its covenants under the merger agreement;

•	receipt of legal opinions confirming that the United States federal income tax treatment will be as described in this document; and

•	receipt of all approvals required by law.

      We furnished information and materials concerning Avnet, Savoir and the proposed merger to the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the required waiting period has terminated. However, the Antitrust Division and the Federal Trade Commission still have the power to challenge the merger on antitrust grounds before or after the merger is completed. No other material federal or state regulatory requirements remain to be complied with, and no other federal or state regulatory approval must be obtained, in connection with the merger.

  Termination (page 35)

      Avnet and Savoir may agree in writing to terminate the merger agreement at any time before completing the merger, even after the stockholders of Savoir have approved it.

      Also, either of us may decide, without consent of the other, to terminate the merger agreement if:

•	any governmental entity has issued a final and non-appealable order prohibiting any of the transactions contemplated by the merger agreement;

•	the merger has not been completed by September 15, 2000;

•	Savoir fails to hold the special meeting or the Savoir stockholders do not adopt the merger agreement; or

•	the other breaches any representation, warranty, covenant, agreement, condition or obligation in the merger agreement, and the breach or failure of the covenant, agreement, condition or obligation has or is likely to have a material adverse effect on the breaching party.

      Savoir may terminate the merger agreement without the consent of Avnet for the purpose of entering into an agreement for an acquisition proposal superior to the merger with Avnet.

      Avnet may terminate the merger agreement without the consent of Savoir if the board of directors of Savoir withdraws or adversely amends its recommendation of the merger agreement to the Savoir stockholders or recommends to them another acquisition proposal.

  Fees and Expenses (page 36)

      Whether or not the merger is completed, Avnet and Savoir each will pay their own fees and expenses.

  Termination Fee (page 36)

      Savoir will pay Avnet $750,000 in cash if:

•	Avnet terminates the merger agreement because the Savoir stockholders have not adopted the merger agreement, or because of a breach by Savoir of any of its representations, warranties and covenants in the merger agreement which has or would reasonably be likely to have a material adverse effect on Savoir, or because the board of directors of Savoir has withdrawn or adversely amended its recommendation of the merger agreement to the Savoir stockholders or recommended another acquisition proposal for Savoir; or

•	Savoir terminates the merger agreement because the Savoir stockholders have not adopted the merger agreement, or Savoir terminates the merger agreement for the purpose of entering into a superior acquisition proposal;

and, in each case, Savoir and its stockholders have received another acquisition proposal.

      Savoir will pay to Avnet an amount in cash equal to $4,500,000, less any previous payment of $750,000 as described above, if the merger agreement is terminated:

•	as described above; or

•	by Avnet if the merger has not been consummated by September 15, 2000;

and, in either case, within one year of such termination, Savoir enters into an agreement to effect another acquisition proposal.

Other Agreements (page 37)

      At the same time as Avnet and Savoir first executed and delivered the merger agreement,

•	Avnet and Savoir entered into an option agreement under which Savoir granted Avnet an option to purchase up to 2,023,435 shares of Savoir common stock, representing about 15% of the outstanding shares of Savoir common stock, at an exercise price of $6.83 per share, and

•	Avnet entered into an inducement agreement with directors and executive officers holding 2,082,034 shares Savoir common stock, representing about 15% of the outstanding shares of Savoir common stock, in which those stockholders granted Avnet a proxy to vote their shares in favor of adoption of the merger agreement and granted Avnet an option to purchase those shares at an exercise price of $7.85 per share.

Material Federal Income Tax Consequences of the Merger (page 38)

      In general, Savoir stockholders will recognize no gain or loss for federal income tax purposes as a result of the merger.

      Avnet and Savoir have conditioned the merger on their receipt of legal opinions that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Avnet and Savoir each could choose to waive receipt of its legal opinion. However, if the receipt of a legal opinion is waived and there is a material difference in the tax consequences to you from what we have described in this document, we will recirculate revised proxy materials and resolicit the vote of stockholders.

      This tax treatment may not apply to certain Savoir stockholders and may depend on your specific situation and on variables not within our control. We urge you to consult your own tax adviser for a full understanding of the tax consequences of the merger.

Comparison of Shareholders’ Rights (page 40)

      The rights of Savoir stockholders currently are governed by Delaware law, the Savoir certificate of incorporation and the Savoir by-laws. Savoir stockholders will receive Avnet common stock in the merger, so that after the merger their rights as Avnet shareholders will be governed by New York law, the Avnet certificate of incorporation and the Avnet by-laws, which differ in material respects from Savoir’s certificate of incorporation and by-laws.

Listing of Avnet Common Stock (page 39)

      The Avnet common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “AVT.” After consummation of the merger, the Avnet common stock will continue to be listed on these Exchanges.

Appraisal Rights (page 43)

      A holder of series A preferred stock who delivers to Savoir a written demand for appraisal before the vote at the special meeting, who does not vote in favor of adopting the merger agreement, and who complies with all other applicable requirements of Delaware law will have the right to receive payment in cash of the “fair value” of his shares of series A preferred stock, as determined in a judicial proceeding in the Court of Chancery of the State of Delaware. The procedure for perfecting appraisal rights is summarized under the caption “Appraisal Rights” and the pertinent provision of Delaware law, Section 262 of the General Corporation Law, is included as Appendix E to this proxy statement/ prospectus. Holders of Savoir common stock will not have appraisal rights with respect to the merger.

Resales of Avnet Common Stock

      The shares of Avnet common stock to be issued in the merger have been registered under the Securities Act of 1933 and therefore may be resold without restriction by all former stockholders of Savoir who are not deemed to be “affiliates” of either Avnet or Savoir. An affiliate of Savoir who receives shares of Avnet common stock in the merger would be unable to resell those shares in the absence of registration of such resales under the Securities Act or the availability of an exemption from such registration.

Selected Financial Information

      The following tables present selected historical financial information of Savoir and Avnet. This information is based on the consolidated financial statements of Avnet and Savoir which are incorporated by reference in this proxy statement/prospectus, and should be read together with such historical financial statements and the notes thereto. See “Sources of Additional Information” (page ii) and “Where You Can Find More Information” (page 54).

Avnet, Inc.

	Nine months ended				Fiscal year ended

	March 31,		April 2,		July 2,		June 26,		June 27,	June 28,	June 30,
	2000		1999		1999		1998		1997	1996	1995

	(In millions, except per share amounts)

Income:

Sales	$6,443.3		$4,707.7		$6,350.0		$5,916.3		$5,390.6	$5,207.8	$4,300.0

Gross profit	894.4	(2)	704.5	(3)	948.6	(4)	980.4	(5)	961.8	969.1	816.4

Income taxes	61.1	(2)	51.7	(3)	200.8	(4)	115.9	(5)	130.7	136.8	103.1

Net income	78.6	(2)	67.9	(3)	174.5	(4)	151.4	(5)	182.8	188.3	140.3

Financial position (at end of period):

Working capital	$1,992.4		$1,496.3		$1,517.5		$1,461.3		$1,319.0	$1,293.9	$1,057.1

Total assets	4,934.7		2,795.3		2,984.7		2,733.7		2,594.1	2,521.7	2,125.6

Total debt	1,857.7		920.3		791.5		810.9		514.6	497.5	419.5

Shareholders’ equity	1,836.2		1,300.5		1,397.6		1,315.9		1,502.2	1,505.2	1,239.4

Per share:

Basic earnings(1)	$1.96	(2)	$1.90	(3)	$4.90	(4)	$3.85	(5)	$4.29	$4.34	$3.44

Diluted earnings(1)	1.94	(2)	1.88	(3)	4.86	(4)	3.80	(5)	4.25	4.31	3.32

Book value	41.73		37.00		39.70		36.09		36.55	34.67	30.38

Cash dividends	0.45		0.45		0.60		0.60		0.60	0.60	0.60

(1)	Earnings per share have been restated to conform with the provisions of SFAS No. 128, “Earnings Per Share.”

(2)	After incremental special charges associated with (a) the reorganization of Avnet’s Electronics Marketing European operations amounting to $6.1 pre-tax, (b) the integration of Marshall Industries amounting to $18.4 pre-tax, (c) the reorganization of Avnet’s Electronics Marketing Asian operations amounting to $5.4 pre-tax, (d) the consolidation of Avnet’s Electronics Marketing European warehousing operations and its lawsuit against Wyle Laboratories, Inc. amounting to $4.2 pre-tax, (e) the integration of Eurotronics B.V. and SEI Macro Group into Avnet’s Electronics Marketing European operations amounting to $10.1 pre-tax, (f) the integration of JBA Computer Solutions into Avnet’s Computer Marketing North American operations amounting to $3.2 pre-tax and (g) costs related to the consolidation of Avnet’s Electronics Marketing European warehousing operations amounting to $1.6 pre-tax. The effect of these charges was to decrease income before taxes, net income and diluted earnings per share by $49.0, $30.4 and $0.76, respectively. Of the $49.0 pre-tax charge, $37.2 is included in operating expenses and $11.8 is included in cost of sales.

(3)	After $26.5 pre-tax ($7.9 cost of sales and $18.6 operating expenses) and $15.7 after-tax ($0.43 per share on a diluted basis) of incremental special charges associated principally with the reorganization of Avnet’s Electronics Marketing Group in Europe.

(4)	After (a) first half special charges discussed in footnote (3), (b) net gain on the sale of Avnet’s former Allied Electronics subsidiary amounting to $252.3 pre-tax and (c) charges recorded in connection with the disposition of the Avnet Setron catalog operation in Germany amounting to $42.8 pre-tax. The effect of these items was to increase income before taxes, net income and diluted earnings per share by approximately $183.0, $64.0 and $1.78, respectively. Of the $183.0 pre-tax gain related to special items, charges of $56.1 are included in operating expenses and $13.1 are included in cost of sales, and the $252.3 net pre-tax gain on the sale of Allied Electronics is shown separately in Avnet’s consolidated statement of income for fiscal 1999.

(5)	After (a) gain on sale of Channel Master amounting to $33.8 pre-tax, (b) operating expenses relating to the divestiture of Avnet Industrial, the closure of Avnet’s corporate headquarters in Great Neck, New York and the anticipated loss on the sale of company-owned real estate amounting to $13.3 in the aggregate and (c) $35.4 pre-tax ($9.7 cost of sales and $25.7 operating expenses) of incremental special charges associated with the reorganization of the Electronics Marketing Group, primarily in the Americas. The effect of these items was to decrease income before taxes, net income and diluted earnings per share by approximately $14.9, $12.5 and $0.32, respectively.

Savoir Technology Group, Inc.

	Three months ended		Year ended December 31,

	March 31,	March 31,
	2000	1999	1999(3)	1998(4)	1997	1996	1995

	(In millions, except per share amounts)

Income:

Sales	$193.9	$168.6	$767.2	$593.3	$237.9	$131.7	$106.5

Gross profit	18.8	19.1	84.0	67.2	32.8	17.3	13.0

Income taxes	1.4	2.3	6.9	8.3	0.3	0.3	—

Net income (loss) before extraordinary item	2.0	2.4	1.8	8.6	3.3	2.3	(5.1)

Financial position (at end of period):

Working capital	12.3	4.2	5.6	3.5	6.5	7.4	7.3

Total assets	315.3	291.7	324.7	308.9	186.9	63.3	35.9

Total debt	44.0	38.7	28.4	23.3	37.9	11.4	7.2

Convertible preferred stock subject to redemption	14.6	15.7	14.6	15.7	18.1	—	—

Stockholders’ equity	102.0	92.3	98.2	77.8	28.9	15.7	11.0

Per share attributable to common stockholders:

Basic earnings (loss) before extraordinary item(1)	$0.12	$0.18	$0.03	$0.37	$0.57	$0.55	$(1.36)

Diluted earnings (loss) before extraordinary item(1)	0.12	0.17	0.03	0.34	0.55	0.52	(1.36)

Book value per common share on an as-if converted basis(2)	7.39	7.76	7.34	7.35	6.15	3.50	2.74

(1)	Earnings per share have been restated to conform with the provisions of SFAS No. 128, “Earnings Per Share.”

(2)	Includes shares of convertible preferred stock subject to redemption on an as-if converted basis into shares of common stock.

(3)	Income and earnings per share for 1999 include pre-tax charges totalling $11.3 relating to the restructuring of corporate functions and the recognition of impaired assets. The effect of these charges was to decrease income before income taxes, net income (using a normalized tax rate of 49%), and diluted earnings per share by $11.3, $5.7 and $0.44, respectively.

(4)	Income and earnings per share for 1998 are before an extraordinary item relating to prepayment of debt.

Summary Historical and Pro Forma Per Share Data

      The following table presents selected pro forma per share data for Avnet and Savoir on an historical basis, for Avnet and Savoir on a pro forma basis giving effect to the merger, and for Savoir common stock on a pro forma equivalent share basis. The pro forma equivalent share data for Savoir common stock is based on an exchange of 0.13170 of a share of Avnet common stock for each outstanding share of Savoir common stock in the merger. This would be the exchange ratio if the average closing price of a share of Avnet common stock during the fifteen trading days ending five trading days before the date of the special meeting were $59.6063, the midpoint between the range of $50.6654 and $68.5472 in the exchange ratio formula. Management of Avnet and Savoir are currently assessing non-recurring merger charges which could be material to the combined companies’ results of operations and financial condition for the period in which the charges occur. No estimate of these charges is reflected in the Historical and Pro Forma Per Share Data provided below. In addition, the Historical and Pro Forma Per Share Data provided below reflect assumptions that (a) the value of Avnet shares for the purpose of determining the purchase price is $59.6063, (b) outstanding Savoir stock options and warrants are exercised immediately prior to the merger and the exercise proceeds are used to repurchase shares of Savoir stock and (c) convertible preferred stock subject to redemption is exchanged for common stock at the beginning of the period. See “The Merger Agreement — Terms of the Merger” on pages 30 through 31.

      The merger will be accounted for under the purchase accounting method and the pro forma data are derived in accordance with that method. The following information is based upon the historical financial statements of Avnet and Savoir and the related notes incorporated by reference into this proxy statement/prospectus, and should be read together with such historical financial statements and the notes thereto. This information is not necessarily indicative of the results of the future operations of Avnet after the merger or the actual results that would have occurred had the merger been consummated prior to the periods indicated.

Historical And Pro Forma

Per Share Data

	Nine months ended	Fiscal year ended
	March 31, 2000	July 2, 1999

Avnet, Inc.

Book value (at end of period):

Historical	$41.73	$39.70

Pro forma combined	42.56	40.81

Pro forma per equivalent share of Savoir common stock	5.61	5.37

Cash dividends declared:

Historical	0.45	0.60

Pro forma combined(1)	0.43	0.57

Pro forma per equivalent share of Savoir common stock	0.06	0.08

Earnings from continuing operations (diluted):

Historical(2)	1.94	4.86

Pro forma combined	1.89	4.99

Pro forma per equivalent share of Savoir common stock(3)	0.25	0.66

	Three months ended	Fiscal year ended
	March 31, 2000	December 31, 1999

Savoir Technology Group, Inc.

Book value per common share on an as-if converted basis(5) (at end of period)	$7.39	$7.34

Diluted earnings per share from continuing operations attributable to common stockholders	0.12	0.03

March 1,
2000(4)

Closing price:

Avnet common stock	$65 7/16
Savoir common stock

Per share	8 1/4

Per equivalent share of Avnet common stock	7.85

(1)	Based on the total historical dividends paid by Avnet (Savoir has not paid dividends), divided by the pro forma weighted average number of shares outstanding as if the merger had occurred at the beginning of the period.

(2)	See footnotes 2, 3 and 4 accompanying the Selected Financial Information of Avnet on page 7 of this proxy statement/ prospectus.

(3)	Before non-recurring charges and credits directly attributable to the merger.

(4)	The last trading day preceding the date on which the proposed general terms of the merger were publicly announced. The closing price of Savoir common stock per equivalent share of Avnet common stock was calculated by multiplying the closing price of Avnet common stock by the exchange ratio which would have applied if the merger had become effective on that date. The Avnet common stock is listed on the New York Stock Exchange and the Pacific Exchange, and the Savoir common stock is quoted on the Nasdaq National Stock Market. See “Market Price and Dividend Information” on page 17.

(5)	Includes shares of Savoir convertible preferred stock subject to redemption on as-if converted basis into shares of Savoir common stock.

Risk Factors

Savoir common stockholders cannot be sure what the market value of their Avnet common stock will be after the merger has been completed.

      Avnet and Savoir agreed that the value of a share of Savoir common stock on March 2, 2000, the date on which they signed the merger agreement, was $7.85. However, if the market value of Avnet common stock on the effective date of the merger is lower than the average closing price used to determine the merger exchange ratio, holders of Savoir common stock would receive Avnet common stock in the merger with an initial value less than $7.85 per share of Savoir common stock. For example, if the average closing price of Avnet common stock used to calculate the exchange ratio is less than $50.6654, the exchange ratio will be fixed at 0.15494. If this occurs, and the market price of Avnet common stock at the effective time of the merger is less than $50.6654, the initial value of the Avnet common stock to be received by Savoir common stockholders will be less than $7.85 for each share of Savoir common stock. Even if the average trading price used to determine the exchange ratio is greater than $50.6654, Savoir common stockholders could still receive Avnet common stock with an initial value of less than $7.85 for each share of Savoir common stock.

      The market prices of Avnet common stock and Savoir common stock, and the value of Avnet common stock relative to Savoir common stock, may be substantially different on the date the merger agreement was signed, the date of this proxy statement/ prospectus, the date of the special meeting and the effective date of the merger. For example, during the first calendar quarter of 2000, the closing price of a share of Avnet common stock ranged from a low of $50 to a high of $73 1/2, as reported for New York Stock Exchange composite transactions, and the closing price of a share of Savoir common stock ranged from a low of $6 to a high of $8 5/8, as quoted on the Nasdaq National Stock Market. See “Market Price and Dividend Information” on page 17. These market prices may vary depending upon changes in the business, operations or prospects of Savoir or Avnet, market assessments of the likelihood that the merger will be consummated and the timing thereof, general market and economic conditions and other factors both within and beyond the control of Savoir and Avnet.

Avnet may not realize fully the cost savings and other benefits it expects to realize as a result of the merger. This may adversely affect Avnet’s earnings and financial condition.

      To achieve the benefits which Avnet expects from the merger, Avnet will need to integrate the operations of Savoir into its own operations quickly and efficiently. The integration of Savoir into Avnet will be complex and time consuming, and will require substantial attention from Avnet management. The diversion of management attention from other matters, and any difficulties encountered in the integration process, could have a material adverse effect upon the sales, level of expenses, operating results and financial condition of Avnet. See “The Merger — Savoir’s Reasons for the Merger; Recommendations of the Savoir Board of Directors” on page 22 and “The Merger — Avnet’s Reasons for the Merger” on page 23.

After the merger, customers of Avnet may seek alternative distributors.

      After the merger, some customers of either Avnet and Savoir could transfer their business to another distributor. We cannot predict whether this will occur or to what extent.

After the merger, suppliers may terminate supply agreements with Avnet or add other distributors.

      Some suppliers of Savoir or Avnet may terminate their supply agreements with Avnet after the merger. Alternatively, some other suppliers might consider adding additional distributors for their products. We cannot predict whether this will occur or to what extent.

Cautionary Statement Regarding Forward-Looking Statements

      This proxy statement/ prospectus contains forward-looking statements with respect to the financial condition, results of operations and business of each of Savoir and Avnet. These statements may be made directly in this proxy statement/ prospectus referring to Savoir or Avnet, or may be incorporated by reference in this proxy statement/ prospectus to other documents filed with the Securities and Exchange Commission by Savoir or Avnet, and may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this document or in documents incorporated by reference.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include the following:

•	Competitive pressures among distributors of electronic components and computer products may increase significantly through industry consolidation, entry of new competitors or otherwise.

•	General economic or business conditions, domestic and foreign, may be less favorable than expected, resulting in lower sales than expected.

•	Costs or difficulties related to the integration into Avnet of newly-acquired businesses, and other businesses Avnet expects to acquire, may be greater than expected.

•	Avnet may lose customers or suppliers as a result of the merger and other recent acquisitions by Avnet.

•	Legislative or regulatory changes may adversely affect the businesses in which Avnet is engaged.

•	Adverse changes may occur in the securities markets.

•	Changes in interest rates and currency fluctuations may reduce profit margins.

•	Avnet may be adversely affected by the allocation of products by suppliers.

      Because forward-looking statements are subject to risks and uncertainties, Avnet’s actual results may differ materially from those expressed or implied by them. We caution you not to place undue reliance on these statements, which speak only as of the date of this proxy statement/ prospectus or the date of any document incorporated by reference in this proxy statement/ prospectus.

      All subsequent written and oral forward-looking statements attributable to Savoir and Avnet or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Savoir nor Avnet undertakes any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Special Meeting

General; Date, Time and Place

      We are soliciting the accompanying proxy on behalf of the board of directors of Savoir Technology Group, Inc. for use at the special meeting of Savoir stockholders scheduled to be held on June 29, 2000 at 10:00 a.m., local time, at Savoir’s offices at 44931 Industrial Boulevard, Fremont, California 94538. The purpose of the special meeting is to consider and to vote upon the adoption of the merger agreement and to transact any other business that may properly come before the meeting or any adjournments, postponements, continuations or reschedulings of the meeting. The expenses of the solicitation of proxies for the special meeting will be borne by Savoir.

      The board of directors of Savoir Technology Group, Inc. has unanimously approved the merger agreement and recommends that Savoir stockholders vote FOR the adoption of the merger agreement.

Record Date; Vote Required

      Record Date. The Savoir board of directors has fixed the close of business on May 23, 2000 as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting. On the record date, there were 13,611,156 shares of Savoir common stock and 1,850,012 shares of series A preferred stock issued and outstanding. You may vote at the meeting only if you owned Savoir common stock or series A preferred stock at the close of business on the record date. You are entitled to one vote for each share of common stock and 1.1953125 votes for each share of series A preferred stock which you then owned.

      Quorum. The presence either in person or by properly executed proxies of the holders of Savoir’s common stock and series A preferred stock representing a majority of the votes which may be cast at the special meeting will constitute a quorum at the special meeting.

      Vote Required. The adoption of the merger agreement requires the affirmative vote of a majority of the votes represented by all shares of Savoir common stock and series A preferred stock outstanding at the close of business on the record date, voting as a single class. That is, at least 7,911,242 votes out of a total of 15,822,482 votes will be required.

      Abstentions and Broker Non-Votes. Brokers who hold shares of Savoir common stock and series A preferred stock in “street” name for customers who are the beneficial owners of such shares may not give a proxy to vote such shares with respect to the proposal to adopt the merger agreement unless the brokers receive specific voting instructions from such customers. Shares of Savoir common stock and series A preferred stock represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted. Votes which are not cast by brokers because they received no instructions from their customers are known as “broker non-votes.”

      Because approval of the merger agreement requires approval by a majority of the votes represented by all outstanding shares of Savoir common stock and series A preferred stock, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, the Savoir board of directors urges Savoir stockholders to respond to this proxy solicitation, whether by U.S. mail via the enclosed, postage-paid envelope or by telephone toll free, or by instructions given to your broker.

      Directors’ and Officers’ Votes. As of the record date, 2,087,490 issued and outstanding shares of Savoir common stock, representing in the aggregate approximately 13.19% of the votes which may be cast at the special meeting, were owned by directors and executive officers of Savoir. Each of Angelo Guadagno, Michael N. Gunnells, Guy M. Lammle, Joseph Carlton Mertens II, P. Scott Munro, Robert O’Reilly, K. William Sickler and J. Larry Smart has granted to Avnet an irrevocable proxy to vote his shares in favor of the adoption of the merger agreement. See “Other Agreements” on page 37.

Voting and Revocation of Proxies

      Savoir stockholders of record may submit proxies by completing and mailing the proxy card that accompanies this proxy statement/ prospectus or by submitting their voting instructions by telephone. Shares of Savoir common stock and series A preferred stock represented by a proxy properly signed or submitted by telephone as described below and received by Savoir at or before the special meeting, unless subsequently revoked, will be voted in accordance with your instructions.

      To submit a written proxy by mail, a record holder of Savoir common stock or series A preferred stock should complete, sign, date and mail the proxy card provided with this proxy statement/ prospectus in accordance with the instructions set forth on the card. If a proxy card is signed, dated and returned without indicating any voting instructions, shares of Savoir common stock or series A preferred stock represented by the proxy will be voted “FOR” the adoption of the merger agreement.

      Instead of submitting a signed proxy card, Savoir stockholders of record may also submit their voting instructions by telephone. To submit voting instructions by telephone, stockholders should follow the instructions that are set forth on their proxy card. Each stockholder of record has been assigned a unique control number which is printed on the holder’s proxy card. Stockholders who submit proxies by telephone will be required to provide their control number before their proxy will be accepted. In addition to the instructions that appear on the proxy card, step-by-step instructions will be provided by recorded telephone message, and stockholders will receive confirmation that their proxies have been successfully submitted.

      Beneficial owners whose shares are held of record by a broker, nominee, fiduciary or other custodian should follow the instructions they receive from the record holder of their shares with respect to voting.

      A Savoir stockholder may revoke the stockholder’s proxy and change the stockholder’s vote, at any time before the meeting, in any one of three ways:

•	The stockholder may send a written notice of revocation to the Corporate Secretary of Savoir at 44931 Industrial Boulevard, Fremont, California 94538, in time for it to be received before the meeting.

•	The stockholder may complete and submit by mail a new proxy card or submit a proxy with new voting instructions by telephone. The latest dated proxy actually received by mail or telephone before the special meeting will be recorded and any earlier votes will be revoked.

•	The stockholder may attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke the stockholder’s proxy.

      The Savoir board of directors is not currently aware of any business to be acted upon at the special meeting other than the merger agreement. If, however, other matters are properly brought before the meeting, the persons appointed as proxies will have discretion to vote or to act according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the special meeting. The adjournment may be for the purpose of soliciting additional proxies. However, shares represented by proxies voting against adoption of the merger agreement will be voted against a proposal to adjourn the Savoir special meeting for the purpose of soliciting additional proxies.

Solicitation of Proxies

      Savoir will solicit proxies for the special meeting primarily by mail. However, if necessary to ensure satisfactory representation at the special meeting, Savoir may also solicit proxies by telephone, telegraph and personal interview by employees of Savoir, none of whom will receive additional compensation for such services. Savoir has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies on its behalf for a fee of approximately $6,500, plus out-of-pocket expenses. Also, we request brokerage houses, nominees, fiduciaries and other custodians holding Savoir common stock or series A preferred stock of record to forward soliciting materials to beneficial owners, and will reimburse them for their reasonable expenses incurred in sending materials to beneficial owners.

Letter of Transmittal

      As soon as practicable after the effective time of the merger, we will send a letter of transmittal to each holder of Savoir common stock and series A preferred stock. The letter of transmittal will contain instructions for the surrender of Savoir stock certificates in exchange for Avnet stock certificates. You should not forward your Savoir stock certificates to us until you receive the letter of transmittal following the merger.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth information as to the beneficial ownership of Savoir’s capital stock as of the record date by: (i) each person known to Savoir to beneficially own more than five percent (5%) of Savoir’s common stock or series A preferred stock; (ii) each of Savoir’s directors and executive officers; and (iii) all executive officers and directors of Savoir as a group:

	Shares of
	common
	stock
	beneficially
Name of Beneficial Owner	owned(1)		Percent(2)

Avnet, Inc.	2,067,536	(3)	15.19%
2211 South 47th Street Phoenix, AZ 85034

John M. Harkins	1,200,000	(4)	8.82%
4955 Corporate Drive Huntsville, AL 35806

Michael N. Gunnells — Director	1,089,601	(5)	8.01%
4955 Corporate Drive Huntsville, AL 35806

Robert Fleming, Inc.	973,391	(6)	6.74%
320 Park Avenue, 11th Floor New York, NY 10022

P. Scott Munro — Director and Executive Officer	901,458	(7)	6.43%

Bear Stearns & Co. Inc.	841,573	(8)	6.18%
115 South Jefferson Road Whippany, NJ 07981

University Capital Strategies Group, LLC	760,000	(9)	5.58%
408 St. Peter Street, Suite 444 St. Paul, MN 55102

Strome Investment Management, L.P.	789,193	(10)	5.53%
100 Wilshire Blvd., 15th Floor Santa Monica, CA 90401

Astoria Capital Partners, L.P.	588,900	(11)	4.15%
6600 SW 92nd Avenue, Suite 370 Portland, OR 97223

Carlton Joseph Mertens II — Director and Executive Officer	507,858	(12)	3.72%

ROI Capital Management, Inc.	344,800	(13)	2.47%
17 E. Sir Francis Drake Blvd., Suite 225 Larkspur, CA 94939

Robert O’Reilly — Executive Officer	79,605	(14)	*

Guy M. Lammle — Director	38,287	(15)	*

J. Larry Smart — Director	28,188	(16)	*

K. William Sickler — Director	26,188	(17)	*

Terry Johnson — Executive Officer	24,888	(18)	*

	Shares of
	common
	stock
	beneficially
Name of Beneficial Owner	owned(1)		Percent(2)

Angelo Guadagno — Director	12,000	(19)	*

All executive officers and directors as a group (9 persons)	2,708,073	(20)	19.03%

*	Less than one percent (1%).

(1)	Information with respect to beneficial ownership is based upon information obtained from the stockholders and their SEC filings and from Savoir’s transfer agent. To the knowledge of Savoir, unless otherwise indicated in the footnotes below, each person and entity named in the table has sole voting and sole dispositive power with respect to all shares shown for such person or entity in this table, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock issuable upon conversion of shares of series A preferred stock, upon exercise of stock options currently exercisable or first becoming exercisable within 60 days of the record date, or upon exercise of warrants currently exercisable or first becoming exercisable within 60 days of the record date, are deemed to be outstanding and to be beneficially owned by the person entitled to convert or exercise for the purpose of computing that person’s percentage ownership of Savoir common stock, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Each share of series A preferred stock is currently convertible at any time into 1.1953125 shares of the common stock and is entitled to vote together with the common stock as a single class (1.1953125 votes per share of series A preferred stock).

(2)	Based on 13,611,156 shares of common stock outstanding as of the record date plus the issuable shares as described in footnote 1.

(3)	Under their inducement agreement with Avnet, P. Scott Munro, Carlton Joseph Mertens II, Dennis Polk, Robert O’Reilly, J. Larry Smart, Angelo Guadagno, K. William Sickler, Michael N. Gunnells and Guy M. Lammle granted to Avnet a proxy to vote all of their shares of Savoir common stock (2,082,034 shares) in favor of the adoption of the merger agreement, and a right to purchase those shares in some circumstances. The option agreement between Savoir and Avnet also provides Avnet with the right to purchase up to 2,023,435 shares of Savoir common stock in some circumstances, and Avnet disclaims beneficial ownership of those shares. See “Other Agreements” on page 37.

(4)	Information is based on a Schedule 13D dated June 5, 1998, filed by Mr. Harkins with the SEC, as well as issuances of shares to Mr. Harkins thereafter.

(5)	All of these shares are subject to the inducement agreement described in footnote (3).

(6)	Includes 525,722 shares of common stock issuable upon conversion of 439,820 (23.77% of the outstanding) shares of series A preferred stock, and 313,210 shares of common stock issuable upon exercise of warrants.

(7)	Includes 410,000 shares issuable upon exercise of stock options. Also includes 300,000 shares subject to a right of repurchase held by Savoir pursuant to an Amendment of Stock Option Agreements, which vest ratably on a monthly basis over the vesting periods set forth in the stock option agreements for each of the option grants. If the merger is completed, all of Mr. Munro’s shares will become fully vested and Savior’s right of repurchase will lapse. All of these shares are subject to the inducement agreement described in footnote 3.

(8)	Information is based on a Schedule 13D/A dated May 1, 2000, filed by Bear, Stearns & Co. Inc. and its parent company, The Bear Stearns Companies Inc., with the SEC.

(9)	Information is based on a Schedule 13D dated May 15, 2000, filed by University Capital Strategies Group, LLC with the SEC.

(10)	Includes 462,600 shares of common stock issuable upon conversion of 387,012 (20.92% of the outstanding) shares of series A preferred stock, and 193,506 shares of common stock issuable upon exercise of warrants. Information is based on a Schedule 13D dated November 8, 1999, filed by Strome Investment Management, L.P., SSCO, Inc. and Mark E. Strome with the SEC.

(11)	Includes 370,546 shares of common stock issuable upon conversion of 310,000 (16.76% of the outstanding) shares of series A preferred stock, and 207,000 shares of common stock issuable upon exercise of warrants.

(12)	Includes 47,858 shares of common stock issuable upon exercise of stock options. All of these shares are subject to the inducement agreement described in footnote 3.

(13)	Includes 239,062 shares of common stock issuable upon conversion of 200,000 (10.81% of the outstanding) shares of series A preferred stock, and 100,000 shares of common stock issuable upon exercise of warrants.

(14)	Includes 77,500 shares of common stock issuable upon exercise of stock options. All of these shares are subject to the inducement agreement described in footnote 3.

(15)	Includes 4,750 shares of common stock issuable upon exercise of stock options. All of these shares are subject to the inducement agreement described in footnote 3.

(16)	Includes 23,688 shares of common stock issuable upon exercise of stock options. All of these shares are subject to the inducement agreement described in footnote 3.

(17)	Comprised of shares of common stock issuable upon exercise of stock options. All of these shares are subject to the inducement agreement described in footnote 3.

(18)	Includes 18,599 shares of common stock issuable upon exercise of stock options.

(19)	Comprised of shares of common stock issuable upon exercise of stock options. All of these shares are subject to the inducement agreement described in footnote 3.

(20)	Includes 620,583 shares of common stock issuable upon exercise of stock options.

Market Price and Dividend Information

      The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share for Savoir common stock as quoted in the Nasdaq National Stock Market, and for Avnet common stock as reported for New York Stock Exchange composite transactions:

	Savoir				Avnet
	Common Stock				Common Stock

Calendar Quarter	High		Low		High		Low

1998

First Quarter	$12	3/4	$9	5/8	$66	1/4	$57

Second Quarter	13	7/16	9	1/8	64	5/16	53	11/16

Third Quarter	12	3/4	4	5/16	58	1/2	35	1/4

Fourth Quarter	9	1/2	5	5/16	60	5/8	34	15/16

1999

First Quarter	$12	1/2	$8	5/8	$60	15/16	$35	5/8

Second Quarter	10	3/4	7	1/2	51		34

Third Quarter	9	3/4	7	3/4	52	7/16	41	1/16

Fourth Quarter	8	3/8	4	5/16	60	1/2	37	5/16

2000

First Quarter	8	5/8	6		73	1/2	50

Second Quarter (through May 23)	8	7/8	6	7/8	81	1/8	57	15/16

      The last sale price for a share of Avnet common stock as reported for New York Stock Exchange composite transactions on May 23, 2000 was $68 1/4, and the last sale price for a share of Savoir common stock on the Nasdaq National Stock Market on May 23, 2000 was $8. The closing sales prices per share of Savoir common stock and Avnet common stock on March 1, 2000, the last trading day before public announcement of the merger, were $8 1/4 and $65  7/16, respectively.

      Avnet has paid a cash dividend on its common stock of 15 cents per share during each calendar quarter in 2000, 1999 and 1998. In the same period Savoir paid no dividends on its common stock.

      As of May 23, 2000, there were approximately 221 stockholders of record of Savoir common stock and 33 stockholders of record of Savoir series A preferred stock, as shown on the records of Savoir’s transfer agent.

The Companies

Savoir

      Savoir is a value-added wholesale distributor of commercial mid-range servers, peripheral equipment (including wireless networking equipment, storage products, printers and terminals) and software. Savoir believes that it is one of the leading distributors of IBM’s commercial mid-range servers product lines. The principal executive offices of Savoir are at 44931 Industrial Boulevard, Fremont, California 94538, and its telephone number at that address is (510) 413-0120.

      For additional information about Savoir and its business, see the documents identified in “Where You Can Find More Information” on page 54.

Avnet

      Avnet is one of the world’s largest industrial distributors of electronic components and computer products, with sales for its fiscal year ended July 2, 1999 of $6.35 billion. Including the fiscal 1999 sales of Marshall Industries, which Avnet acquired on October 20, 1999 (as described below), as well as the acquisitions of SEI Macro Group, Eurotronics B.V., PCD Italia S.r.l., Matica S.p.A. and Integrand Solutions Pty. Limited, Avnet’s pro forma sales for fiscal 1999 were more than $8.07 billion. Avnet is a vital link in the chain that connects suppliers of semiconductors, interconnect products, passives and electromechanical devices to original equipment manufacturers (“OEMs”) and contract manufacturers that design and build the electronics equipment for end-market use, and to other industrial customers. In addition, Avnet distributes a variety of computer products and services to both the end user and the reseller channels. Through its electronic components distribution activities, Avnet acts as an extension of a supplier’s sales force by marketing products to a larger base of customers than individual suppliers could do economically. While many suppliers can only serve a few hundred of the larger OEMs and contract manufacturers, Avnet is authorized to sell products of more than 100 of the world’s leading component manufacturers to a global customer base of approximately 100,000 OEMs and contract manufacturers. Avnet ships electronic components as it receives them from Avnet’s suppliers or with assembly or other value added. As part of its distribution activities, Avnet adds various processes that customize products to meet individual OEM customer specifications, and it provides material management and logistic services.

      On October 20, 1999, Avnet acquired Marshall Industries and its wholly-owned subsidiary, Sterling Electronics. Marshall Industries was one of the world’s largest distributors of electronic components and computer products. Marshall Industries had sales of $1.72 billion in its last full fiscal year ended May 31, 1999. This acquisition was the largest in the history of the electronics distribution industry and makes Avnet’s Electronics Marketing group the largest electronic components distribution business in the Americas, with fiscal 1999 sales of $5.17 billion on a pro forma basis. The acquisition of Marshall Industries strengthens Avnet’s line card and provides Avnet with a significant opportunity to enhance its operational efficiency with significant cost savings.

      On January 3, 2000, Avnet completed its acquisition of the SEI Macro Group, an electronic components distributor headquartered in the United Kingdom, and Eurotronics B.V. (which does business under the name SEI), a pan-European electronic components distributor headquartered in the Netherlands. The combined annual sales of Eurotronics and the SEI Macro Group are approximately $750 million.

      One of Avnet’s critical strengths is the breadth and quality of the suppliers whose products it carries. Listed below are the major product categories and the major suppliers in each category:

•	Semiconductors: Avnet’s major suppliers of semiconductors are Advanced Micro Devices, Agilent Technologies, Analog Devices, Atmel, Conexant, Cypress, Dallas Semiconductor, Hitachi, Integrated Device Technology, Intel, Intersil, Lattice, Level One, Linear Technology, LSI Logic, Micron Semiconductors, Motorola, National Semiconductor, NEC, ON Semiconductor, Philips Semiconductor, ST Microelectronics, Texas Instruments, Toshiba and Xilinx.

•	Computer Products: Avnet’s major suppliers of computer products are Cabletron, Compaq Computer Corporation, Computer Associates, Hewlett-Packard, IBM, Intel and Oracle.

•	Connectors: Avnet’s major suppliers of connectors are AMP, Amphenol/Bendix, FCI, ITT Cannon, Molex, Thomas and Betts Components, and 3M.

•	Passives, Electromechanical and Other: Avnet’s major suppliers of these products are Aromat, AVX, Bourns, Kemet, Lambda, Leach, Murata, Nichicon, Panasonic, Pulse, Teledyne and Vishay.

      During fiscal year 1999 Avnet operated in two industry segments as described below.

      Electronics Marketing (“EM”) is Avnet’s largest operating group, with fiscal year 1999 sales of $4.80 billion, representing approximately 76% of Avnet’s consolidated sales. EM is comprised of three regional operations: EM Americas, EM EMEA (Europe, Middle East and Africa) and EM Asia. EM distributes electronic components (semiconductors, connectors, passives and electromechanical devices), and EM offers an array of value-added services to its customers, such as inventory replenishment systems, kitting and semiconductor programming.

      Computer Marketing (“CM”) is an international distributor of computer products to value-added resellers and end users focusing primarily on middle- to high-end, value-added computer products and services. CM’s 1999 sales were $1.55 billion, representing approximately 24% of Avnet’s consolidated sales. CM is broadly split between two independent business units, Avnet Computer and Hall-Mark Global Solutions.

      Avnet Computer sells industry leading high-end systems, mid-range servers, workstations, PCs, software, storage, networking, peripherals and services to end user customers. Avnet Computer is one of North America’s leading technology solutions integrators, providing hardware, software, and services for corporate-wide applications.

      Hall-Mark Global Solutions concentrates on sales of computer systems, peripherals and components to the reseller channel. Management of Avnet believes that Hall-Mark Global Solutions is the industry’s leading technical distributor of open systems in support of a limited line card of the foremost computer and peripherals manufacturers, which include Compaq, Hewlett-Packard, IBM and Intel. Hall-Mark Global Solutions provides those manufacturers’ products to value-added resellers, along with complementary value-added solutions and in-house engineering support, complex systems integration and configuration services.

      Hall-Mark Integrated Solutions was created in fiscal 1999 to focus on entry-level to mid-range servers, specifically for the Windows NT server market. The mission of this business unit is to recruit and serve Windows NT platform VARs by marketing bundled solutions from Avnet’s key suppliers. These are new customers for CM who reach the fast growing small to medium business sector. Sales have been growing rapidly and Avnet believes they will surpass $100 million in fiscal 2000.

      CM has also created Avnet Direct, an Internet commerce company which sells computer systems to businesses and individuals on the World Wide Web. These computer systems are configured from thousands of name-brand computer and peripheral equipment products and software carried in CM’s inventories.

      Effective in fiscal year 2000, Avnet has formed a new group, Avnet Applied Computing (“AAC”). AAC focuses the resources of three existing business units, CM’s OEM Business unit and EM’s Personal Computer Components and OEM Systems units, with combined revenues of over $1 billion. AAC provides technical solutions that include software, engineering services, leadership product, supply chain management, financing and physical distribution and integration of the end product.

      Avnet has approximately 10,800 employees globally and maintains locations in the United States, Canada, Mexico, Europe, Asia, Australia, New Zealand, South Africa and South America. Avnet’s principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034, telephone number (480) 643-2000.

      For additional information about Avnet and its business, see the documents identified in “Where You Can Find More Information” on page 54.

The Merger

      This discussion of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the Amended and Restated Agreement and Plan of Merger dated as of March 2, 2000 by and among Avnet, Tactful Acquisition Corp. and Savoir, a copy of which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference.

General

      We are furnishing this proxy statement/prospectus to holders of Savoir common stock and series A preferred stock in connection with the solicitation of proxies by the board of directors of Savoir for use at its special meeting of stockholders, and at any adjournments, postponements, continuations or reschedulings of the meeting. At the special meeting, the Savoir stockholders will consider and vote upon a proposal to adopt the merger agreement.

      The merger agreement provides for the merger of Tactful Acquisition Corp., a wholly-owned subsidiary of Avnet, into Savoir. At the effective time of the merger, the separate corporate existence of Tactful will cease and Savoir will remain as the surviving corporation in the merger and become a wholly-owned subsidiary of Avnet. Each share of Avnet common stock issued and outstanding before the merger will remain an issued and outstanding share of Avnet common stock after the merger. Savoir common stock and series A preferred stock outstanding at the effective time of the merger will be converted by the merger into Avnet common stock as described below. The merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware, or at a subsequent date or time that Savoir and Avnet agree on and specify in the certificate of merger. The transaction is intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for federal income tax purposes. See “Material Federal Income Tax Consequences of the Merger” on page 38.

      As of March 2, 2000, the date on which the merger agreement was first executed and delivered, Avnet and Savoir agreed that the value of a share of Savoir common stock was $7.85. In the merger, each share of Savoir common stock will be converted into a right to receive between 0.15494 and 0.11452 of a share of common stock of Avnet. Within that range, the conversion ratio will be the quotient of $7.85 divided by the average of the closing prices of a share of Avnet common stock during the fifteen trading days ending five trading days before the date of the special meeting. The closing price per share of Avnet common stock for New York Stock Exchange composite transactions on May 23, 2000 was $68 1/4.

      Because the merger would be a “change in control” as defined in Savoir’s certificate of incorporation, the holders of series A preferred stock have a right to receive $9.6581 per share in cash or property having that value. Therefore, in the merger, each share of series A preferred stock will be converted into a right to receive a portion of a share of Avnet common stock equal to the quotient of $9.6581 divided by the average of the closing prices of a share of Avnet common stock during the five trading days ending on the trading day immediately preceding the effective date of merger.

Background to the Merger

      The board of directors and management of Savoir discussed the possibility of a merger or sale of Savoir at various times from January 1, 1998 through the signing of the merger agreement with Avnet. During that period, Savoir made and received initial overtures about the possibility of merging Savoir with a number of distribution companies. To facilitate those discussions, Savoir retained several investment banks, including Broadview Associates (to explore European opportunities), The Robinson-Humphrey Company, LLC and the Tucker Anthony Cleary Gull division of Tucker Anthony Inc. On several occasions, Savoir entered into confidentiality arrangements and exchanged financial information. However, in all cases, the discussions did not result in an offer for a merger or sale of Savoir.

      A core element of Savoir’s growth strategy had been to buy other businesses in exchange for shares of Savoir common stock. By October 1999, a decline in the market price of Savoir common stock had limited Savoir’s ability to proceed with that strategy. That limit on Savoir’s growth strategy was an important factor in the decision of the board of directors, in October 1999, to seek a buyer for Savoir.

      Following the board’s decision, Savoir’s financial advisor, Alliant Partners, started to prepare a list of possible buyers and a confidential offering memorandum describing Savoir. The buyer list was divided into three categories:

•	distribution companies;

•	contract manufacturers; and

•	firms (referred to below as “financial buyers”) which are in the business of acquiring, developing and reselling businesses.

      At the same time, Alliant telephoned a number of approved prospects to determine their interest in a transaction with Savoir. Savoir and Alliant finished a confidential memorandum on November 19, 1999 and sent copies to 12 interested prospects.

      During December 1999, representatives of Savoir and Alliant held a series of meetings with prospective buyers. The prospects indicating the greatest initial interest were either financial buyers or operating companies not directly in the computer distribution business. On December 20, 1999, a financial buyer made a written offer to buy Savoir at $7 per share. Alliant described this offer, and gave a detailed report on the status of the sale process, to the board of directors of Savoir on December 21, 1999. The offer contained a number of contingencies that were not acceptable to Savoir, and its board directed Alliant to continue discussions with this prospect with the goal of bringing the board an acceptable offer.

      Another financial buyer started a comprehensive due diligence review of Savoir, in anticipation of making a cash offer to acquire it. After completing the due diligence review, the second financial buyer concluded that it would not be able to finance a purchase of Savoir, and withdrew from the process without making an offer.

      Savoir also held a series of meetings with a large company primarily engaged in the business of contract manufacturing. Those meetings, which started in early December 1999 and accelerated at the end of the year and first part of January 2000, focused on the value of Savoir and the structure of a possible transaction to buy Savoir. The prospect’s key concern before moving into formal negotiations and making an offer to buy Savoir was to understand IBM’s receptiveness to such a transaction, and the opportunities to expand Savoir’s relationship with IBM in the future. On January 17, 2000, senior executives of IBM, the prospect and Savoir held a conference call to explore IBM’s position regarding the contemplated transaction. The representatives of IBM participating in the call did not provide the prospect with the insight it deemed necessary to proceed with a transaction, and the prospect withdrew from the process without making an offer.

      At the request of Savoir, representatives of Tucker Anthony made contact with Avnet on December 20, 1999. Avnet expressed interest in discussing a purchase of Savoir, and Andrew Bryant, Senior Vice President of Avnet, Richard Hamada, Vice President of Avnet, John Clark, Vice President of Avnet, Ed Kamins, Vice President of Avnet, and P. Scott Munro, Chairman of the Board and Chief Executive Officer of Savoir, Carlton Joseph Mertens II, President and Chief Operating Officer of Savoir, and Dennis Polk, then Chief Financial Officer of Savoir met in Phoenix on January 5, 2000. As a result of the meeting, Avnet expressed a preliminary interest in buying Savoir and Avnet started a due diligence review of Savoir. While Avnet continued with their internal processes, Alliant continued dialogue with several other prospective buyers.

      On January 17, 2000, Avnet provided a draft letter of intent, outlining a non-binding offer to acquire Savoir in a cash tender offer. A draft definitive agreement was prepared by counsel to Savoir based on the letter of intent; however, Avnet indicated that it was not prepared to proceed, until it had detailed discussions and negotiations with IBM. During the subsequent two-week period, there were limited discussions between the parties.

      On February 1, 2000, representatives of Avnet and Savoir held a conference call in an attempt to understand the status of the contemplated transaction. During the call Avnet explained that it was still in discussions with IBM, and that the management of Avnet was not yet committed to proceeding with a transaction. On February 11, 2000, Avnet management requested that a meeting be held in Phoenix as soon as possible to discuss a revised proposal to acquire Savoir. On February 14, 2000, a meeting was held at Avnet’s corporate headquarters among David Birk, Avnet’s Senior Vice President and General Counsel, Raymond Sadowski, its Senior Vice President and Chief Financial Officer, and Timothy Grant, its Corporate Acquisitions Director, and representatives of Alliant and Tucker Anthony. At the meeting, Avnet indicated that it had concluded its discussions with IBM and offered to buy Savoir at a price of $7.00 per share of Savoir common stock (and a corresponding price per share of series A preferred stock), payable in Avnet common stock. The board of directors of Savoir considered the offer on February 15, 2000, and rejected it as not reflecting adequate value for Savoir’s stockholders.

      Representatives of Alliant and Avnet thereafter held a conference call on February 16, 2000 at which time Alliant advised that a minimum of $7.80 to $7.85 would be required to move forward with the transaction. Later that day, Avnet proposed improving their offer to $7.85 per share, payable in Avnet common stock. Avnet’s improved offer included a “collar” limiting the effect of an increase or decrease in the market price of Avnet common stock between the signing of an agreement and the closing of the merger. The Savoir board of directors considered the revised offer on February 17, 2000, and authorized management to proceed with a definitive agreement.

      Counsel to Avnet presented a draft merger agreement to Savoir on February 22, 2000. From that time through the signing, representatives of Avnet and Savoir engaged in detailed negotiations of the merger agreement, an option agreement between Savoir and Avnet, an inducement agreement among Savoir executive officers and directors and Avnet, and a consulting and noncompetition agreement among Tactful, Savoir and P. Scott Munro. At the same time, Avnet and Savoir each continued their due diligence review of the other.

      On February 29, 2000, the Avnet board of directors considered and approved the principal terms of the transaction and authorized Avnet management to finalize the negotiations and execute definitive documents. Final negotiations continued throughout the day on March 1, 2000, focusing primarily on the method of calculating the portion of a share of Avnet common stock to be issued for each share of Savoir common stock, and the terms of the price collar. Avnet and Savoir reached an agreement in principle on those issues that evening, and the Savoir board of directors then met to review the status of the transaction. At the meeting, Alliant orally presented their opinion that the proposed transaction with Avnet was fair to the stockholders of Savoir. The Savoir board then unanimously approved moving forward with the transaction and authorized the officers of Savoir to negotiate and sign the definitive agreements. Final negotiations continued that evening and the merger agreement, option agreement, inducement agreement and consulting agreement were signed on March 2, 2000.

      After the merger agreement was signed by Avnet, Savoir and Tactful, they agreed to make various immaterial changes to the agreement and then signed an amended and restated merger agreement which is attached as Appendix A to this proxy statement/prospectus.

Savoir’s Reasons for the Merger; Recommendations of the Savoir Board of Directors

      The Savoir board of directors has unanimously determined that the merger is fair to, and in the best interest of, Savoir and its stockholders, and the board has unanimously adopted and approved the merger agreement. Accordingly, the Savoir board of directors recommends that Savoir stockholders vote in favor of the approval of the merger agreement.

      In reaching its determination, the Savoir board of directors concluded that the long-term value of stockholders’ investment in Savoir, converted into Avnet common stock as a result of the merger, was likely to be greater than the value of their Savoir stock without the merger. Further, the Savoir board was of the view that the opportunities created by the merger to increase stockholder value more than offset the risks associated with the merger. In reaching these conclusions, the Savoir board gave significant consideration to a variety of factors, including those described below. In view of the wide variety of factors bearing on its decision, the Savoir board did not consider it practical to, nor did it attempt to, quantify or assign relative or specific weight to factors it considered in reaching its decision. Also, individual directors may have given differing weights to different factors. The Savoir board received the advice of its senior management, financial advisors and independent counsel throughout its consideration of the merger agreement.

      In reaching the determination to approve the merger and the transactions contemplated by the merger, the Savoir board considered a number of factors, including:

•	Economies of Scale. The market in which Savoir operates is increasingly competitive and price sensitive. By becoming a part of Avnet, Savoir should be able to combine its marketing, operational and other personnel with those of Avnet, and be able to more efficiently serve its customers.

•	Market Presence. The opportunities for Savoir’s business may be limited due to its size and capital resources, and its relatively narrow range of products. As a part of Avnet, Savoir should achieve more visibility in the market.

•	Management Expertise. As a part of Avnet, Savoir will have the opportunity to benefit from the strength and experience of Avnet’s senior management team.

      The Savoir board of directors unanimously recommends that Savoir stockholders vote “FOR” the adoption of the merger agreement.

Avnet’s Reasons for the Merger

      Avnet’s goal is to provide the highest value relationships to its customers, suppliers, employees and shareholders, globally. Avnet’s board of directors believes that the merger will serve Avnet’s objectives to each of these constituencies.

      Avnet believes that the merger will create a combined company that is the number one IBM mid-range value-added distributor in North America, and that Savoir’s contract manufacturing business will give Avnet a complementary additional level of technical sales and engineering expertise. Avnet also believes that Savoir and Avnet share a common culture which is focused on customer satisfaction.

      Avnet believes that its shareholders will benefit from the merger because of anticipated cost savings and synergies as a result of combining the companies, for example, in consolidating the facilities and computer systems of the companies, and that shareholders will benefit from increased sales and earnings in the future.

      The Avnet board of directors has unanimously approved the merger agreement.

Opinion of Savoir’s Financial Adviser

      Alliant Partners, an investment banking firm headquartered in Palo Alto, California, has provided Savoir with financial advisory services related to acquisitions since 1995. In November 1999, Savoir’s board of directors decided to expand the scope of Alliant’s activities to seek a strategic buyer for Savoir. In January 2000, Savoir and Alliant agreed in writing that Alliant would render an opinion regarding the fairness of a possible sale of Savoir, from a financial point of view, to the stockholders of Savoir.

      On March 1, 2000, after the market close, the Savoir board of directors met and approved the merger. At this meeting, Alliant delivered to the Savoir board by teleconference its opinion that as of March 1, 2000, and based on the review described in the opinion, the total consideration received by

Savoir’s stockholders was fair, from a financial point of view. Alliant noted that its presentation on the financial terms of the merger at the time of signing was based on an average closing price of Avnet common stock as of March 1, 2000, as calculated in the merger agreement. No limitations were imposed by Savoir on the scope of Alliant’s investigations or the procedures to be followed by Alliant in rendering its opinion. The value per share of Savoir common stock at signing was determined through negotiations between the management of Savoir and Avnet. In furnishing its opinion, Alliant was not engaged as an agent or fiduciary of Savoir’s stockholders or any other third party.

      The full text of the Alliant opinion, as updated on April 19, 2000, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Appendix D, and is incorporated into this proxy statement/prospectus by reference. Stockholders of Savoir are urged to read the Alliant opinion in its entirety. The Alliant opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the Savoir board as alternatives to the merger or, except with respect to the fairness to Savoir stockholders from a financial point of view of the total consideration received by Savoir stockholders, the underlying business decision of the Savoir board to proceed with or effect the merger. This summary of the Alliant opinion is qualified in its entirety by reference to the full text of the Alliant opinion.

      In connection with the preparation of the Alliant opinion, Alliant, among other things:

(a) reviewed public financial statements and other information concerning Savoir and Avnet as well as selected analyst reports discussing historical and projected future performance of Avent;

(b) reviewed certain internal financial statements and other financial and operating data concerning Savoir that was prepared by Savoir’s management;

(c) analyzed certain financial projections prepared by the management of Savoir;

(d) discussed the past and current operations, financial condition, and the prospects of Savoir with senior executives of Savoir;

(e) discussed with the senior management of Savoir the strategic objectives of the merger and the strategic alternatives available to Savoir;

(f) discussed with the senior management of Avnet the strategic objectives of the merger;

(g) compared the financial performance of Savoir with that of certain comparable publicly-traded companies and the prices paid for securities in those publicly-traded companies;

(h) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions of comparable companies;

(i) assessed Savoir’s value based upon a forecast of future cash flows using a discounted cash flow analysis;

(j) reviewed the merger agreement and discussed the proposed terms of the transaction with managements of both Savoir and Avnet; and

(k) performed such other analyses and considered such other factors as Alliant deemed appropriate.

      In conducting its review and arriving at its opinion, Alliant relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Savoir and Avnet or otherwise made available to Alliant and did not assume responsibility to verify such information independently. With respect to the financial projections of Savoir, Alliant assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Savoir. The financial and other information regarding Savoir reviewed by Alliant in connection with the rendering of the opinion was limited to information provided by Savoir’s management and certain discussions with Savoir’s senior management regarding Savoir’s financial condition and prospects as well as the strategic objectives of the merger and strategic alternatives available to Savoir. In addition, Alliant assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement. Alliant did not make any independent valuation or appraisal of the assets or liabilities of Savoir, nor was Alliant furnished with any such appraisals.

      Alliant advised the Savoir board supplementally that in rendering its opinion it relied upon the assurances of Savoir’s and Avnet’s management that the information provided was prepared on a reasonable basis in accordance with industry practice and that such parties were not aware of any information or facts that would make the information provided to Alliant incomplete or misleading. Alliant indicated that it assumed that neither Savoir nor Avnet was a party to any pending transaction, including external financing, recapitalization, acquisitions or merger discussions, other than the merger. Alliant also advised that it assumed that the merger would be free of federal tax to the holders of Savoir common stock and series A preferred stock.

      Alliant informed the board that it did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which Savoir, Avnet or any of their respective affiliates was a party or may be subject and that the Alliant opinion did not consider, the possible assertion of claims, outcomes or damages arising out of such matters. Although developments following the date of its opinion may affect the opinion, Alliant assumed no obligation to update, revise or reaffirm its opinion.

      Following is a summary explanation of the various sources of information and valuation methodologies that Alliant advised Savoir that it employed in conjunction with rendering its opinion to the Savoir board.

      Comparable Company Analysis. Alliant compared certain financial information and valuation ratios relating to Savoir to corresponding publicly available data and ratios from a group of selected publicly traded companies deemed comparable to Savoir. The comparable companies selected included twelve publicly traded companies in the business of microcomputer and/or electrical components distribution. Financial information reviewed by Alliant included each company’s: Enterprise Value, calculated as the market capitalization of the selected company, plus such company’s long term debt, less such company’s excess cash; LTM (latest twelve months) Revenue, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and Earnings as reported as of the date of the Alliant opinion; prior year Revenue Growth Rate; and Projected Earnings Growth. Comparable companies included: Arrow Electronics, Inc.; Avnet, Inc.; Bell Microproducts, Inc.; Ingram Micro, Inc.; Jaco Electronics; Merisel, Inc.; MicroAge, Inc.; Nu Horizons Electronics; Pioneer Standard Electronics; SED International Holdings; All American Semiconductor; and Tech Data Corp.

      The comparable companies had an Enterprise Value/ LTM Revenue ratio range of 0.01 to 0.56, with a weighted narrow average (narrow average excludes the highest and lowest estimates) of 0.25; Enterprise Value/ LTM EBITDA ratio range from 1.99 to 25.06, with a weighted narrow average of 9.63; and Equity Value/ Earnings ratio range of 8.22 to 46.77, with a weighted narrow average of 15.33. After making certain adjustments for differences in performance, liquidity and size and applying an acquisition control premium, this analysis yielded an implied Savoir Enterprise Value of $132.3 million.

      No company utilized as a comparison in the Comparable Company Analysis, with the exception of Avnet, is identical to Savoir or Avnet. In evaluating the comparable companies, Alliant made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Savoir or Avnet.

      Comparable Transaction Analysis. Alliant reviewed eleven comparable merger and acquisition transactions from February, 1997, through the present, which involve sellers that share many characteristics with Savoir, including products offered and business model. These comparable transactions of companies in the microcomputer and/or electrical components distribution sectors are: (i) Arrow Electronics’ acquisition of Consan; (ii) Arrow Electronics’ acquisition of Support Net; (iii) Arrow Electronics’ acquisition of Scientific & Business Minicomputer; (iv) Bell Microproducts’ acquisition of the Computer Products Division of Almo; (v) Bell Microproducts’ acquisition of Tenex (a division of Axidata); (vi) Compucom Systems’ acquisition of Dataflex Corp; (vii) Miami Computer Supply Corp.’s

acquisition of Dreher Business Products Corp; (viii) MicroAge’s acquisition of Pride Technologies; (ix) Pioneer Standard Electronics’ acquisition of Dickens Data Systems; (x) Savoir’s acquisition of Target Solutions; and (xi) Savoir’s acquisition of Varcity/ Unidirect Corp.

      Estimated multiples paid in the comparable transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. The Price/ Revenue multiples of the eleven transactions range from 0.05 to 0.35, with a weighted narrow average of 0.22. Price/ EBITDA and Price/ Earnings multiples were not used in the valuation analysis, as reliable EBITDA or Earnings numbers for these completed transactions were not available. This analysis yielded an implied Savoir Enterprise Value of $129.8 million.

      No company, transaction or business in the Comparable Company Analysis or the Comparable Transaction Analysis is identical to Savoir or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, comparable transactions or the business segment, company or transactions to which they are being compared.

      Discounted Cash Flow Analysis. Alliant estimated the present value of the projected future cash flows of Savoir on a stand-alone basis using internal financial planning data prepared by Savoir management for the years ending December 31, 2000 through December 31, 2002, and a discount rate of 17.5%. Alliant obtained a terminal valuation based on the Gordon Growth Model, which assumed a long-term growth rate of 15%. This analysis yielded an estimated present value of Savoir’s Enterprise Value of $102.6 million.

      Conclusion. While the foregoing summary describes certain analyses and factors that Alliant deemed material in its presentation to the Savoir board of directors, it is not a comprehensive description of all analyses and factors considered by Alliant. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alliant believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alliant opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Alliant. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Alliant are based on all analyses and factors taken as a whole and also on application of Alliant’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Alliant therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Alliant considered general economic, market and financial conditions and other matters, many of which are beyond the control of Savoir and Avnet. The analyses performed by Alliant are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Avnet common stock may trade at any future time.

      Pursuant to the January 3, 2000 amendment to a letter agreement dated November 1, 1997, Alliant is to receive a fee of $125,000 for the fairness opinion rendered to the Savoir board. Savoir has also agreed to reimburse Alliant for its out of pocket expenses and to indemnify and hold harmless Alliant and its affiliates and any person, director, employee or agent acting on behalf of Alliant or any of its affiliates, or any person controlling Alliant or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Alliant as financial advisor to Savoir. The terms of the fee arrangement with Alliant, which Savoir and Alliant believe are customary in transactions of this nature, were negotiated at arm’s length between Savoir and Alliant, and the Savoir board was aware of such fee arrangements.

      Alliant was retained based on Alliant’s experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Alliant’s investment banking relationship and familiarity with Savoir. Alliant has provided financial advisory and investment banking services to Savoir in the past.

      As part of its investment banking business, Alliant is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships, private financings and other specialized studies.

Interests of Certain Persons in the Merger and Possible Conflicts of Interest

      In considering the recommendation of the Savoir board of directors, Savoir stockholders should be aware that certain members of Savoir’s management and of the Savoir board of directors have interests in the merger that are different from, or in addition to, the interests of Savoir’s stockholders generally. The members of the Savoir board of directors knew about these additional interests, and considered them, when they approved the merger agreement.

  Stock Options

      Upon completion of the merger, Avnet will assume Savoir’s obligations under Savoir’s 1994 Stock Option Plan, so that the outstanding Savoir options will become options to purchase Avnet shares in a number and at an exercise price adjusted to reflect the exchange ratio for the merger. See “The Merger Agreement — Covenants — Stock Options” on page 35. In addition, Avnet will, as promptly as practicable after the closing of the merger, register the Avnet shares issuable upon exercise of the options under the Securities Act of 1933.

      As of the record date for the special meeting, the executive officers and directors of Savoir were the holders of options to purchase an aggregate of 962,537 shares of Savoir common stock at prices ranging from $4.63 to $11.375 per share. The following table sets forth information as to these Savoir options and how they will be converted into Avnet options. The information on the Savoir options below assumes that 0.1317 of a share of Avnet common stock is issued for each share of Savoir common stock in the merger. That would be the exchange ratio if the average closing price of a share of Avnet common stock for purposes of the merger agreement was $59.6063, the midpoint between the range of $50.6654 and $68.5472 in the exchange ratio formula.

	Savoir options		Avnet options

	No. of	Average Exercise	No. of	Average Exercise
	Savoir shares*	price	Avnet shares	price

P. Scott Munro	410,000	$10.14	53,997	$76.99

Carlton Joseph Mertens, II	145,716	9.67	19,191	73.42

Terry Johnson	95,821	6.75	12,620	51.25

Robert O’Reilly	150,000	7.72	19,755	58.62

Angelo Guadagno	43,000	7.54	5,663	57.25

Michael N. Gunnells	15,000	4.63	1,976	35.16

K. William Sickler	43,250	8.27	5,696	62.79

J. Larry Smart	40,750	8.02	5,367	60.89

Guy M. Lammle	19,000	10.09	2,502	76.61

*	Under provisions of Savoir’s 1994 Stock Option Plan relating to Messrs. Guadagno, Gunnells, Sickler, Smart and Lammle, as non-employee directors of Savior, and under the employment agreements and related agreements of Messrs. Mertens, Johnson and O’Reilly, the merger will result in the acceleration of the vesting of options for the following numbers of shares of Savoir common stock, which would not otherwise vest within 60 days of the record date: Mertens — 97,858 shares; Johnson — 77,222 shares; O’Reilly — 72,500 shares; Guadagno — 32,000 shares; Gunnells — 15,000 shares; Sickler — 18,062 shares; Smart — 18,062; Lammle — 15,250 shares. When these options are converted into Avnet options at the effective time of the merger, they will be fully vested and exercisable.

  Employment Agreements

      Savoir has an employment agreement and an executive retention agreement with P. Scott Munro, the Chairman of the Board and Chief Executive Officer of Savoir. Under these agreements, Mr. Munro receives a base salary of $495,000 per year and is eligible to receive a bonus of up to $270,000 per year based on the achievement by Savoir of certain performance goals. If Mr. Munro’s employment is terminated without cause, he will be entitled to receive his base salary for twelve months following his termination. If, within twelve months following a change in control, Savior terminates Mr. Munro’s employment without cause, or Mr. Munro resigns with good reason, he will be entitled to receive a severance payment equal to 200% of his annual base salary plus his annualized target bonus, and any of his employee stock options which are then unvested will vest in full. The merger would be a change in control as defined in Mr. Munro’s employment agreement.

      Also under his executive retention agreement, on May 10, 1999 Mr. Munro obtained a recourse loan from Savoir for $2,500,000 and on September 10, 1999, he obtained a recourse loan for an additional $1,100,000. These loans bear interest at the rate of 4.9% per year. The principal of and accrued interest on the loans currently amount to $3,764,437. At the effective time of the merger Mr. Munro’s obligation to pay the then outstanding balance of the loans and accrued interest thereon will be forgiven in full.

      Pursuant to an Amendment of Stock Option Agreements with Mr. Munro, Savoir permitted Mr. Munro to exercise stock options to purchase 400,000 shares prior to vesting. The 400,000 shares are subject, if they do not otherwise vest, to Savoir’s right to repurchase them at cost ($6 per share) upon Mr. Munro’s termination from service with Savoir or attempted disposition of the underlying shares. The 400,000 shares vest ratably on a monthly basis over the vesting periods set forth in the stock option agreement for each of the option grants. As of the record date, 100,000 shares have vested, and the remaining 300,000 shares are subject to Savoir’s right of repurchase. If the merger is completed, all of Mr. Munro’s shares will become fully vested and Savoir’s right of repurchase will lapse.

      In connection with the merger agreement, Savoir, Tactful and Mr. Munro entered into a consulting and noncompetition agreement under which, as of and from the effective time of the merger:

      •  Mr. Munro’s employment with Savoir will terminate;

•	he will be entitled to all amounts and benefits payable to him under his employment agreement and retention agreement upon a termination after a change of control, that is, Savoir will forgive his debt in full, he will receive a severance payment equal to $1,530,000;

•	Mr. Munro will provide management consulting services to Savoir for one year; and

•	for a period of five years, Mr. Munro will not be connected in any manner with any business or entity which is engaged in, or is in competition with, the businesses conducted by Avnet, Savoir or their affiliates on the date of the consulting and noncompetition agreement.

      In his consulting and noncompetition agreement, Mr. Munro also made the following undertakings with respect to a legal proceeding by Lee Adams against Savoir which is pending in the Superior Court of Orange County, California:

•	Mr. Munro will indemnify Avnet and Savoir for losses incurred in the Adams legal proceeding, but he will not pay the first $200,000 of such losses and his maximum payment obligation will be $500,000; and

•	Mr. Munro waives his right to be indemnified under the merger agreement and the certificate of incorporation and by-laws of Savoir both before and after the merger, and his right to coverage under directors’ and officers’ liability insurance (see below), in each case to the extent of any losses arising from the Adams legal proceeding for which he is liable, up to $500,000.

      Savoir also has an employment agreement with Carlton Joseph Mertens II, President and Chief Operating Officer of Savoir, which will remain in effect after the merger. Under this agreement, Mr. Mertens receives a base salary of $350,000 per year and is eligible to receive a bonus of up to $150,000 per year based on the achievement by Savoir of certain performance goals. If Mr. Mertens’ employment is terminated without cause at any time, or if Mr. Mertens terminates his employment with Savoir at any time for certain specified reasons, he will be entitled to receive his base salary for nine months following his termination. Such reasons include:

•	assignment or alteration by Savoir of Mr. Mertens’ duties, responsibilities or obligations materially inconsistent with his position with Savoir after notice of Mr. Mertens’ objections thereto;

•	failure of Savoir to provide to Mr. Mertens the salary or bonuses described above;

•	relocation of Savoir’s IBM operational headquarters outside of San Antonio, Texas;

•	any requirement by Savoir for Mr. Mertens to relocate anywhere other than San Antonio, Texas; and

•	instructions by Savoir to Mr. Mertens to violate any applicable law after notice of Mr. Mertens’ objections.

      Savoir also has an employment agreement with Terry Johnson, Savoir’s Chief Financial Officer, which will remain in effect after the merger. Under this agreement, Mr. Johnson receives a base salary of $195,000 per year, and is eligible to receive a bonus payment based on Savoir’s operating income. If Savoir terminates the employment of Mr. Johnson without cause at any time, or if he terminates his employment for any reason after December 31, 2000, he will be entitled to receive his base salary for six months following his termination.

      Savoir also has an employment agreement with Robert O’Reilly, Savoir’s Senior Vice President of Human Resources, which will remain in effect after the merger. Under this agreement, Mr. O’Reilly receives a base salary of $200,000 per year and is eligible to receive a bonus of up to $50,000 per year. If the employment of Mr. O’Reilly is terminated without cause at any time, he will be entitled to receive his base salary for six months following his termination. If Mr. O’Reilly’s responsibilities are reduced within twelve months following a change in control, such as the merger, and such reduction is not for cause, any resignation of employment as a consequence of such reduction in responsibilities will be treated as a termination of employment without cause.

  Indemnification; Directors’ and Officers’ Insurance

      Avnet has agreed to indemnify each present and former Savoir officer and director to the fullest extent permitted by Delaware law for at least four years after the effective time of the merger. Avnet has also agreed that it will maintain a policy of directors’ and officers’ liability insurance coverage not less than four years following the merger on terms no less advantageous than Savoir’s existing insurance, subject to a cap on the amount of premiums Avnet will be required to pay for that coverage. See “The Merger Agreement — Covenants — Indemnification; Directors’ and Officers’ Insurance” on page 35.

Public Trading Markets

      The Savoir common stock is currently quoted on the Nasdaq National Stock Market under the symbol “SVTG.” Upon consummation of the merger, the Savoir common stock will be delisted from the Nasdaq National Stock Market and deregistered under the Securities Exchange Act of 1934. The Savoir series A preferred stock is not publicly traded.

      The Avnet common stock is currently listed on the New York Stock Exchange and the Pacific Exchange under the symbol “AVT” and will continue to be listed on both exchanges after the merger. See “Market Price and Dividend Information” on page 17.

Accounting Treatment

      Avnet will account for the acquisition of Savoir under the purchase method of accounting in accordance with the provisions of Accounting Principles Board Opinion No. 16, “Business Combinations.” Accordingly, Avnet will record at its cost the acquired assets less liabilities assumed, with the excess of such cost over the estimated fair value of such net assets reflected as goodwill. Additionally, certain costs directly related to the acquisition will be reflected as additional purchase price in excess of the net assets acquired. Avnet’s statement of income will include the operations of Savoir after the effective date of the merger.

The Merger Agreement

General

      At the effective time of the merger, Tactful Acquisition Corp., a wholly-owned subsidiary of Avnet, will merge into Savoir, the separate corporate existence of Tactful will cease, and Savoir will remain as the surviving corporation in the merger and become a wholly-owned subsidiary of Avnet. The transaction is intended to qualify as a tax-free “reorganization” for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

Terms of the Merger

      At the effective time of the merger, each share of Savoir common stock will be converted into shares of Avnet common stock at an exchange ratio based upon the average of the closing prices of a share Avnet common stock as reported on the New York Stock Exchange composite tape during the fifteen consecutive trading days ending on the fifth trading day before the date of the special meeting, as follows:

•	if the fifteen-day average closing price is greater than $68.5472, the exchange ratio will be 0.11452 of a share of Avnet common stock for each share of Savoir common stock;

•	if the fifteen-day average closing price is greater than or equal to $50.6654 and less than or equal to $68.5472, the exchange ratio for each share of Savoir common stock will be the quotient of $7.85 (the agreed upon value of a share of Savoir common stock in the merger agreement) divided by the fifteen-day average closing price; and

•	if the fifteen-day average closing price is less than $50.6654, the exchange ratio will be 0.15494 of a share of Avnet common stock for each share of Savoir common stock.

      At the effective time of the merger, each share of Savoir series A preferred stock, other than shares held by persons who perfect their appraisal rights under Delaware law, will be converted into Avnet common stock at an exchange ratio equal to the quotient of $9.6581 (the amount per share payable to the holders of series A preferred stock upon a “change in control” of Savoir, as provided in its certificate of incorporation) divided by the average of the closing prices of a share of Avnet common stock during the five consecutive trading days ending on the trading day immediately preceding the effective date of the merger.

      Each share of Tactful issued and outstanding immediately prior to the effective time will be converted in the merger into one share of Savoir, the surviving corporation. Each share of Avnet common stock issued and outstanding immediately prior to the effective time will remain an issued and outstanding share of Avnet common stock.

      Fractional shares of Avnet common stock will not be issued to Savoir stockholders pursuant to the merger agreement. Instead,

•	a holder of Savoir common stock will receive an amount in cash (without interest) equal to (1) the fraction of a share of Avnet common stock to which the holder would otherwise be entitled, multiplied by (2) the price per share of Avnet common stock, not greater than $68.5472 nor less than $50.6654, used to calculate the exchange ratio applicable to Savoir common stock in the merger; and

•	a holder of Savoir series A preferred stock will receive an amount in cash (without interest) equal to (1) the fraction of a share of Avnet common stock to which the holder would otherwise be entitled, multiplied by (2) the price per share of Avnet common stock used to calculate the exchange ratio applicable to Savoir series A preferred stock in the merger.

Closing; Effective Time of the Merger

      The merger agreement provides that the closing of the merger will take place on the second business day after the day on which all the conditions set forth in the merger agreement are satisfied or waived, unless Avnet and Savoir agree to another time or date. On the closing date, Tactful and Savoir will file a certificate of merger with the Secretary of State of Delaware. The merger will become effective when the certificate of merger is duly filed or such other time as is set forth in the certificate of merger.

Certificate of Incorporation and Bylaws of the Surviving Corporation

      The merger agreement provides that the certificate of incorporation and bylaws of Savoir as in effect immediately before the merger will be the certificate of incorporation and bylaws of Savoir as the surviving corporation at and after the effective time of the merger, except that the number of directors of Savoir, as specified in its bylaws, will be reduced to two.

Directors and Officers of the Surviving Corporation

      The merger agreement provides that the persons serving as directors of Tactful immediately before the merger will be the initial directors of Savoir at and after the effective time of the merger, and that before the merger Avnet will name persons who will serve as the officers of Savoir at and after the effective time of the merger.

Representations and Warranties

      The merger agreement contains representations and warranties of Savoir, Avnet and Tactful, most of which are customary for agreements of this nature and some of which are qualified as to materiality. Savoir represents and warrants to Avnet and Tactful, and Avnet and Tactful represent and warrant to Savoir, that, among other things:

•	they (and Savoir’s subsidiaries) are corporations duly organized, validly existing and in good standing under the laws of the states where they are organized;

•	Avnet, Savoir and Tactful have the corporate power and authority to execute, deliver and perform their obligations under the merger agreement, assuming, in the case of Savoir, that its stockholders adopt the merger agreement; and the merger agreement is a valid, binding and enforceable obligation of Avnet, Savoir and Tactful;

•	the execution and delivery of the merger agreement and, in the case of Savoir, the option agreement, and the performance of the transactions contemplated by the merger agreement and option agreement, will not result in a breach, termination or violation of, or conflict with, their organizational documents or contracts or permits to which they are subject, or violate or conflict with any law, rule, regulation, judgment or decree to which they are subject;

•	all consents and approvals required by any governmental entity or other person not a party to the merger agreement to permit the merger and other transactions contemplated by the merger agreement have been or will be obtained;

•	since January 1, 1998, Avnet and Savoir have made all required filings with the Securities and Exchange Commission, and such filings were, and future filings will be, materially accurate when filed;

•	except as disclosed by Savoir to Avnet or in Savoir’s SEC filings, there have been no events since December 31, 1999, which resulted in, or are likely to result in, a material adverse effect on the businesses, financial condition, results of operations, business prospects or properties of Savoir and Avnet;

•	Avnet’s and Savoir’s businesses are being conducted in compliance with all applicable laws; and

•	there are no brokers and finders entitled to compensation in connection with the transactions contemplated in the merger agreement other than those brokers and finders specified in the merger agreement.

      Also, Savoir represents and warrants to Avnet and Tactful as to the following matters, among others:

•	Savoir’s authorized, outstanding and reserved capital stock and its outstanding employee stock options and warrants;

•	The absence of liens and encumbrances on Savoir’s assets, or adverse changes to Savoir’s material contracts, or adverse changes to Savoir’s rights and obligations under any laws, rules or regulations to which it is subject, as a result of its execution and delivery of, and performance of its obligations under, the merger agreement;

•	tax matters;

•	Savoir’s material contracts, customers and suppliers;

•	its employee benefits, employment agreements and labor matters;

•	legal proceedings to which Savoir or any of its subsidiaries is a party;

•	insurance coverage;

•	its title to real property, intellectual property and other property;

•	environmental matters; and

•	labor matters.

Conditions to the Merger

      The obligations of each of Avnet and Savoir to effect the merger are subject to the fulfillment or waiver, at or before the effective date of the merger, of the following conditions, among others:

•	the adoption of the merger agreement by the stockholders of Savoir;

•	the absence of any judgment, decree, injunction, ruling or order by any court or other governmental entity that prohibits, restricts or delays consummation of the merger;

•	no issuance by the Securities and Exchange Commission of a stop order suspending the effectiveness of the Form S-4 registration statement of which this proxy statement/prospectus is a part; and

•	the absence of any general disruption in the financial and securities markets, such as a general suspension of trading in securities on any national securities exchange or the over-the-counter market, the declaration of a banking moratorium, or any limitation by any governmental entity on the extension of credit by banks.

      The obligations of each of Avnet and Savoir to effect the merger are also subject to the fulfillment or waiver by each of them of the following conditions:

•	the representations and warranties of the other in the merger agreement must be true and correct in all material respects both as of the date of the merger agreement and on the effective date of the merger;

•	the other must have complied in all material respects with all covenants requiring its compliance prior to the effective date;

•	each of them must receive from its counsel an opinion stating that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that each of Savoir, Tactful and Avnet will be a party to that reorganization within the meaning of Section 368(b) of the Code, and in the case of the opinion to Avnet, that Avnet, Tactful and Savoir will not recognize any gain in the merger (see “Material Federal Income Tax Consequences of the Merger” (page 38)); and

•	from the date of the merger agreement, the other shall not have suffered a material adverse effect on its business, financial condition, results of operation, business prospects or properties.

      Avnet’s obligations to effect the merger are also subject to the fulfillment or Avnet’s waiver of the condition that Savoir must receive all consents necessary to allow the consummation of the merger and the continuation of Savoir’s business after the merger from International Business Machines Corp., IBM Credit Corp. and their affiliates, and from certain other Savoir suppliers and other parties who otherwise may have a right to terminate their contracts with Savoir as a result of the merger.

      Savoir’s obligations to effect the merger are also subject to the requirement that Avnet common stock distributed in connection with the merger be accepted upon notice of issuance for listing on the New York Stock Exchange.

Covenants

  Access to Information

      Savoir has agreed to give Avnet’s representatives full access during normal business hours before the effective time of the merger to all its properties, books, records, documents, personnel, auditors and legal counsel, and each of Avnet and Savoir will furnish promptly to the other all information concerning itself as the other may reasonably request. Avnet has agreed to provide Savoir’s representatives such information as Savoir may reasonably request to determine the accuracy of Avnet’s and Tactful’s representations and warranties in the merger agreement.

  Conduct of Savoir’s Business Prior to the Merger

      Savoir has agreed that before the effective time of the merger (unless Avnet otherwise agrees), among other things:

•	it will operate its business only in the ordinary course of business consistent with past practices, and will use its best efforts to

(a)	preserve its existing business organization, insurance coverage, material rights, material licenses or permits, advantageous business relationships, material agreements and credit facilities,

(b)	retain and keep available the services of its present officers, employees and agents, and

(c)	preserve the goodwill of its customers, suppliers and others having business dealings with it;

•	Savoir and its subsidiaries will not

(a)	enter into any material transaction or commitment, or dispose of or acquire material properties or assets, except purchases and sales of inventory in the ordinary course of business consistent with past practices,

(b)	implement any new employee benefit plan or employment, compensation, or severance agreement,

(c)	amend any existing employment plan or agreement,

(d)	take any action that would jeopardize their material supplier or customer relationships,

(e)	make any material change in the nature of their businesses and operations,

(f)	enter into any transaction or agreement with their officers, directors and affiliates,

(g)	incur or agree to incur any liability for payment of more than $100,000 except transactions in the ordinary course of business, or

(h)	make any tax election or make any change in any method or period of accounting or any material change in any accounting policy, practice or procedure;

•	Savoir and its subsidiaries will not amend their charter documents and by-laws;

•	Savoir will not declare or pay any dividend or make any other distribution in respect of its capital stock; and

•	Savoir will not split, combine or reclassify its capital stock or issue, redeem or acquire any of its equity securities, options, warrants or convertible instruments except for existing commitments, and it will not grant any more options to purchase its common stock.

  Agreement Not to Solicit Other Acquisition Proposals

      Savoir has agreed that it will not, nor will it authorize or permit any of its subsidiaries, directors, officers or employees or any investment banker, financial adviser, attorney, accountant or other representative retained by it, directly or indirectly, to solicit, initiate or take any other action to facilitate knowingly any inquiries or the making of any proposal which is or may reasonably be expected to lead to an “acquisition proposal” or engage in any discussion or negotiations relating to an acquisition proposal. An acquisition proposal is any proposal or offer relating to any acquisition or purchase of all or a substantial part of the assets of Savoir or any of its subsidiaries or 15% or more of any class of equity securities of Savoir or any of its subsidiaries, or relating to a business combination, liquidation or similar transaction involving Savoir or any of its subsidiaries, other than the business combination with Avnet.

      However, Savoir may comply with Securities and Exchange Commission rules with respect to a response to a tender offer. Savoir also may engage in discussions with a third party who, without any solicitation or encouragement by Savoir or its representatives, seeks to initiate such discussions, and may furnish the third party nonpublic information concerning Savoir if the third party has made a bona fide acquisition proposal and the board of directors of Savoir believes in good faith (after consultation with its financial advisor) that the proposal is a “superior proposal,” meaning:

•	that the proposal is reasonably capable of being completed, taking into account all relevant, legal, financial, regulatory and other aspects of the proposal and the source of its financing;

•	that the proposal would, if consummated, result in a transaction more favorable to the stockholders of Savoir, from a financial point of view, than the transactions contemplated by the merger agreement with Avnet; and

•	that the person making the proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate the proposal;

and Savoir’s board of directors concludes in good faith that entering into discussions with, and furnishing nonpublic information to, the third party may be necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law.

  Stock Options

      Currently, there are options to purchase an aggregate of 2,071,900 shares of Savoir common stock at prices ranging from $3.375 to $13.00 under Savoir’s 1994 Stock Option Plan. At the effective time of the merger, Avnet will assume Savoir’s obligations under Savoir’s 1994 Stock Option Plan, so that the outstanding Savoir options will become options to purchase Avnet common stock. The exercise price per share of Avnet common stock issuable upon exercise of each such Avnet option will be equal to the per share exercise price of the related Savoir option divided by the exchange ratio for the conversion of Savoir common stock in the merger (see page 30), with such exercise price rounded up to the nearest penny, and the number of shares of Avnet common stock issuable upon exercise of each such Avnet option will be equal to the number of shares of Savoir common stock that could have been acquired under the related Savoir option multiplied by the exchange ratio with such share number rounded down to the nearest whole number.

  Warrants

      Currently, there are warrants to purchase an aggregate of 1,561,575 shares of Savoir common stock at prices ranging from $4.77 to $9.69 per share. At the effective time of the merger, each such warrant will be converted into a right to acquire shares of Avnet common stock. The exercise price per share of Avnet common stock issuable upon exercise of each such warrant will be equal to the per share exercise price of the warrant before the effective time divided by the exchange ratio for the conversion of Savoir common stock in the merger, and the number of shares of Avnet common stock issuable upon exercise of each such warrant will be equal to the number of shares of Savoir common stock that could have been acquired under such warrant before the effective time multiplied by the exchange ratio.

  Avnet Benefit Plans

      When the merger is completed, the business of Savoir will be combined with that of Avnet and the Savoir employees will be offered employee benefits which, in the aggregate, are no less favorable to them than those Avnet provides to its own employees.

  Indemnification; Directors’ and Officers’ Insurance

      For at least four years after the effective time of the merger, Savoir and Avnet will indemnify each present and former director and officer of Savoir and their respective subsidiaries to the full extent permitted by Delaware law with respect to any alleged action or omission occurring before the effective time. Avnet and Savoir also have agreed that they will maintain directors’ and officers’ liability insurance coverage for such directors and officers for not less than four years following the merger on terms no less advantageous than Savoir’s existing insurance; however, Avnet and Savoir will not be required to pay more than twice the annual premiums which Savoir currently pays for such insurance. Also, see “The Merger — Interests of Certain Persons in the Merger and Possible Conflicts of Interest” on page 27.

Termination

      The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval by Savoir’s stockholders, by the mutual written consent of Savoir and Avnet. It may also be terminated by either Savoir or Avnet without the consent of the other if:

•	any governmental entity has issued a final and non-appealable order prohibiting the consummation of any of the transactions contemplated by the merger agreement;

•	the merger has not been consummated by September 15, 2000, unless due to the failure by the party seeking termination to perform any of its obligations under the merger agreement in any material respect;

•	Savoir fails to hold the special meeting or the Savoir stockholders do not adopt the merger agreement;

•	Savoir or Avnet is not in breach of any provision of the merger agreement, the other breaches any representation, warranty, covenant, agreement, condition or obligation in the merger agreement, and the breach has or is reasonably likely to have a material adverse effect on the breaching party.

      In addition, Savoir may terminate the merger agreement without the consent of Avnet for the purpose of entering into an agreement with another person that has made a “superior proposal”. See “— Covenants — Agreement Not to Solicit Other Acquisition Proposals” on page 34.

      Avnet may terminate the merger agreement without the consent of Savoir if the board of directors of Savoir withdraws, amends, modifies, conditions or qualifies in a manner adverse to Avnet its approval of the merger agreement or its recommendation of the merger agreement to the Savoir stockholders, or recommends to them another acquisition proposal for Savoir. See “— Covenants — Agreement Not to Solicit Other Acquisition Proposals” on page 34.

      If the merger agreement is terminated as described above, the merger agreement will become void and have no effect, without any liability or obligation on the part of either Avnet or Savoir however, the termination will not relieve:

•	the liability of Avnet or Savoir for any willful breach of the merger agreement;

•	the obligations of Savoir and Avnet to indemnify the other party with respect to the registration statement of which this proxy statement/prospectus is a part;

•	the obligations of Savoir and Avnet to keep confidential all non-public information disclosed by the other in connection with the transactions contemplated by the merger agreement; or

•	the obligation of Savoir to pay a termination fee (see below).

Termination Fees and Expenses

      Whether or not the merger is consummated, each of Avnet and Savoir will pay its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

      Savoir will pay Avnet $750,000 in cash if

•	Avnet terminates the merger agreement because:

1.	Savoir has failed to hold the special meeting or the stockholders of Savoir do not adopt the merger agreement; or

2.	Avnet is not in breach of any provision of the merger agreement, Savoir has breached any of its representations and warranties in the merger agreement, and the breach has or would reasonably be likely to have a material adverse effect on Savoir; or

3.	Avnet is not in breach of any provision of the merger agreement, Savoir has breached any of its covenants, agreements, conditions or obligations in the merger agreement, and the breach has or would reasonably be likely to have a material adverse effect on Savoir and is not or cannot be promptly cured; or

4.	the board of directors of Savoir has withdrawn, amended, modified, conditioned or qualified in a manner adverse to Avnet its approval or recommendation of the merger, or has recommended another acquisition proposal for Savoir; or

•	Savoir terminates the merger agreement because it has failed to hold the special meeting or the stockholders of Savoir do not adopt the merger agreement, or Savoir terminates the merger agreement for the purpose of entering into an agreement for a “superior proposal;”

and, in each case, Savoir or its stockholders are aware of another “acquisition proposal” as defined above under “ — Covenants — Agreement Not to Solicit Other Acquisition Proposals” on page 34.

      Savoir will pay to Avnet $4,500,000, less any previous payment of $750,000 as described above, if the merger agreement is terminated:

•	as described above; or

•	by Avnet if the merger has not been consummated by September 15, 2000;

and, in either case, within one year of such termination, Savoir enters into an agreement to effect another acquisition proposal.

Amendment, Extension and Waiver

      Savoir and Avnet may amend the merger agreement in writing at any time before or after the Savoir stockholders adopt the merger agreement. However, after adoption of the merger agreement by the Savoir stockholders, the merger agreement cannot be amended in any way that would under Delaware law require further approval of the stockholders unless such further approval is obtained.

      At any time before the effective time, Savoir or Avnet may extend the time for performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance by the other with any of the agreements or conditions contained in the merger agreement. Any agreement of extension or waiver must be in writing.

Other Agreements

      At the time when Avnet and Savoir first executed and delivered the merger agreement, they also entered into an option agreement under which Savoir granted Avnet an option (the “Savoir Option”) to purchase up to 2,023,435 shares of Savoir common stock, representing 15.0% of the issued and outstanding Savoir common stock before such purchase, at an exercise price of $6.83 per share, subject to customary anti-dilution adjustments.

      Avnet may not exercise the Savoir Option unless Avnet becomes entitled to receive from Savoir a termination fee under the merger agreement. See “The Merger Agreement — Termination Fees and Expenses” on page 36.

      Also in connection with the merger agreement, Avnet entered into an inducement agreement with P. Scott Munro, Carlton Joseph Mertens II, Dennis Polk, Robert O’Reilly, J. Larry Smart, Angelo Guadagno, K. William Sickler, Michael N. Gunnells and Guy M. Lammle (collectively, the “Management Stockholders”), under which each of the Management Stockholders granted Avnet an option (the “Stockholders’ Option”) to purchase his shares of Savoir common stock (collectively, 2,082,034 shares) at an exercise price of $7.85 per share, payable in cash or Avnet common stock at Avnet’s option. If Avnet exercises the Stockholders’ Option, the merger subsequently occurs and the exchange ratio in the merger is based on an average closing price which is less than $59.6063 (the midpoint in the range between $50.6654 and $68.5472 in the exchange ratio formula), Avnet will issue to each Management Stockholder shares of Avnet common stock equal in value to the difference between (A) the value of the Avnet common stock which the Management Stockholder would have received in the merger for his Savoir common stock, and (B) the value of the Avnet common stock or the cash amount which the Management Stockholder received from the exercise of the Stockholders’ Option. On the other hand, if Avnet exercises the Stockholders’ Option, the merger subsequently occurs and the exchange ratio in the merger is based on an average closing price which is greater than $59.6063, each Management

Stockholder will deliver to Avnet, at his option, either shares of Avnet common stock having a value equal to, or cash in the amount of, the difference between (A) the value of the Avnet common stock or the cash amount which the Management Stockholder received from the exercise of the Stockholders’ Option, and (B) the value of the Avnet common stock which the Management Stockholder would have received in the merger for his Savoir common stock. Thus, if Avnet exercises the Stockholders Option and the merger subsequently occurs, the Management Stockholders will receive consideration for their shares of Savoir common stock which is equal in value to the consideration which the other Savoir stockholders receive in the merger for their shares.

      Each of the Management Stockholders:

•	granted to Avnet an irrevocable proxy to vote his shares of Savoir common stock in favor of the adoption of the merger agreement and against any other proposal for any recapitalization, merger, sale of assets or other business combination between Savoir and any other person or entity other than Avnet or Tactful, or the taking of any action which would result in any of the conditions to Avnet’s obligations under the merger agreement not being fulfilled;

•	agreed not to dispose of his shares of Savoir common stock;

•	agreed that, except as permitted by the merger agreement, he will not directly or indirectly initiate, solicit or encourage any inquiries or the making or implementation of any alternative proposal to acquire Savoir common stock, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to such an alternative proposal; and

•	agreed that any additional shares of Savoir common stock which he acquires, whether through a stock split, purchase, or other events, will be subject to the terms of the inducement agreement.

      Avnet may not exercise the Stockholders’ Option until Savoir or its stockholders shall have received in writing, or there shall have been publicly proposed, an “acquisition proposal,” as defined above under “— Covenants — Agreement Not to Solicit Other Acquisition Proposals” on page 34.

      The inducement agreement and the Savoir Option will terminate on the earliest to occur of (a) the effective time of the merger, (b) six months after Avnet becomes entitled to receive from Savoir a termination fee under the merger agreement (subject to extension if governmental authorities restrict exercise of the option), (c) termination of the merger agreement under circumstances which do not and cannot result in Avnet becoming entitled to receive a termination fee, and (d) twelve months after the termination of the merger agreement under circumstances which do or could result in Avnet becoming entitled to receive a termination fee, unless during such twelve month period Avnet does become entitled to a termination fee.

      The option agreement is attached as Appendix B to this proxy statement/ prospectus and is incorporated herein by reference. The inducement agreement is attached as Appendix C to this proxy statement/ prospectus and is incorporated herein by reference. The foregoing summaries of the option agreement and the inducement agreement are not complete descriptions of all their terms, and are qualified in their entirety by reference to Appendix B and Appendix C.

Material Federal Income Tax Consequences of the Merger

      The following summary discusses the material federal income tax consequences of the merger. The summary is based upon the Internal Revenue Code, applicable treasury regulations thereunder and administrative rulings and judicial authority as of the date of this proxy statement/ prospectus. All of the foregoing are subject to change, possibly with retroactive effect, and any change could affect the continuing validity of the discussion. The discussion and the opinion of Carter, Ledyard & Milburn assume that holders of shares of Savoir common stock and series A preferred stock hold such shares as capital assets. Further, the discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, tax-exempt organizations, foreign persons, persons that hold Savoir common stock or series A preferred stock as part of a straddle or conversion transaction and persons who acquired shares of Savoir common stock or series A preferred stock through the exercise of employee stock options or rights or otherwise as compensation or through a tax-qualified retirement plan. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

      Tax Opinions. It is intended that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Avnet has received an opinion of Carter, Ledyard & Milburn that, based on the assumptions and conditions stated therein, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Avnet, Tactful and Savoir will each be a party to that reorganization within the meaning of Section 368(b) of the Code. It is a condition to the obligation of Avnet to complete the merger that its counsel confirm its opinion as of the merger date, and it is a condition to the obligation of Savoir to complete the merger that Savoir receive a similar opinion from its counsel as of the merger date. These opinions will not be binding on the Internal Revenue Service, and there can be no assurance that the IRS will agree with the conclusions expressed in the opinions. The opinions are and will be based in part upon certain assumptions and certain representations made by Savoir and Avnet customarily made and given in transactions of this type.

      Tax Consequences of the Merger. In the opinion of Carter, Ledyard & Milburn, assuming that the assumptions and representations referred to in the preceding paragraph are true and complete as of the effective time, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and each of Avnet, Savoir and Tactful will be a party to that reorganization within the meaning of 368(b) of the Code. As a result, subject to the next paragraph below, in general, (1) no gain or loss will be recognized by a holder of Savoir common stock or series A preferred stock as a result of the conversion of shares of Savoir common stock or series A preferred stock into shares of Avnet common stock pursuant to the merger, (2) the aggregate tax basis of the shares of Avnet common stock received in the merger will be the same as the aggregate tax basis of the shares of Savoir common stock or series A preferred stock converted and (3) the holding period of the shares of Avnet common stock received in the merger will include the holding period of shares of Savoir common stock or series A preferred stock converted.

      Cash Received in Lieu of Fractional Shares. If a holder of shares of Savoir common stock or series A preferred stock receives cash in lieu of a fractional share of Avnet common stock, this fractional share interest will be treated as having been distributed to the holder, and the cash amount will be treated as received in redemption of the fractional share interest. In general, the holder will recognize capital gain or loss equal to the cash amount received for the fractional share reduced by the portion of the holder’s tax basis in shares of Savoir common stock or series A preferred stock surrendered that is allocable to the fractional share interest in Avnet common stock. The capital gain or loss will be long-term capital gain or loss if the holder’s holding period in the fractional share interest for federal income tax purposes is more than one year.

      The preceding summary does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Savoir stockholders are urged to consult their own tax advisers as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of Federal, State, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

Description of Avnet Common Stock

      The holders of shares of Avnet’s common stock have equal rights to dividends from funds legally available for dividends when, as and if declared by Avnet’s board of directors, and are entitled, upon liquidation, to share ratably in any distribution in which holders of common stock participate. The Avnet common stock is not redeemable, has no preemptive or conversion rights and is not liable for assessments or further calls. The holders of shares of Avnet’s common stock are entitled to one vote for each share at all meetings of shareholders.

      The Transfer Agent and Registrar for Avnet’s common stock is the Bank of New York. Avnet’s common stock is listed on the New York Stock Exchange and the Pacific Exchange.

Description of Savoir Common Stock and Series A Preferred Stock

      Holders of Savoir common stock are entitled to one vote for each share held of record on each matter submitted to stockholders. Holders of series A preferred stock are entitled to 1.1953125 votes for each share and vote, together with the holders of common stock, on all matters submitted to stockholders.

      Subject to preferences that may be applicable to any shares of preferred stock outstanding at that time, holders of Savoir common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds and to share equally, on a per share basis, in all assets of Savoir remaining after satisfaction of all liabilities in the event of dissolution and liquidation. Common stockholders do not have preemptive rights to subscribe for common stock or other securities of Savoir and do not have any rights to convert their common stock into any other securities. All outstanding shares of common stock and series A preferred stock are fully paid and nonassessable.

      The series A preferred stock is convertible at the option of the holders, at any time, into common stock of Savoir. Each share of series A preferred stock is currently convertible into 1.1953125 shares of common stock, subject to adjustment if Savoir issues any stock at less than the conversion price.

      The series A preferred stock has an eight percent (8%) cumulative dividend ($0.19125 per share per quarter), payable in cash or Savoir common stock at the election of Savoir.

      Savoir may redeem the series A preferred stock:

•	Before September 19, 2001, if the market price for Savoir common stock is at least $13.96875 for 30 consecutive trading days and the daily trading volume for Savoir common stock for at least 25 of those trading days is at least 125,000 shares, at a price equal to the liquidation preference for the series A preferred stock (presently $9.5625 per share); or

•	any time on and after September 19, 2001, at a price equal to the liquidation preference for the series A preferred stock, plus a redemption premium of eight percent (8%), or $0.7726 per share.

      Upon the dissolution, liquidation or winding up of Savoir, the holders of series A preferred stock have the right to cash or other property with a value of $9.5625 per share before the holders of common stock receive any assets. Upon a change of control of Savoir, such as the merger, the holders of series A preferred stock have the right to cash or other property with a value of $9.6581 per share.

Comparison of Shareholder Rights

      In connection with the merger, Savoir stockholders will receive common stock of Avnet. Savoir is a Delaware corporation, and Avnet is a New York corporation. The Savoir certificate of incorporation and by-laws differ from those of Avnet in significant ways. Because of differences between Delaware and New York law and the differences in the certificates of incorporation and by-laws of Savoir and Avnet, the rights of holders of Savoir common stock will change when they receive Avnet common stock in the merger.

      Copies of the Savoir and Avnet certificates of incorporation and by-laws are available upon request. See “Where You Can Find More Information” on page 54.

      Below is a summary of some of the material differences between Delaware and New York law and the certificates of incorporation and by-laws of Savoir and Avnet. It is not practical to summarize all differences in this proxy statement/ prospectus, but some of the principal differences which could materially affect the rights of Savoir stockholders include the following:

Voting on Business Combinations

      Generally, under Delaware law, the approval by a majority of the votes represented by all of a corporation’s outstanding shares entitled to vote is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation’s assets. Under the Savoir certificate of incorporation, holders of series A preferred stock are entitled to vote on any such transaction, together with the holders of Savoir common stock as a single class, and each share of series A preferred stock entitles the holder to 1.1953125 votes.

      Under New York law, such transactions must be approved (a) in the case of corporations like Avnet that were in existence on February 22, 1998 and that do not expressly provide in their certificates of incorporation for majority approval of such transactions, by two-thirds of the votes of all outstanding shares entitled to vote on the transaction, and (b) in the case of all other corporations, by a majority of the votes of all outstanding shares entitled to vote thereon. The Avnet certificate of incorporation does not contain a provision expressly providing for majority approval of such transactions. New York law also provides that the holders of shares of a class, or series of a class, of capital stock of a corporation shall be entitled to vote together and to vote as a separate class on any merger or consolidation in which (a) such shares will remain outstanding after the merger or consolidation or will be converted into the right to receive shares of stock of the surviving or consolidated corporation or another corporation and (b) the charter of the surviving or consolidated corporation or such other corporation immediately after the effectiveness of the merger or consolidation would contain any provision that is not contained in the charter of the pre-merger corporation and that, if contained in an amendment thereto, would entitle the holders of shares of such class or series of a class to vote as a separate class pursuant to the procedures under New York law for class voting on charter amendments discussed under “— Amendments to Charters” on page 45.

      Though not applicable to the merger of Savoir with Tactful, under Delaware law, no vote of stockholders of the surviving corporation in a merger is required (and no dissenters’ rights are available to such stockholders) if the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, there is no change in the outstanding shares of the surviving corporation as a result of the merger, and the number of common shares issued or issuable in the merger does not exceed 20% of the number outstanding immediately prior to the merger. New York law has no comparable provision.

State Takeover Legislation

      Delaware law, in general, prohibits a business combination between a corporation and an “interested stockholder” for three years after the time stockholder became an interested stockholder, unless:

•	before that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

•	at or after the time that the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder individually or with or through any of its affiliates and associates.

      The term “business combination” includes any merger or consolidation with or caused by the interested stockholder, and the sale, pledge, transfer or other disposition (including as part of a dissolution) of assets of the corporation having an aggregate market value equal to or greater than 10% of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; transactions that would increase the interested stockholder’s proportionate share ownership of the stock of any class or series of the corporation or a subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any subsidiary.

      In general, an “interested stockholder” is any person who is the owner of 15% or more of the outstanding voting stock of the corporation, and the affiliates and associates of such person. The definition of interested stockholder does not include (a) persons who owned as of December 23, 1987 stock of the corporation representing 15% or more of the outstanding voting stock, (b) persons who received stock of the corporation representing 15% or more of the outstanding voting stock as a gift or bequest from a person who owned it before that date, or (c) persons whose ownership of the voting stock rises over the 15% threshold as a result of action taken by the corporation (such as stock repurchase) unless that person thereafter acquires additional shares. The term “owner” is broadly defined to include any person that individually or with or through such person’s affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock.

      The restrictions of the Delaware business combination law do not apply to

•	a corporation that elects not to be subject to it, or

•	with certain exceptions, a corporation whose voting stock is neither

(a)	listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market nor

(b)	held of record by more than 2,000 stockholders.

      Because the Savoir certificate of incorporation and the Savoir by-laws do not opt out of the Delaware business combination law, it would be applicable to the merger except that the Savoir board unanimously approved the merger and the transactions contemplated by the merger agreement before Avnet became an interested stockholder.

      The business combination provisions of New York law are similar to the above provisions of Delaware law, except that (i) an “interested shareholder” under New York law is the direct or indirect beneficial owner of at least 20% (not 15%) of the corporation’s voting stock, and (ii) the corporation may not engage in a business combination (the definition of which is similar to that under the Delaware law) with an interested shareholder for a period of five (rather than three) years, unless the business combination or the purchase of stock by means of which the interested shareholder became such is approved by the corporation’s board of directors in advance of such stock purchase, or unless the interested shareholder was the beneficial owner of 5% or more of the corporation’s outstanding voting stock on October 30, 1985, and remains so until becoming an interested shareholder.

      After the five-year restricted period, an interested shareholder of a New York corporation may engage in a business combination with the corporation if the business combination is approved after the five-year period by the affirmative vote of the holders of a majority of the shares of the corporation’s voting stock other than those beneficially owned by the interested shareholder and his affiliates and associates, or if the value of the aggregate consideration to be paid by the interested shareholder in connection with the business combination satisfies certain “fair price” formulas specified in the statute, and the interested shareholder, after becoming such, has not acquired any additional shares of voting stock of the corporation, except as provided in the statute.

      The Delaware and New York business combination statutes provide only limited regulation of certain self-dealing transactions between a corporation and certain large stockholders. Moreover, wholly apart from the exceptions mentioned above, there are a number of additional methods whereby even an interested stockholder can benefit from a merger or sale of a corporation’s assets during the first three years (Delaware) of five years (New York) after becoming an interested stockholder. For example, Delaware law provides that if, after an interested stockholder becomes such, an acquisition is proposed by a third party and is approved or not opposed by a majority of the board of directors who were directors before the interested stockholder became such, that interested stockholder is no longer subject to the three-year restriction and is given at least 20 days in which to develop a competing proposal. Also, under both Delaware law and New York law, a stockholder, prior to becoming an interested stockholder, may solicit proxies or stockholder consents to change the composition of the board of directors, and the new board which the stockholder has elected or helped to elect may approve a business combination with the stockholder without the statutory delay. Finally, an interested stockholder may simply acquire control of the corporation, remove the incumbent board and thereafter sell assets to third parties or even (in the case of Delaware) liquidate the corporation, provided that any dividends or liquidating distributions are made to all remaining stockholders pro rata, thus giving minority stockholders the opportunity to realize their fair share of the true value of the assets of the corporation.

      It should be noted that the Delaware and New York business combination statutes

•	do not prohibit tender offers or in any way regulate when, how, at what price or by whom they may be made,

•	do not in any way delay the purchase of shares in tender offers,

•	do not interfere with the right of a stockholder, whether “interested” or not, to mount a proxy contest to remove incumbent management,

•	do not prevent a stockholder from buying sufficient stock to replace existing management immediately, and

•	unlike certain other anti-takeover statutes (e.g. Indiana’s), do not eliminate or delay a stockholder’s right to vote on the election of directors or on any other corporate matters except certain defined self-dealing transactions.

      In addition to a business combination statute, New York law, but not Delaware law, includes a “greenmail” type of anti-takeover provision, designed to prevent a corporation from buying at a premium price a corporate raider’s interest in the corporation. In general, no publicly held New York corporation may purchase or agree to purchase more than 10% of its stock from a shareholder for more than the market value thereof (as defined) unless the purchase or agreement to purchase is approved by the affirmative vote of the board of directors followed by the affirmative vote of the holders of a majority of the votes of all outstanding shares entitled to vote thereon, or such greater percentage as the corporation’s certificate of incorporation may require. This does not apply when the corporation offers to purchase shares from all holders of its stock, or with respect to stock which the holder has owned beneficially for more than two years.

Appraisal Rights

      Under Delaware law, in general, stockholders of a constituent corporation in a merger or consolidation have the right to demand and receive payment of the fair value of their stock in a merger or consolidation. However, except as otherwise provided by Delaware law, stockholders do not have appraisal rights in a merger or consolidation if, among other things, their shares are:

•	listed on a national securities exchange or, like the Savoir common stock, designated as a Nasdaq National Stock Market security; or

•	held of record by more than 2,000 stockholders;

and, in each case, the consideration such stockholders receive for their shares in a merger or consolidation consists solely of:

•	shares of stock of the corporation surviving or resulting from such merger or consolidation;

•	shares of stock of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange, which is true in the case of the Avnet common stock to be issued pursuant to the merger, or designated as a national market system security on an inter-dealer quotation system by the NASD, or held of record by more than 2,000 stockholders;

•	cash in lieu of fractional shares of the corporations described in the two immediately preceding bullet points; or

•	any combination of shares of stock and cash in lieu of fractional shares described in the three immediately preceding bullet points.

      See “Appraisal Rights” on page 50.

      Shareholders of a New York corporation have the right to dissent and receive payment of the fair value of their shares, in the case of certain amendments or changes to the certificate of incorporation adversely affecting their shares, a merger or consolidation in which the corporation is a constituent corporation, any sale, lease, exchange or other disposition of all or substantially all the corporation’s assets, and certain share exchanges. Shareholders do not have appraisal rights with respect to mergers, consolidations and share exchanges, if their shares are listed on a national securities exchange or designated as a Nasdaq National Stock Market security.

      The procedures for perfecting appraisal rights are similar under New York law and Delaware law (see “Appraisal Rights”) except that New York law provides a procedure for the corporation to make a written offer prior to the commencement of litigation (the “Offer”) to each dissenting shareholder to pay cash for his or her shares at a specified, uniform price which the corporation considers to be their fair value. If the effective date of the corporate action dissented from has occurred, the Offer must be accompanied by an 80% advance payment of the Offer price to each dissenting shareholder who has submitted his or her stock certificates. If the effective date has not yet occurred, such advance payment shall be sent forthwith upon its occurrence. If the corporation and a dissenting shareholder agree upon a price to be paid for such dissenting shareholder’s shares within 30 days after the making of the Offer, payment in full must be made by the corporation within 60 days of the date on which the Offer was made or within 60 days of the effective date, whichever is later. If any dissenting shareholder fails to agree with the corporation during the aforesaid 30-day period, or if an Offer is not made within a specified period of time, only then may a proceeding for judicial appraisal be commenced.

      The concept of “fair value” in payment for shares upon exercise of dissenters’ rights is different under New York law and Delaware law. Under Delaware law, “fair value” must be determined exclusive of any element of value arising from the accomplishment or expectation of the transaction in question. New York law does not exclude such element of value but mandates that the court should consider the nature of the transaction and its effect on the corporation and its shareholders, and the concepts and methods of valuation then customary in the relevant financial and securities markets.

Amendments to Charters

      Under Delaware law, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation requires an affirmative vote of a majority of the votes of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled by Delaware law or the certificate of incorporation to vote thereon as a class. Also, the approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required, whether or not entitled to vote by the certificate of incorporation, if the amendment would

•	increase or decrease the aggregate number of authorized shares of such class (except as provided in the last sentence of this paragraph),

•	increase or decrease the par value of the shares of such class, or

•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares of such class outstanding) by the requisite vote described above if so provided in the original certificate of incorporation or in any amendment thereto that created such class of stock or that was adopted prior to the issuance of any shares of such class, or in an amendment authorized by a majority vote of the holders of shares of such class.

      Under New York law, amendments to a certificate of incorporation generally must be approved by vote of a majority of the votes of all outstanding shares entitled to vote thereon at a meeting of shareholders. The approval of a majority of the votes of all outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required to approve a proposed amendment to a corporation’s certificate of incorporation, whether or not such holders are otherwise entitled to vote on such amendment by the certificate of incorporation, that:

•	would decrease the par value of the shares of such class, change any shares of such class into a different number of shares of the same class or into the same or a different number of shares of a different class, alter or change the designation, relative rights, preferences or limitations of the shares of such class, including the provision of new conversion rights or the alteration of any existing conversion rights, so as to affect them adversely;

•	would exclude or limit the voting rights of such shares, except as such rights may be limited by voting rights given to new shares then being authorized of any existing or new class or series of shares; or

•	would subordinate their rights by authorizing shares having preferences superior to the rights of such existing shares.

Amendments to By-laws

      Under Delaware law, the power to adopt, alter and repeal by-laws is vested in the stockholders, except to the extent that a corporation’s certificate of incorporation vests concurrent power in the board of directors. The Savoir certificate of incorporation authorizes the board of directors to make, amend, rescind or repeal its by-laws.

      Under New York law, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by a majority of the votes cast by the shares at the time entitled to vote in the election of directors. When so provided in the certificate of incorporation or a by-law adopted by the shareholders, by-laws also may be amended, repealed or adopted by the board of directors by such vote as may be therein specified, which vote may be greater than the vote otherwise prescribed by New York law, but any by-law adopted by the board of directors may be amended or repealed by the shareholders entitled to vote thereon as provided by New York law. The Avnet certificate of incorporation authorizes the board of directors to adopt, amend or repeal its by-laws.

Duration of Proxies

      Under Delaware law, no proxy is valid more than three years after its date unless otherwise provided in the proxy. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

      Under New York law, no proxy is valid more than eleven months after its date unless otherwise provided in the proxy. Irrevocable proxies may be created for:

•	a pledgee;

•	a person who has purchased or agreed to purchase the shares;

•	a creditor of the corporation who extends credit in consideration of the proxy;

•	a person who has contracted to perform services as an officer of the corporation if a proxy is required by the employment contract; and

•	a person designated under a voting agreement.

Shareholder Action by Written Consent

      Under Delaware law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. The Savoir certificate of incorporation does not include any provision limiting the power of stockholders to consent in writing without a meeting.

      New York law provides that shareholder action may be taken without a meeting upon the written consent of the holders of all outstanding shares entitled to vote, and also allows, if the certificate of incorporation so provides, shareholder action without a meeting upon the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The Avnet certificate of incorporation does not authorize shareholders to act by less than unanimous written consent.

Director Nominations and Shareholder Proposals

      The Savoir by-laws require that to properly bring a director nomination or stockholder proposal before the annual meeting, a stockholder must give notice thereof to the corporate secretary not less than 35 days prior to the meeting; however, if less than 50 days’ notice of the meeting is given to stockholders, notice by the stockholder must be received by the earlier of the 15th day following such notice or two days prior to the date of the meeting.

      The Avnet certificate of incorporation and by-laws do not impose any notice requirements for a director nomination or shareholder proposal. However, any such proposal is subject to the deadlines and conditions set out in SEC Rule 14a-8 if the proponent wants the proposal to be included in Avnet’s proxy materials for a meeting of shareholders.

Special Shareholder Meetings

      Delaware law provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws. The Savoir by-laws provide that a special meeting of stockholders will be held at any time, upon the call of the president or the board of directors at the request of the holders of a majority of the outstanding shares of capital stock entitled to vote.

      New York law also provides that special meetings of shareholders may be called by the board of directors and by such persons as may be authorized in the certificate of incorporation or the by-laws. The Avnet by-laws provide that special meetings of the shareholders may be called by the board of directors or the chairman of the board, president or secretary at the written request of shareholders owning 75% of the shares entitled to vote at the meeting.

      New York law provides that, if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of shareholders or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors shall call a special meeting for the election of directors. If such special meeting is not called by the board of directors within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the votes of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors.

      Under New York law, only such business may be transacted at a special meeting which is related to the purpose or purposes set forth in the notice of meeting.

Removal of Directors

      Under Delaware law, a director or directors of Savoir may be removed with or without cause by the holders of a majority in voting power of the shares then entitled to vote in an election of directors.

      New York law provides that any or all of Avnet’s directors may be removed for cause by vote of the shareholders, and, if the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders so provides, directors may be removed by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders. The Avnet certificate of incorporation provides that directors may be removed without cause by the vote of shareholders holding a majority of the shares of Avnet common stock. An action to procure a judgment removing a director for cause may be brought by the attorney general of New York or by the holders of 10% of the outstanding shares, whether or not entitled to vote.

Vacancies

      Under Delaware law, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office. The Savoir by-laws provide that any vacancies on the Savoir board caused by death, resignation or removal, or newly created directorships resulting from an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or the sole remaining director.

      Under New York law, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board of directors for any reason, except the removal of directors without cause, may be filled by vote of the board of directors. However, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the shareholders. Unless the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide that the board of directors may fill vacancies occurring on the board of directors by reason of the removal of directors without cause, such vacancies may be filled only by vote of the shareholders. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified. The Avnet by-laws provide that any vacancy on the Avnet board may be filled by a majority vote of the remaining directors, though less than a quorum. The by-laws also provide that vacancies resulting from the removal of directors by the shareholders with or without cause shall be filled by the shareholders.

Indemnification of Directors and Officers

      Delaware law and New York law permit a corporation to indemnify its directors and officers for judgments, fines and other expenses incurred by them in connection with an action or proceeding other than an action by or in the right of the corporation (a “derivative action”). In connection with any pending, threatened or completed derivative action, Delaware law permits such indemnification only against expenses reasonably incurred, and New York law permits such indemnification only against amounts paid in settlement and reasonable expenses incurred. In New York and Delaware, indemnification is permitted only if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or (in Delaware) not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Furthermore, both state’s laws provide that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

      In both states, the statutory provisions for indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under (in Delaware) any by-law, agreement, vote of stockholders or disinterested directors or otherwise or (in New York) in the certificate of incorporation or by-laws or, when authorized thereby, in a resolution of directors or shareholders or an agreement providing for indemnification. Such other rights may, for example, provide for indemnification against (in New York) judgments and fines and (in Delaware) amounts paid in settlement which are incurred by the indemnified person in connection with derivative actions. New York law does not permit such other indemnification in any case where a judgment or final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

      Avnet’s by-laws and Savoir’s certificate of incorporation and by-laws provide for mandatory indemnification of directors and officers and advancement of indemnified expenses to the full extent now or hereafter permitted by New York law and Delaware, respectively.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Avnet or Savoir pursuant to the foregoing provisions, Avnet and Savoir have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      Both New York law and Delaware law permit a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, whether or not the corporation would have the power to indemnify him against such liability. The directors and officers of Avnet are currently covered as insureds under directors’ and officers’ liability insurance. Such insurance, subject to annual renewal and certain rights of the insurer to terminate, provides an aggregate maximum of $50,000,000 of coverage for directors and officers of Avnet and its subsidiaries against claims made during the policy period.

Limitation of Personal Liability of Directors

      Delaware law provides that a corporation’s certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	violation of certain provisions of Delaware law;

•	any transaction from which the director derived an improper personal benefit; or

•	any act or omission prior to the adoption of such a provision in the certificate of incorporation.

      The Savoir certificate of incorporation provides that a director’s liability to Savoir for breach of duty to Savoir or its stockholders shall be limited to the fullest extent permitted by Delaware law.

      New York law provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit the liability of any director:

•	if a judgment or other final adjudication adverse to such director establishes that such director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled, or that the director’s acts violated certain provisions of New York law; or

•	for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

      The Avnet certificate of incorporation provides that no director will be personally liable to Avnet or its shareholders for damages for any breach of duty as a director, except:

•	if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that his or her acts violated the provision of New York law that imposes liability on directors who vote for or concur in the following corporate actions: (1) the declaration of a dividend or other distribution to shareholders when the corporation is insolvent or would thereby be made insolvent or when the declaration or distribution would be contrary to any restrictions in the certificate of incorporation or when the stated capital of the corporation would be impaired thereby; (2) the purchase of shares of the corporation except out of surplus or, under certain limited circumstances, out of stated capital; (3) the distribution of assets to shareholders after dissolution of the corporation without providing for all known liabilities; or (4) the making of a loan to a director unless authorized by vote of the shareholders; or

•	for any act or omission prior to the adoption of this provision by the shareholders of Avnet.

Dividends

      Delaware law generally permits dividends to be paid by a corporation (subject to any restrictions in its certificate of incorporation) out of (a) the corporation’s surplus, defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors (which amount cannot be less than the aggregate par value of all issued shares of capital stock), or (b) the corporation’s net profits of the current or the preceding fiscal year, or both, unless net assets are less than the aggregate share capital of all outstanding preferred stock. Savoir’s certificate of incorporation contains no restriction on the payment of dividends.

      Under New York law, a corporation may declare and pay dividends, or make other distributions in cash or its bonds or its property, on its outstanding shares except when the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation. Avnet’s certificate of incorporation contains no such restrictions. In general, dividends may be declared or paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution shall at least equal the amount of its stated capital.

Appraisal Rights

      Section 262 of the Delaware General Corporation Law provides appraisal rights (sometimes referred to as “dissenters’ rights”) under certain circumstances to stockholders of a Delaware corporation that is involved in a merger. However, Section 262 appraisal rights are not available to stockholders whose securities are listed on a national securities exchange or the Nasdaq National Stock Market, or held of record by more than 2,000 holders, and who are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or the Nasdaq National Stock Market, or stock of the surviving corporation of the merger and, in either case, cash in lieu of fractional shares. Because the Savoir common stock is traded on the Nasdaq National Stock Market, and because holders of Savoir common stock will receive Avnet common stock in the merger, which is listed on the New York Stock Exchange, holders of Savoir common stock will not have appraisal rights with respect to the merger.

      Record holders of Savoir series A preferred stock that follow the appropriate procedures are entitled to appraisal rights under Section 262 in connection with the merger.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full text of Section 262, which appears as Appendix E to this proxy statement/prospectus. All references in Section 262 to a “stockholder” and in this discussion to a “record holder” are to the record holder of the shares of series A preferred stock immediately prior to the effective time of the merger. A person having a beneficial interest in shares of Savoir series A preferred stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

      Under the Delaware General Corporation Law, record holders of series A preferred stock who follow the procedures set forth in Section 262 will be entitled to have their shares of series A preferred stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery.

      A holder of series A preferred stock wishing to exercise appraisal rights must deliver to Savoir, before the vote on the adoption of the merger agreement at the special meeting, a written demand for appraisal of such holder’s series A preferred stock. The demand must reasonably inform Savoir of the identity of the holder of record and that the holder intends to demand an appraisal of the fair value of the shares held. In addition, a holder of series A preferred stock wishing to exercise appraisal rights or wishing to preserve such holder’s right to do so must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the effective time of the merger.

      Stockholders electing to exercise their appraisal rights under Section 262 must not vote for adoption of the merger agreement. A vote by a stockholder against adoption of the merger agreement is not required in order for that stockholder to exercise appraisal rights. However, if a stockholder returns a signed proxy but does not specify a vote against adoption of the merger agreement or a direction to abstain, the proxy, if not revoked, will be voted for the adoption of the merger agreement, which will have the effect of waiving that stockholder’s appraisal rights.

      Only a holder of record of series A preferred stock is entitled to assert appraisal rights for series A preferred stock registered in such holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder’s name appears on such holder’s stock certificates, and must state that such holder intends thereby to demand appraisal of such holder’s shares of series A preferred stock. If no number of shares of series A preferred stock is expressly mentioned, the demand will be presumed to cover all series A preferred stock held in the name of the record owner.

      If the shares of series A preferred stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and, if the shares of series A preferred stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds series A preferred stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of series A preferred stock held for one or more beneficial owners while not exercising such rights with respect to the series A preferred stock held for other beneficial owners. In such case, however, the written demand should set forth the number of shares of series A preferred stock as to which appraisal is sought.

      All written demands for appraisal of series A preferred stock should be mailed or delivered to Savoir at 44931 Industrial Blvd., Fremont, California 94538, Attention: Corporate Secretary, so as to be received before the vote on the adoption of the merger agreement at the special meeting.

      Within 10 days after the effective time of the merger, Savoir must send a notice as to the effectiveness of the merger to each person who delivered a demand for appraisal. Within 120 days after the effective time, Savoir, or any holder of series A preferred stock entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. Savoir is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the series A preferred stock. Accordingly, it will be the obligation of the dissenting holders of the shares of series A preferred stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

      Within 120 days after the effective time, any record holder of Savoir series A preferred stock who has complied with the requirements for exercise of appraisal rights will be entitled to request in writing a statement from Savoir setting forth the aggregate number of shares of series A preferred stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request has been received by Savoir or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

      If a holder of series A preferred stock timely files a petition for appraisal and serves a copy of such petition upon Savoir, Savoir will then be obligated within 20 days after such service to file with the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by Savoir. After notice to such stockholders as required by the Delaware Court of Chancery, the Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Court of Chancery may require the holders of shares of Savoir series A preferred stock who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceeding. If any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

      After determining the holders of series A preferred stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of their shares of series A preferred stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their series A preferred stock as determined under Section 262 could be more than, the same as or less than the value of the Avnet common stock that they would otherwise receive in the merger if they did not seek appraisal of their series A preferred stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: “Fair value, in an appraisal context, measures” that which has been taken from the stockholder, viz., his proportionate interest in a going concern. In the appraisal process the corporation is valued ‘as an entity,’ not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of series A preferred stock have been appraised. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any holder of series A preferred stock in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of series A preferred stock entitled to appraisal.

      Any holder of series A preferred stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of series A preferred stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of series A preferred stock as of a date prior to the effective time).

      If any holder of series A preferred stock who demands appraisal of such holder’s shares of series A preferred stock under Section 262 fails to perfect, or effectively withdraws or loses such holder’s right to appraisal, as provided in the Section 262, the series A preferred stock of such holder will be converted into Avnet common stock in accordance with the merger agreement (without interest), as more fully described under “The Merger Agreement — Terms of the Merger” on page 30. A holder of series A preferred stock will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the effective time. A holder may withdraw a demand for appraisal by delivering to Savoir a written withdrawal of the demand for appraisal and an acceptance of the merger. Any such attempt to withdraw made more than 60 days after the effective time will, however, require the written approval of Avnet. Further, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

      Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights, in which event a holder of series A preferred stock will be entitled to receive only the consideration set forth in the merger agreement for each share of Savoir series A preferred stock owned by such holder immediately prior to the effective time of the merger.

Experts

      The consolidated financial statements of Savoir at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, included in Savoir’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999, which is incorporated by reference in this proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements and schedules of Avnet as of July 2, 1999 and June 26, 1998 and for each of the three years in the period ended July 2, 1999, incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of that firm as experts in giving such reports.

      The consolidated financial statements of Marshall Industries incorporated by reference in this proxy statement/prospectus from Avnet’s Current Report on Form 8-K bearing cover date of October 20, 1999, for the fiscal years ended May 31, 1999, 1998 and 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of that firm as experts in giving such reports.

Validity of Shares

      The validity of the Avnet common stock to be issued pursuant to the merger agreement will be passed upon by David R. Birk, Senior Vice President and General Counsel of Avnet. Mr. Birk beneficially owns 43,284 shares of Avnet common stock, which includes 40,625 shares issuable upon exercise of employee stock options.

Additional Information for Savoir Stockholders

Independent Auditors Will Be Present At Special Meeting

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Savoir special meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder Proposals for the Next Annual Meeting

      Savoir has not scheduled an annual meeting for 2000 due to the pending merger. Assuming the merger is completed, no 2000 annual meeting will be held for Savoir. If the merger is not completed, an annual meeting of stockholders would be held before the end of calendar year 2000. In the event that such a meeting is held, any proposals of Savoir stockholders intended to be included in the Savoir proxy statement for such meeting would have to be received by Savoir at its corporate headquarters, 44931 Industrial Blvd., Fremont, California 94538 a reasonable time before Savoir begins to print and mail its proxy materials with respect to such meeting.

      Stockholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 ( i.e., a proposal to be presented at the next annual meeting of Savoir stockholders but not submitted for inclusion in the Savoir proxy statement for that meeting) must be timely submitted. Until further notice, to be timely with respect to the annual meeting (if one is held), a stockholder’s notice of business to be brought before that annual meeting would have to be received in writing by Savoir at its principal executive office not less than thirty (30) days nor more than ninety (90) days prior to that annual meeting. The notice must also contain some additional information required by Savoir’s by-laws and otherwise comply with applicable legal requirements.

Where You Can Find More Information

      Avnet has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act that registers the distribution to the Savoir stockholders of the Avnet common stock to be issued in the merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Avnet common stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this proxy statement/prospectus.

      In addition, Savoir and Avnet file reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the following locations of the Commission:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 7 World Trade Center Suite 1300 New York, New York 10048	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

      You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as Savoir and Avnet, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      You can also inspect reports, proxy statements and other information about Avnet at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the offices of the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

      The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Avnet and Savoir previously filed with the SEC. These documents contain important information about Avnet, Savoir and their finances.

Savoir Filings (File No. 0-11560)	Period or Date

Annual Report on Form 10-K/A Quarterly Report on Form 10-Q	Fiscal Year ended December 31, 1999 Quarter ended March 31, 2000

Avnet Filings (File No. 1-4224)	Period or Date

Annual Report on Form 10-K	Fiscal Year ended July 2, 1999
Quarterly Reports on Form 10-Q	Quarters ended October 1, 1999 and March 31, 2000
Current Reports on Form 8-K	Cover dates September 28, 1999, October 20, 1999, December 22, 1999, January 26, 2000, February 8, 2000 and April 25, 2000
Description of Avnet’s common stock which appears in Avnet’s Registration Statement for the registration of the common stock under Section 12(b) of the Securities Exchange Act of 1934.

      Avnet and Savoir also incorporate by reference additional documents that they may file with the SEC between the date of this proxy statement/prospectus and the date of the Savoir special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      Savoir has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Savoir, and Avnet has supplied all such information relating to Avnet.

APPENDIX A

AMENDED AND RESTATED

AGREEMENT

AND

PLAN OF MERGER

dated as of

March 2, 2000

by and among

AVNET, INC.

and

TACTFUL ACQUISITION CORP.

and

SAVOIR TECHNOLOGY GROUP, INC.

Annexes

Annex A	Inducement Agreement
Annex B	Option Agreement
Annex C	Affiliate Letter

Schedules

Schedule 2.1	Capitalization of Company and Company’s Subsidiaries
Schedule 2.2(a)	Rights to Acquire Company Common Stock
Schedule 2.4	Company Required Consents
Schedule 2.8	Certain Events Company
Schedule 2.9	Material Contracts; Customers and Suppliers
Schedule 2.10	Certain Property or Assets
Schedule 2.11(a)	Company Employee Benefit Plans
Schedule 2.11(b)	Certain Company Benefit Plan Operations
Schedule 2.11(d)	Certain Company Benefit Plan Contributions
Schedule 2.11(e)	Certain Company Benefit Plan Matters
Schedule 2.11(i)	Certain Company Benefits
Schedule 2.12	Employment Agreements
Schedule 2.13	Legal Proceedings
Schedule 2.14	Compliance with Law
Schedule 2.14(ii)	Accuracy of Certain Information
Schedule 2.16	Company Insurance Policies
Schedule 2.17	Certain Environmental Matters
Schedule 2.19	Intellectual Property
Schedule 2.20	Product Warranties
Schedule 2.22	Related Party Transactions

Amended and Restated Agreement and Plan of Merger

      THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 2, 2000 by and among Avnet, Inc., a New York corporation (“Parent”), Tactful Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Buyer”), and Savoir Technology Group, Inc., a Delaware corporation (“Company”).

Recitals

      WHEREAS, Parent, Buyer and Company entered into an Agreement and Plan of Merger, dated as of March 2, 2000 (the “Original Merger Agreement”);

      WHEREAS, Parent, Buyer and Company entered into an Amendment No. 1 to the Original Merger Agreement, dated as of April 19, 2000 (the “Amendment No. 1”);

      WHEREAS, the Parties desire to set forth an amended and restated agreement and plan of merger incorporating the Original Merger Agreement, as amended by Amendment No. 1, and to further clarify certain of the provisions contained in the Original Merger Agreement, as amended;

      WHEREAS, the Parties desire that the provisions of this Agreement shall be effective as of the date of the Original Merger Agreement;

      WHEREAS, the respective Boards of Directors of Parent, Buyer and Company have each approved the acquisition of Company upon the terms and subject to the conditions set forth herein;

      WHEREAS, to induce Parent and Buyer to enter into this Agreement, (i) certain beneficial and record holders of capital stock of Company are entering into an Inducement Agreement (the “Inducement Agreement”) to vote their capital stock of Company in favor of the transactions contemplated by this Agreement, in the form of Annex A to this Agreement, and (ii) Company is entering into an Option Agreement (the “Option Agreement”) granting Parent the right to acquire 2,023,435 shares of the common stock, par value $.01 per share, of Company (“Company Common Stock”) representing 15% of the currently outstanding shares of Company Common Stock upon the terms and conditions set forth therein, in the form of Annex B to this Agreement;

      WHEREAS, Parent, Buyer and Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and prescribe various conditions to the Merger (as such term is defined below); and

      WHEREAS, Parent, Buyer and Company first entered into this Agreement as of March 2, 2000, and are amending and restating this Agreement as of the date hereof to conform it with the Certificate of Designations of Terms of the Series A Preferred Shares (as such term is defined in Section 1.7(b)), to provide for appraisal rights for the holders of Series A Preferred Shares, and to make certain additional amendments and corrections.

Agreement

      NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      1.1  The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Buyer will be merged with and into Company and the separate corporate existence of Buyer will thereupon cease (the “Merger”). Company will be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and will continue to be governed by the laws of the State of Delaware. The separate corporate existence of Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger and Company will succeed to all of the rights and properties of Buyer and will be subject to all of the debts and liabilities of Buyer.

      1.2  Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place (i) at the offices of Parent at 10:00 A.M., Pacific Standard time on the second business day after the day on which the last of the conditions set forth in Article V is fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the parties hereto may agree (the date of the Closing, the “Closing Date”).

      1.3  Effective Time. Subject to the provisions of this Agreement and provided that this Agreement has not been terminated or abandoned pursuant to Article VI, a certificate of merger (the “Certificate of Merger” ) shall be duly prepared, executed and acknowledged by Company and thereafter filed with the Secretary of State of Delaware in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL” ), on or as soon as practicable after the Closing Date. The Merger will become effective immediately upon the filing of the Certificate of Merger (or, if the Certificate of Merger provide for a subsequent time for effectiveness, at the time thereafter so provided in the Certificate of Merger); the time of such effectiveness is hereinafter referred to as the “Effective Time”; and the date of such effectiveness is hereinafter referred to as the “Effective Date.”

      1.4  Certificate of Incorporation. The Certificate of Incorporation of Company in effect immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time until duly amended in accordance with the terms thereof and the applicable provisions of the DGCL.

      1.5  By-Laws. The By-Laws of Company in effect immediately prior to the Effective Time will be the By-Laws of the Surviving Corporation at and after the Effective Time until duly amended in accordance with the terms thereof and the applicable provisions of the DGCL; provided, however, that as of the Effective Time, the second sentence of Section 3.2 of the By-Laws of Company shall be amended to read in its entirety as follows: “The Board of Directors shall consist of two directors, until such time as the Board of Directors modifies such number by amendment to this Section 3.2.”

      1.6  Officers and Directors. The persons serving as directors of Buyer immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation at and after the Effective Time, and the individuals specified by Parent in writing prior to the Effective Time shall be the initial officers of the Surviving Corporation at and after the Effective Time, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-Laws.

      1.7  Conversion of Shares. Except as otherwise provided herein, at the Effective Time:

      (a)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to this Section 1.7) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of fully paid and nonassessable shares of Common Stock of Parent, par value $1.00 per share (“Parent Stock”) equal to the number derived by dividing $7.85 by the Exchange Price (the “Stock Merger Consideration”); provided, however, that if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, the Stock Merger Consideration to be received by the stockholders of the Company shall be appropriately and correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(i) The Exchange Price shall be determined as follows:

(A) If the Closing Price is less than $50.6654, the Exchange Price shall be $50.6654.

(B) If the Closing Price is equal to or greater than $50.6654 and not greater than $68.5472, the Exchange Price shall be the Closing Price.

(C) If the Closing Price is greater than $68.5472, the Exchange Price shall be $68.5472.

(ii) For purposes of calculating the Exchange Price in Section 1.7(a), the term “Closing Price” means the average of the closing trade prices of Parent Stock for the fifteen consecutive trading days ending on the fifth trading day before the date of the meeting of Company’s shareholders to vote with respect to the Merger and this Agreement (the “Company Shareholders Meeting”), as reported on the New York Stock Exchange Composite Tape.

      (b)  Each share of Series A Preferred Stock of Company (collectively, the “Series A Preferred Shares” and, collectively with the Company Common Shares, the “Company Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the number of shares of Parent Stock derived by dividing $9.6581, plus any dividends accrued and unpaid on such share to the Effective Time, by the average of the closing trade prices of Parent Stock for the five consecutive trading days ending on the trading day before the Effective Date, as reported on the New York Stock Exchange Composite Tape.

      (c)  Each Company Common Share held immediately prior to the Effective Time by Company, Parent or Buyer or any of their wholly-owned subsidiaries (other than shares held in trust or otherwise in a representative capacity) (the “Canceled Shares”) shall be retired automatically, and no consideration shall be payable with respect thereto.

      (d)  Each share of common stock of Buyer, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

      1.8  Surrender of Shares; Transfer Books.

      (a)  Exchange Agent. Before the mailing of the Proxy and Registration Statement, Parent (with the consent of Company, which will not be unreasonably withheld) will appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. Parent will furnish the Exchange Agent forthwith upon the Effective Time with cash and certificates representing such number of shares of Parent Stock as the Exchange Agent shall require in order to transmit the Merger Consideration to shareholders surrendering certificates that immediately prior to the Effective Time represented Company Shares in accordance with paragraph (b) of this Section 1.8.

      (b)  Exchange Procedures for Shares of Company Common Stock. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to transmit to each holder of record of a certificate that immediately prior to the Effective Time represented Company Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of such certificates in exchange for the Merger Consideration. Each holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Shares shall, upon surrender to the Exchange Agent of such certificate or certificates in accordance with such letter of transmittal, duly executed, and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Parent Stock, if any, to be received by the holder thereof pursuant to this Agreement and the cash, if any, payable in lieu of any fractional shares. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Surviving Corporation or its transfer agent of Company Shares which have been converted pursuant to this Agreement into the right to receive the Merger Consideration, and if certificates that immediately prior to the Effective Time represented Company Shares are presented to the Surviving Corporation for transfer, they will be canceled against delivery of certificates for Parent Stock (and cash to the extent required by Section 1.8(e)). If any certificate for such Parent Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate that formerly represented Company Shares surrendered for exchange is registered, it will be a condition of such exchange that the certificate so surrendered will be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange will pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Surviving Corporation or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.8(b), each certificate that formerly represented Company Shares which have been converted into the right to receive the Merger Consideration will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.7 and Section 1.8(e). No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of Parent Stock.

      (c)  Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate that formerly represented Company Shares with respect to the shares of Parent Stock to be received in respect thereof and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 1.8(e) until the surrender of such certificate in accordance with this Article I . Subject to the effect of applicable laws, following surrender of any such certificate, there will be paid to the holder of the certificate representing whole shares of Parent Stock issued in connection herewith, without interest, (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Parent Stock to which such holder is entitled pursuant to Section 1.8(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but before such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Stock.

      (d)  No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of certificates that formerly represented Company Shares in accordance with the terms of this Article I will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Shares represented by such certificates.

      (e)  No Fractional Shares; Exchange Agent.

(1) No Fractional Shares. No fractional shares of Parent Stock and no certificates or scrip representing fractional shares of Parent Stock will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation after the Merger.

(2) Cash Payment in Lieu of Fractional Shares. Each record holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Stock (after taking into account all Company Shares held by such holder) will be entitled to receive, in lieu thereof upon surrender of the certificates that immediately prior to the Effective Time represented Company Shares, a cash payment (without interest) in lieu of such fractional share in an amount equal to the product of such fraction multiplied by (A) the Exchange Price, in the case of the Company Common Stock, or (B) the average of the closing trade prices of Parent Stock for the five consecutive trading days ending on the trading day before the Effective Date, as reported on the New York Stock Exchange Composite Tape, in the case of the Series A Preferred Shares.

(3) Termination of Exchange Agent’s Duties. Any holders of certificates that immediately prior to the Effective Time represented Company Shares who have not complied with this Article I within six months after the Effective Time will thereafter look only to Parent for payment of the Merger Consideration.

(4) No Liability. None of Parent, Buyer, Company or the Exchange Agent will be liable to any person in respect of any shares of Parent Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates that immediately prior to the Effective Time represented Company Shares have not been surrendered before one year after the Effective Time or immediately before such earlier date on which any shares of Parent Stock, any cash, in lieu of fractional shares of Parent Stock, or any dividends or distributions with respect to shares of Parent Stock in respect of such certificate would otherwise escheat to or become the property of any governmental entity, any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

      1.9  Options and Warrants. (a) Prior to the Effective Time, the Board of Directors of Company and the Board of Directors of Parent (or, if appropriate, respective committees thereof) shall adopt appropriate resolutions and take such action as may be required, under the Company Option Plan (as defined in Section 2.2) and Parent’s 1997 Stock Option Plan (the “Parent Option Plan”), or otherwise, such that, at the Effective Time,

(i) each Option (as defined in Section 2.2) issued under the Company Option Plan (a “Plan Option”), whether or not then exercisable, will be converted into an option to acquire shares of Parent Stock, under, and subject to the terms and conditions of, the Parent Option Plan (or, at the election of Parent, subject to the terms and conditions of such Plan Option); provided, that (A) the number of shares of Parent Stock subject to such option at acquire Parent Stock shall be determined by multiplying the number of shares of Company Common Stock subject to such Plan Option by a fraction, of which the numerator shall be $7.85 and the denominator shall be the Exchange Price (with such share number rounded down to the nearest whole number); and (B) the exercise price of such option to acquire Parent Stock shall be determined by multiplying the exercise price of such Plan Option by a fraction, of which the numerator shall be the Exchange Price and the denominator shall be $7.85 (with such exercise price rounded up to the nearest penny), and

(ii) each Warrant (as defined in Section 2.2), and each Option other than a Plan Option, whether or not then exercisable, will be converted into a right to acquire shares of Parent Stock, subject to terms and conditions materially equivalent, in the reasonable judgment of the Board of Directors of Parent, to the terms and conditions set out in such Warrant or Option; provided, that (A) the number of shares of Parent Stock subject to such right shall be determined by multiplying the number of Company Common Shares subject to such Warrant or Option by a fraction, of which the numerator shall be $7.85 and the denominator shall be the Exchange Price; and (B) the exercise price of such right shall be determined by multiplying the exercise price of such Warrant by a fraction, of which the numerator shall be the Exchange Price and the denominator shall be $7.85.

      (b)  At the Effective Time, the Company Option Plan and any other employee stock option plans of Company shall be terminated automatically and no further stock awards, stock options or stock appreciation rights shall be granted thereunder subsequent to the Effective Time. Company will take all reasonable steps to insure that none of Parent, Buyer, Company or any of their respective subsidiaries is or will be bound by any Options, Warrants, or other options, warrants, rights or agreements that would entitle any person, other than Parent or its affiliates at or after the Effective Time to own or acquire any shares of any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof other than as provided in this Section 1.9. Company will use its best efforts to obtain, prior to the Effective Time, written agreements of the holders of all Options and Warrants legally binding such holders to the foregoing.

      1.10  Affiliates. Certificates representing Parent Stock issued to any person deemed by Parent to be an “affiliate,” for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), of Company (“Company Affiliates”) will bear an appropriate restrictive legend. Within 90 days from the date of this Agreement, Company will deliver to Parent a list of all persons who are then Company Affiliates. Company will promptly amend or supplement this list as changes occur. Company will cause each person named in any such list, amendment or supplement and any other person that Parent considers to be a Company Affiliate to deliver promptly to Parent a letter substantially in the form of Annex C to this Agreement.

      1.11  Dissenting Shares.

      (a)  If required under the DGCL, notwithstanding any other provision of this Agreement to the contrary, Series A Preferred Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who have voted against the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the shares of Parent Stock. Such shareholders shall be entitled to receive payment of the appraised value of such Series A Preferred Shares in accordance with the provisions of the DGCL, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Series A Preferred Shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, shares of Parent stock, upon surrender, in the manner provided in Section 1.7(b).

      (b)  Company shall give Buyer (i) prompt notice of any demands for appraisal received by Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Company shall not, except with the prior written consent or Buyer, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

      Company hereby represents and warrants to, and covenants with, Parent and Buyer that:

      2.1  Organization; Subsidiaries.

      (a)  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and, except as set forth in Schedule 2.1, each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and, except as set forth in Schedule 2.1, each of the foregoing is in good standing as a foreign corporation qualified to do business in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification, except for such failure to so qualify or to be in such good standing, which is not reasonably likely to have a Company Material Adverse Effect. Each of Company and its Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and to carry on its respective businesses as they are now being conducted.

      (b)  Schedule 2.1 lists all Subsidiaries of Company and correctly sets forth the capitalization of each such Subsidiary, the jurisdiction in which Company and each such Subsidiary is organized or formed and each jurisdiction in which Company and each such Subsidiary is qualified or licensed to do business as a foreign corporation. As used in this Agreement, the term “Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated or domestic or foreign to the United States of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Schedule 2.1 correctly lists the current directors and executive officers of Company and of each of its subsidiaries. True, correct and complete copies of the respective charter documents and by-laws of Company and each of its Subsidiaries as in effect on the date hereof have been delivered to Buyer.

      (c)  All outstanding securities or other ownership interests in each of the Subsidiaries listed on Schedule 2.1, except as set forth on Schedule 2.1, are owned of record and beneficially by Company or another of Company’s wholly-owned subsidiaries, subject to no lien, claim, charge or encumbrance, and have been duly authorized and are validly issued, fully paid and nonassessable. Company does not directly or indirectly own or hold any interest in any corporation, association or business entity other than those listed on Schedule 2.1. There are no irrevocable proxies, voting agreements, or voting trusts with respect to any of the securities or other ownership interests of the Subsidiaries and no restrictions on Company to vote any of the stock or other securities of any of the Subsidiaries.

      2.2  Capitalization.

      (a)  The authorized capital stock of Company consists of (i) 25,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which there are designated 2,242,500 shares of Series A Preferred Stock, 10 shares of Series B Preferred Stock and the remaining shares of which have not been designated. As of February 24, 2000 (a) 13,489,569 shares of Company Common Stock were issued and outstanding, (b) 1,850,012 shares of Series A Preferred Stock and 10 shares of Series B Preferred Stock were issued and outstanding, (c) 4,743,685 shares of Company Common Stock are reserved for issuance pursuant to Company’s 1994 Stock Option Plan (the “Company Option Plan”), under which options to purchase 2,197,275 shares of Company Common Stock (“Options”) have been granted, and (d) 458,741 shares of Company Common Stock are reserved for issuance under Company’s 1995 Employee Stock Purchase Plan (the “ESPP”). All the outstanding shares of Company’s capital stock are, and all of shares of Company Common Stock that may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or other similar rights. Schedule 2.2 sets forth a complete and correct list of the Options (including but not limited to Options granted under Company’s Nonstatutory Stock Option Agreement and under the Option Agreement dated July 26, 1998 between Company and William H. Welling), including for each the name of the Option holder, the date of grant, the expiration date, and the number of shares subject to such Option. There are no bonds, debentures, notes or other instruments or evidences of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Company or any of its Subsidiaries may vote (“Voting Debt”) issued and outstanding. Schedule 2.2 sets forth a complete and correct list of all obligations of Company to issue shares pursuant to warrant agreements of Company ( “Warrants”). Except as disclosed in Schedule 2.2, (i) there are no shares of capital stock of Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, rights (including preemptive rights), subscriptions or other rights, agreements, arrangements or commitments of any character, obligating Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares, Voting Debt, or equity interests, or obligating Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding contractual or other obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock of any Subsidiary or affiliate of Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. Except for the Inducement Agreement, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Company or any of the Subsidiaries is a party or by which any of them is bound relating to the voting of any shares of the capital stock of Company or any agreements, arrangements, or other understandings to which Company or any of its Subsidiaries is a party or by which it is bound that will limit in any way the solicitation of proxies by or on behalf of Company from or the casting of votes by, the stockholders of Company with respect to the Merger. There is no liability for any dividends or other distributions declared or accumulated but unpaid with respect to any capital stock of Company.

      2.3  Authority; Validity. Company has the corporate power and authority to execute and deliver this Agreement and the Option Agreement and, subject to approval of this Agreement by the shareholders of Company in accordance with the applicable provisions of the DGCL (the “Company Shareholders’ Approval”), to carry out its obligations hereunder and thereunder. The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Company’s Board of Directors. Company’s Board of Directors has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for consideration at a meeting of such shareholders and, except for the Company Shareholders’ Approval, no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement, the Option Agreement and the Inducement Agreement and the consummation of the transactions contemplated hereby and thereby. Upon execution and delivery hereof (assuming that this Agreement is the legal, valid and binding obligation of Parent and Buyer), this Agreement will be the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

      2.4  No Conflict. Except as set forth on Schedule 2.4, neither Company nor any of its Subsidiaries nor any of its or their assets is subject to or obligated under any charter, bylaw, Contract, or other instrument or permit, or subject to any law, statute, rule, regulation, judgment, order, decree or award, which would be defaulted, breached, terminated, forfeited or violated by or in conflict with (or upon the failure to give notice or the lapse of time, or both, would result in a default, breach, termination, forfeiture or conflict with Company’s execution, delivery and performance of this Agreement and the Option Agreement and the transactions contemplated hereby and thereby except where such event or occurrence is not reasonably likely to result in losses, liabilities, costs or expenses, damage or decline in value to the business, condition or properties of Company’s Business (collectively, “Losses”) that, individually or in the aggregate, would have a Company Material Adverse Effect. Except as set forth on Schedule 2.4 and except for compliance with the HSR Act, Company’s execution, delivery and performance of this Agreement and the Option Agreement and the transactions contemplated hereby and thereby will not result in the creation of any lien, pledge, security interest or other encumbrance on the assets of Company or any of its Subsidiaries or result in any change in the rights or obligations of any party under or the acceleration of (with or without the giving of notice or the lapse of time), any provision of any Material Contract of Company or any of its Subsidiaries or any change in the rights or obligations of Company or any of its Subsidiaries under any law, statute, rule, regulation, judgment, order, decree or award or permit or license to which Company or any of its Subsidiaries is subject except where such encumbrance or change would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

      2.5  Consents. Except as set forth on Schedule 2.5 and other than (i) the filing of the Certificate of Merger as provided in Section 1.3, (ii) the filing with the SEC and the NYSE of the Proxy and Registration Statement, (iii) such consents (including the Company Shareholders’ Approval), orders, approvals, authorizations, registrations, declarations and filings as may be required under the DGCL, applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act” ) and (v) such local consents, orders, approvals, authorizations, registrations, declarations and filings which, if not obtained or made would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and that would not impair, prohibit or prevent the consummation of the transactions contemplated hereby, no consent of any Person not a party to this Agreement, or consent of or filing with (including any waiting period) any domestic or foreign court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required to be obtained or performed on the part of Company to permit the Merger and the other transactions contemplated hereby.

      2.6  Financial Statements; SEC Filings.

      (a)  Company has delivered to Buyer the unaudited consolidated balance sheet of Company as of December 31, 1999 and the consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 1999 and 1998. All financial statements delivered pursuant to this Section 2.6(a) are in accordance with the books and records of Company and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. All consolidated balance sheets included in such financial statements present fairly in all material respects the consolidated financial position of Company as of the dates thereof. Except as and to the extent reflected or reserved against in such consolidated balance sheet (including the notes thereto), as of December 31, 1999, Company did not have any liabilities or obligations (absolute or contingent) of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet as of such date. All consolidated statements of income present fairly in all material respects the consolidated results of operations of Company for the periods indicated. All accounts receivable appearing on such consolidated balance sheet arose from bona fide sales of products or services in the ordinary course of business consistent with past practice and are current and collectible in the amounts appearing thereon, net of any allowances for bad debts and customer returns. All inventories appearing on such consolidated balance sheet are owned by Company or its Subsidiaries free and clear of any liens or encumbrances and are of merchantable quality and in good condition and, to the extent such inventories are not of merchantable quality or in good condition, appropriate reserves have been provided therefor. Since December 31, 1999, Company has not made any changes in the accounting principles it has followed theretofore in preparing its consolidated financial statements, and all transactions have been recorded in Company’s accounting records in the same manner as theretofore.

      (b)  Since January 1, 1998, Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Act, the Exchange Act and the respective rules and regulations thereunder (such forms, statements, reports and documents are collectively referred to as the “Company SEC Filings”). Company has delivered or made available to Buyer accurate and complete copies of all of the Company SEC Filings.

      (c)  As of their respective dates, (i) each of Company’s past Company SEC Filings was, and each of its future Company SEC Filings will be, prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act; and (ii) none of its past Company SEC Filings did, and none of its future Company SEC Filings will, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (d)  Except as set forth on Schedule 2.6(d), neither Company nor any of its Subsidiaries is obligated to make earnout payments or other similar payments of cash or securities arising from completed acquisitions of businesses by Company and its Subsidiaries to the former owners of such businesses.

      2.7  Tax Matters.

      (a)  Company and each of its Subsidiaries has filed all Tax Returns required to be filed by it, except where failures to make such Tax Returns would not, individually or in the aggregate, have a Company Material Adverse Effect, and all such Tax Returns are complete and accurate in all material respects. Company and each of its Subsidiaries has paid (or Company has paid on its behalf) all Taxes shown as due on such Tax Returns. The most recent financial statements referred to in Section 2.6 reflect an adequate reserve for all Taxes payable by Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements and no liabilities for Taxes have been incurred by Company or any of its Subsidiaries subsequent to such date other than in the ordinary course of its business.

      (b)  No action, suit, investigation, audit, claim, assessment or adjustment is pending or proposed or threatened in writing with respect to a material amount of Taxes of Company or any of its Subsidiaries.

      (c)  There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material amount of Taxes and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority.

      (d)  No material liens for Taxes exist with respect to any assets or properties of Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due.

      (e)  None of Company or any of its Subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to a material amount of Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), and none of Company or any Subsidiary has been a member of any group of corporations filing federal, state, local or foreign Tax Returns on a combined or consolidated basis other than each such group of which it is currently a member.

      (f)  None of Company or any of its Subsidiaries shall be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting.

      (g)  All material amounts of Taxes which Company or any Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued.

      (h)  Neither Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the “Code”) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined n Section 341(f)(2) of the Code) owned by Company or any of its Subsidiaries.

      (i)  Neither Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or that would not be deductible pursuant to the terms of section 162(m) of the Code.

      (j)  Neither Company nor any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

      (k)  None of Company or any of its Subsidiaries has agreed, or is otherwise required, to make any adjustments pursuant to Code Section 481(a) or any similar provision of state, local or foreign law, or has any application pending with any taxing authority requesting permission for a change in accounting methods.

      2.8  Absence of Certain Changes or Events. Except as set forth on Schedule 2.8 (or disclosed in the Company SEC Filings since December 31, 1999), since December 31, 1999, there has not been (a) any event which has resulted in, or is likely to result in, a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) in respect of the capital stock of Company, or any redemption or other acquisition of such stock by Company; (c) any increase in the compensation payable or to become payable by Company to its officers or key employees, except those occurring in the ordinary course of business, or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees; or (d) any labor dispute, other than routine matters, none of which is material to Company’s Business.

      2.9  Material Contracts; Customers and Suppliers. Schedule 2.9 lists each of the Contracts to which Company or any of its Subsidiaries is a party or to which Company, any of its Subsidiaries or any of their respective properties is subject or by which any thereof is bound as of the date hereof (i) that would be required by Item 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K, (ii) that relates to MIS (data processing) equipment or other capital equipment in the amount of $50,000 or more, (iii) that is in the amount of $50,000 or more and contains any provision prohibiting or limiting assignment thereof (including by merger or otherwise by operation of law) allowing another party to terminate or change any term or provision thereof in the event of any change in control or merger of Company or any of its subsidiaries, or (iv) pursuant to which Company or any of its Subsidiaries has the right to borrow money or obtain any financial accommodation (each a “Material Contract” ) except for those Contracts listed as exhibits to Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 1998 or disclosed in Company SEC Filings since December 31, 1998. Except as set forth on Schedule 2.9, no breach or default, alleged breach or default or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Company or any of its Subsidiaries, as the case may be, or, to Company’s knowledge, any other party or obligor with respect thereto, has occurred, except where such breaches or defaults, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. To Company’s knowledge, no party to any Material Contract intends to cancel, withdraw, modify or amend such Material Contract. Schedule 2.9 also lists any customers to whom Company sold products in an amount in excess of $2,300,000 during the fiscal year ended December 31, 1999 (“Principal Customers”).

Schedule 2.9 also lists any suppliers for whom Company sold products in an amount in excess of $5,000,000 during the fiscal year ended December 31, 1999 (“Principal Suppliers”). Except as set forth on Schedule 2.9(ii), no Principal Customers or Principal Suppliers has advised Company that it intends to terminate its relationship with Company as a result of the consummation of the transaction contemplated by this Agreement. Except as set forth in Schedule 2.9, neither Company nor any of its affiliates is a party to, or in negotiations for the purpose of entering into, any agreement to acquire a majority of the voting securities of, or substantially all of the assets of, any Person or any business division of any Person.

      2.10  Title and Related Matters. Schedule 2.10 sets forth a list of parcels of real property owned or leased by Company or any of its Subsidiaries, including all sales and distribution facilities and all corporate support and distribution centers. Except as set forth in Schedule 2.10, Company has good and indefeasible title to all of its properties, interests in properties and assets, real and personal, reflected in Company’s December 31, 1999 consolidated balance sheet or acquired after December 31, 1999 or necessary to conduct its business as now conducted (except properties, interests on properties and assets sold or otherwise disposed of since December 31, 1999 in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable, (b) liens for mechanics’, carriers’, workmens’, repairmens’, landlord, statutory or common law liens either not delinquent or being contested in good faith, (c) such imperfections of title, liens, restrictions, variances and easements as do not materially detract from the value of or interfere with the value or the present or presently contemplated future use of the properties subject thereto or affected thereby, or otherwise materially impair the present or presently contemplated future business operations at such properties and (d) liens securing debt which is reflected on Company’s December 31, 1999 consolidated balance sheet. The plants and equipment of Company that are necessary to the operation of Company’s Business are in good operating condition and repair (subject to normal wear and tear). All properties material to the operations of Company are reflected in Company’s December 31, 1999 consolidated balance sheet to the extent generally accepted accounting principles require the same to be reflected.

      2.11  Employee Benefit Plans.

      (a)  Schedule 2.11(a) lists all employee benefit and compensation plans, programs, policies, agreements and commitments (other than oral employment agreements that are terminable at will by the employer without additional cost) covering any employee or former employee, or the beneficiary of either, of Company or any entity which would be aggregated at any relevant time with Company pursuant to Section 414(b), (c), (m), or (o) of the IRC (referred to herein as a “Company ERISA Affiliate”), providing benefits in the nature of pension, profit sharing, deferred compensation, retirement, severance, bonus, incentive compensation, stock option, stock bonus, stock purchase, health, medical, life, disability, sick leave, vacation, or other welfare or fringe benefits, including, without limitation, all employee benefit plans (as defined in Section 3(3) of ERISA (referred to herein as the “Company ERISA Plans”), and fringe benefit plans (as defined in IRC Section 6039D) (together with Company ERISA Plans referred to herein as the “Company Benefit Plans”). Except as set forth on Schedule 2.11(a), neither Company nor any Company ERISA Affiliate has ever contributed to, or been obligated to contribute to, (i) a multiemployer plan (as defined in Section 3(37) of ERISA) or (ii) a Company Benefit Plan subject to Title IV of ERISA.

      (b)  Except as set forth on Schedule 2.11(b), each Company Benefit Plan is currently, and has been in the past, operated and administered in all material respects in compliance with its terms and with the requirements of all applicable Laws, including, without limitation, ERISA and the IRC. Each Company Benefit Plan which is, or was, intended to qualify under IRC Section 401(a) (referred to herein as a “Qualified Plan”) is, or was, so qualified and either (i) has been determined by the IRS to be so qualified by the issuance of a favorable determination letter a copy of which has been furnished to Parent, which remains in effect as of the date hereof and, to Company’s knowledge, nothing has occurred since the date of such letter to cause such letter to be no longer valid, or (ii) is within the “remedial amendment period” as defined in IRC Section 401(b) and the regulations thereunder. Except as set forth on Schedule 2.11(b), all reports, notices and other documents required to be filed with any Governmental Entity or furnished to employees or participants with respect to the Company Benefit Plans have been timely filed or furnished. With respect to the most recent Form 5500 regarding each funded Company Benefit Plan, benefit liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial materials covered thereby since the last Form 5500.

      (c)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or previously maintained by any of them, or the single-employer plan of any Company ERISA Affiliate. Company and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Company ERISA Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof.

      (d)  Except as set forth on Schedule 2.11(d), all contributions required to be paid on or prior to the date hereof to or with respect to any Company Benefit Plan by its terms or applicable law have been paid in full and proper form. Neither any Company ERISA Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of IRC Section 412 or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. Neither Company nor any of its subsidiaries has provided, or is required to provide, security to any Company ERISA Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to IRC Section 401(a)(29).

      (e)  Except as set forth on Schedule 2.11(e), the transactions contemplated by this Agreement (i) do not constitute or result in a severance or termination of employment under any Company Benefit Plan for which severance or termination benefits may be payable with respect to any employee covered thereby, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Benefit Plan or compensation to any employee of Company, or (iii) result in any payments (including parachute payments) or funding (through grants or otherwise) of compensation or benefits under any Company Benefit Plan or Law or result in any obligation or liability of Company to any employee of Company or any Company ERISA Affiliate or (iv) result in payments under any Company Benefit Plan which would not be deductible under IRC Section 162(m) or IRC Section 280G.

      (f)  Neither Company nor any Company ERISA Affiliate, nor to Company’s knowledge any other “disqualified person” or “party in interest” (as defined in IRC Section 4975 and Section 3(14) of ERISA, respectively) with respect to any Company ERISA Plan has engaged in any transaction in violation of Section 406 of ERISA for which no class, individual or statutory exemption exists or any “prohibited transaction” (as defined in IRC Section 4975(c)(1)) for which no class, individual or statutory exemption exists under IRC Section 4975(c)(2) or (d), nor has any such person who is a “fiduciary” (as defined in Section 3(21) of ERISA) of any Company ERISA Plan breached or participated in the breach of any fiduciary obligation imposed pursuant to Part 4 of Title I of ERISA.

      (g)  There are no actions, suits, disputes or claims pending or, to Company’s knowledge, threatened (other than routine claims for benefits) or legal, administrative or other proceedings or governmental investigations pending or, to Company’s knowledge, threatened, against or with respect to any Company Benefit Plan or the assets of any Company Benefit Plan.

      (h)  Under each Company ERISA Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year. The withdrawal liability of Company and its Subsidiaries under each Company ERISA Plan which is a multiemployer plan to which Company, any of its subsidiaries or any ERISA Affiliate has contributed during the preceding 12 months, determined as if a “complete withdrawal,” within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

      (i)  Except as set forth on Schedule 2.11(i), no Company Benefit Plan provides or provided health or medical benefits (whether or not insured) with respect to current or former employees of Company or its subsidiaries beyond their retirement or other termination of service (other than coverage mandated by statutory law). Company or its subsidiaries may amend or terminate any such Company Benefit Plan at any time without incurring any liability themselves.

      (j)  Each Company ERISA Plan that is an “employee welfare benefit plan” as that term is defined in Section 3(1) of ERISA is either (as identified on Schedule 2.11(a)): (i) funded through an insurance company contract, (ii) funded throughout a tax-exempt “VEBA” trust or (iii) unfunded. There is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement, with respect to any Company ERISA Plan which is an employee welfare benefit plan.

      (k)  Company has provided to Parent true and complete copies of the following with respect to each of the Company Benefit Plans: (i) each plan document and summary plan description if any; (ii) each trust agreement, insurance policy or other instrument relating to the funding thereof; (iii) the most recent Annual Report (Form 5500 series) and associated schedules filed with the IRS or the United States Department of Labor for each Company Benefit Plan required to make such filing; (iv) the most recent audited financial statement report, if any; (v) the most recent actuarial report if any; and (vi) a description of each unwritten Company Benefit Plan and the individuals covered thereby.

      (l)  All Company Benefit Plans maintained outside of the United States comply in all material respects with applicable local law. Company and its subsidiaries have no material unfunded liabilities with respect to any such Company Benefit Plan.

      (m)  The Board of Directors of Company has adopted resolutions terminating the ESPP in accordance with Section 18 thereof, effective as of the date hereof, or as soon hereafter as practicable and legally permissible, and providing that no shares of Company Common Stock shall be issued for the current participation period thereunder and that the amount in each participant’s plan account thereunder shall be refunded to such participant in cash pursuant to Section 9(d) thereof.

      (n)  The Board of Directors of Company (through its Options Committee or other body duly exercising the powers thereof) has adopted resolutions approving the conversion of the Options in the manner set forth in Section 1.9(a) and declaring that such conversion constitutes an assumption of the Options in accordance with Section 8(b) of the Company Option Plan.

      2.12  Employment Agreements. Except as set forth on Schedule 2.12, none of Company or any of its Subsidiaries is a party to any employment, consulting, non-competition, severance, or indemnification agreement with any current or former executive officer or director or employee of Company or any of its Subsidiaries. True and complete copies of the agreements set forth on Schedule 2.12 have been furnished to Parent prior to the date hereof. Neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement.

      2.13  Legal Proceedings. Schedule 2.13 sets forth a list of all legal proceedings pending to which Company or any of its Subsidiaries is a party, except (i) all workers’ compensation claims which are fully insured, and (ii) receivables collections for less than $50,000 where Company is the plaintiff and related countersuits. There is no pending or, to Company’s knowledge, threatened judicial or administrative proceeding or investigation affecting Company or any of its Subsidiaries that if resolved adversely to it would reasonably be likely to result in a Company Material Adverse Effect or could reasonably be expected to impair Company’s ability to consummate the Merger.

      2.14  Compliance with Law; Accuracy of Certain Information. Except as set forth on Schedule 2.14 , all licenses, franchises, permits and other governmental authorizations (collectively, “Licenses”) held by Company and its Subsidiaries that are material in connection with Company’s Business are valid and sufficient for all business presently carried on by Company. No suspension, cancellation or termination of any such material Licenses is threatened or imminent. Except as set forth on Schedule 2.14, Company’s Business is being conducted in compliance with all applicable Laws and is not being conducted in violation of any Law, except for violations which either individually or in the aggregate are not reasonably likely to result in a

Company Material Adverse Effect. Any and all past litigation concerning Licenses and all claims and causes of action raised therein have been finally adjudicated. No such License has been revoked, conditioned (except as may be customary) or restricted and no action (equitable, legal or administrative), arbitration or other process is pending, or to the Company’s knowledge, threatened in writing which in any way challenges the validity of, or seeks to revoke, condition or restrict any such License.

      2.15  Accuracy of Proxy and Registration Statement and Other Information. On the date on which Company mails to its shareholders the Proxy and Registration Statement, on the date the Company Shareholders Meeting is held, and on the Effective Date, the Proxy and Registration Statement will contain all material statements concerning Company which are required to be set forth therein in accordance with the Exchange Act; and at such respective times, the Proxy and Registration Statement will not include any untrue statement of a material fact or omit to state any material fact with respect to Company required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information concerning Buyer or any of Buyer’s Subsidiaries or advisors included or incorporated by reference in the Proxy and Registration Statement.

      2.16  Insurance. Schedule 2.16 lists all of Company’s insurance policies. All properties of Company and its subsidiaries are insured for their respective benefits, in amounts customary and reasonable for the line of business of Company and against all risks usually insured against by Persons operating similar properties in the localities where such properties are located under valid and enforceable policies issued by insurers of recognized responsibility, except where failure to so insure would not be reasonably likely to have a Company Material Adverse Effect. Neither Company nor any of its subsidiaries is in default under any such policy or bond, and all such policies are in full force and effect, with all premiums due thereon paid. Company and its subsidiaries have timely filed claims with their respective insurers with respect to all matters and occurrences for which they believe they have coverage except for such failures as are not reasonably likely to result in a Company Material Adverse Effect.

      2.17  Environmental Matters.

      (a)  Each of the Company and each of its Subsidiaries is, and at all times has been, in compliance with all local, state and federal statutes, orders, rules, ordinances, regulations, codes and policies and all judicial or administrative interpretations thereof (collectively, “Environmental Laws”) relating to pollution or protection of the environment, including, without limitation, laws relating to exposures, emissions, discharges, releases or threatened releases of Hazardous Substances (as hereinafter defined) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances. Neither the Company nor any Subsidiary has received any notice of any investigation, claim or proceeding against the Company relating to Hazardous Substances or any action pursuant to or violation or alleged violation under any Environmental Law, and the Company is not aware of any fact or circumstance that could involve the Company or any Subsidiary in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon the Company or any Subsidiary that would reasonably be expected to have a Company Material Adverse Effect.

      (b)  To the knowledge of the Company, there are no Hazardous Substances in, under or about the soil, sediment, surface water or groundwater on, under or around any properties at any time owned, leased or occupied by the Company or any Subsidiary. Neither the Company nor any Subsidiary has disposed of any Hazardous Substances on or about such properties. There is no present release or threatened release of any Hazardous Substances in, on, under or around such properties. Neither the Company nor any Subsidiary has disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment.

      2.18  Certain Agreements. Except as set forth in Schedule 2.18, neither the Company nor any of its Subsidiaries is a party to any Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where the liability that would reasonably be expected to result would have a Company Material Adverse Effect.

      2.19  Intellectual Property.

      (a)  The Company and each of its Subsidiaries owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company or such Subsidiary, as currently conducted in any material respect. Schedule 2.19 lists all current patents, registered and material unregistered copyrights, trade names and service marks, any domain name, and any applications therefor owned by the Company (the “Company Intellectual Property Rights”), and specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.19 includes and specifically identifies all third-party patents, trademarks, and copyrights (including software) (the “Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of, any product of the Company or any of its Subsidiaries. Schedule 2.19 lists (i) any requests the Company or any Subsidiary has received to make any registration of the type referred to in the penultimate sentence prior hereto, including the identity of the requester and the item requested to be so registered, and the jurisdiction for which such request has been made; (ii) all material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Company Intellectual Property Right, or any trade secret material to the Company; and (iii) all material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Third Party Intellectual Property Rights, or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

      (b)  Neither the Company nor any of its Subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described in Schedule 2.19. Except as set forth in Schedule 2.19, no claims with respect to the Company Intellectual Property Rights, any trade secret material to the Company or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or any of its Subsidiaries, are currently pending or, to the knowledge of the Company, are threatened by any person, (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries infringes on any patent, trademark, trade name, service mark, copyright, or trade secret; (ii) against the use by the Company or its Subsidiaries of any patent, trademarks, trade names, copyrights, trade secrets, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company and its Subsidiaries, or (iv) challenging the Company’s or any of its Subsidiaries’ license or legally enforceable right to use of the Third Party Intellectual Property Rights. To the Company’s knowledge, after reasonable investigation, all patents, registered trademarks, trade names, service marks, and copyrights held by the Company or any of its Subsidiaries are valid and subsisting. To the Company’s knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (A) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding such involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated prior the date hereof or been informed or notified by any third party that the Company may be engaged in such infringement or (B) has knowledge of any infringement liability with respect to, or infringement by, the Company or any of its Subsidiaries of any trade secret, patent, trademark, service mark, or copyright of another.

      (c)  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any license agreement, contract or other arrangement of any nature relating to Company Intellectual Property Rights or Third Party Intellectual Property Rights.

      (d)  Schedule 2.19 contains a complete and accurate list of any proceedings before any patent or trademark authority to which the Company or a Subsidiary is a party, a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, opposition, and protests. Such list includes any pending applications for reissue or reexamination of a patent. The Company or a Subsidiary has the exclusive right to file, prosecute and maintain any such applications for patents, copyrights or trademarks and the patents and registrations that issue therefrom.

      (e)  Each employee of the Company and its Subsidiaries has executed a confidentiality, invention and copyright agreement with the Company in the forms previously delivered to Parent.

      2.20  Product Warranties. Except as set forth in Schedule 2.20, all products are sold or licensed by the Company and its Subsidiaries pursuant to terms that provide (a) the Company’s disclaimer of all warranties, express or implied, including those of merchantability and fitness for a particular purpose; (b) the Company’s disclaimer of all consequential damages arising from the use or possession of the product, regardless of whether such liability is based in tort, contract or otherwise; and (c) language stating that if the foregoing disclaimers are held to be unenforceable, the Company’s maximum liability shall not exceed the amount of money(ies) paid for such product(s).

      2.21  Labor Matters. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any group of their respective employees. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and neither the Company or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against any such parties under any such agreement or contract. There are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its Subsidiaries. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries. No consent of any union which is a party to any collective bargaining agreement with the Company or any of its Subsidiaries is required to consummate the transactions contemplated by this Agreement.

      2.22  Related Party Transactions. Except as set forth in the Company SEC Filings or Schedule 2.22, no director, officer, or “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company (a) has outstanding any indebtedness or other similar obligations of the Company or any of its Subsidiaries, other than ordinary course of business travel advances or (b) other than employment related benefits agreements contemplated by or disclosed in this Agreement, is a party to any legally binding contract, commitment or obligation to, from or with the Company or any of its Subsidiaries.

      2.23  State Takeover Statutes. The action of the Board of Directors of the Company in approving the Merger, this Agreement, the Option Agreement and the Inducement Agreement and the transactions contemplated hereby and thereby is sufficient to render inapplicable to the Merger, this Agreement, the Option Agreement and the Inducement Agreement the provisions of Section 203 of the DGCL.

      2.24  Brokers; Advisors. No broker, investment banker, financial advisor or other person, other than Alliant Partners and Tucker, Anthony, Cleary, Gull, the fees and expenses of which will be paid by the Company (and are reflected in agreements between Alliant Partners and Tucker, Anthony, Cleary, Gull, respectively, and the Company, complete copies of which have been furnished to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true and complete estimate of the fees and costs of all financial and accounting advisors and legal counsel retained by Company in connection with the negotiation and consummation of the Merger is set forth in Schedule 2.24.

      2.25  Full Disclosure. No representation or warranty by the Company herein (including the Schedules and Exhibits hereto) or in any certificate furnished by or on behalf of the Company to Parent in connection herewith, taken together with all the other information provided to Parent or its counsel in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

      Parent and Buyer hereby represent and warrant to Company as follows:

      3.1  Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has corporate power to carry on its business as it is now being conducted. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has corporate power to carry on its business as it is now being conducted.

      3.2  Authority; Validity. Parent and Buyer have all corporate power and authority to execute and deliver this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Board of Directors of Parent and Buyer, and no other corporate proceedings on the part of Parent or Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery hereof (assuming that this Agreement is the legal, valid and binding obligation of Company), this Agreement will be the valid and binding obligation of Parent and Buyer enforceable against Parent and Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors rights generally and equitable principles.

      3.3  No Conflict. Neither Parent, Buyer nor any of their respective assets is subject to or obligated under any charter, bylaw, Contract, or other instrument or any permit, or subject to any statute, rule, order or decree, which would be defaulted, breached, terminated, forfeited or violated by or in conflict (or upon the failure to give notice or the lapse of time, or both, would result in a default, breach, termination, forfeiture or conflict) with its this Agreement and the transactions contemplated hereby except where such event or occurrence (i) as of the date hereof is not reasonably likely to result in Losses that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect; or (ii) between the date hereof and the Closing Date would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

      3.4  Consents. Except as contemplated by this Agreement, no consent of any Person not a party to this Agreement, nor consent of or filing with (including any waiting period) any Governmental Entity, is required to be obtained or performed on the part of Parent and Buyer to permit the Merger.

      3.5  Legal Proceedings. Except as otherwise disclosed by Parent to Company there is no pending or, to Parent’s knowledge, threatened judicial or administrative proceeding or investigation affecting Parent that if resolved adversely to Parent would reasonably be likely to result in a Parent Material Adverse Effect or could reasonably be expected to impair its ability to consummate the Merger.

      3.6  Financial Statements, SEC Filings.

      (a)  Parent has delivered copies of the following financial statements to Company: (i) the consolidated balance sheet of Parent at July 2, 1999 and the consolidated statements of income, shareholders’ equity and cash flows for the years ended July 2, 1999 and June 26, 1998, in each case including the notes thereto and the related report of Arthur Andersen LLP, independent certified public accountants, and (ii) the unaudited consolidated balance sheet of Parent at December 31, 1999 and the unaudited consolidated statements of income, shareholders’ equity and cash flows for the six-month period ended December 31, 1999 in each case including any notes thereto.

      (b)  All financial statements delivered pursuant to Section 3.6(a) hereof are in accordance with the books and records of Parent and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC). All consolidated balance sheets included on such financial statements present fairly in all material respects the consolidated financial position of Parent as of the dates thereof (subject, in the case of the unaudited statements, to customary reclassification year-end adjustments). Except as and to the extent reflected or reserved against in such consolidated balance sheets (including the notes thereto) as of December 31, 1999, Parent did not have any liabilities or obligations (absolute or contingent) of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet as of such date. All consolidated statements of income included on such financial statements present fairly in all material respects the consolidated results of operations of Parent for the periods indicated.

      (c)  Since January 1, 1998, Parent has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Act, the Exchange Act and the respective rules and regulations thereunder (such forms, statements, reports and documents are collectively referred to as the “Parent SEC Filings”). Parent has delivered or made available to Company accurate and complete copies of all of the Parent SEC Filings.

      (d)  As of their respective dates, (i) each of Parent’s past Parent SEC Filings was, and each of its future Parent SEC Filings will be, prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act; and (ii) none of its past Parent SEC Filings did, and none of its future Parent SEC Filings will, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.7  No Material Adverse Effect. Since December 31, 1999 there has not been any event which has had or is likely to have a Parent Material Adverse Effect.

      3.8  Compliance with Law. All licenses, franchises, permits and other governmental authorizations held by Parent that are material in connection with Parent’s Business are valid and sufficient for all business presently carried on by Parent except where the failure to maintain such a valid and sufficient permit would not reasonably be likely to result in a Parent Material Adverse Effect. No suspension, cancellation or termination of any such material, licenses, franchises, permits and other governmental authorizations is threatened or imminent. Parent’s Business is not being conducted in violation of any Law, except for violations which either individually or in the aggregate are not reasonably likely to result in a Parent Material Adverse Effect.

      3.9  Accuracy of Proxy and Registration Statement and Other Information. On the date on which Company mails to its shareholders the Proxy and Registration Statement, on the date the Company Shareholders Meeting is held, and on the Effective Date, the Proxy and Registration Statement will contain all material statements concerning Parent and Buyer which are required to be set forth therein in accordance with the Securities Act and the Exchange Act; and at such respective times, the Proxy and Registration Statement will not include any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, Parent and Buyer make no representation or warranty with respect to any information concerning Company or any of Company’s Subsidiaries or advisors included or incorporated by reference in the Proxy and Registration Statement.

      3.10  Full Disclosure. No representation or warranty by Parent or Buyer herein (including the Schedules and Exhibits hereto) or in any certificate furnished by or on behalf of Parent or Buyer to Company in connection herewith, taken together with all the other information provided to Company or its counsel in connection with the transactions contemplated hereby and all the information included in the Parent SEC Filings, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

      3.11  No Brokers or Finders. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finder’s fees or commissions in connection with the transactions contemplated herein, except that Parent has retained Merrill Lynch & Co. as its financial advisor, whose fees and expenses will be paid by Parent.

ARTICLE IV

COVENANTS

      4.1  Access and Information.

      (a)  Subject to applicable laws and regulations, upon reasonable notice during the period from the date hereof through the Effective Time, Company will give to Parent and Buyer and Parent and Buyer’s Representatives full access during normal business hours to all of its and its subsidiaries’ properties, books, records, documents (including, without limitation, Tax Returns for all periods open under the applicable statute of limitations), personnel, auditors and counsel, and each party shall (and shall cause its subsidiaries to) furnish promptly to the other party all information concerning such party and its subsidiaries as such other party or such other party’s Representatives may reasonably request. Subject to applicable laws and regulations, upon reasonable notice during the period from the date hereof through the Effective Time, Parent and Buyer will provide to Company and Company’s Representatives such information as Company may reasonably request to determine the accuracy of Parent’s and Buyer’s representations and warranties in this Agreement and compliance by Parent and Buyer with their covenants in this Agreement.

      (b)  All non-public information disclosed by any party (or its Representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its Representatives) shall be kept confidential by such other party and its Representatives and shall not be used by any such Persons other than as contemplated by this Agreement. Subject to the requirements of applicable Law, Parent, Buyer and Company will keep confidential, and each will cause their respective Representatives to keep confidential, all such non-public information and documents unless such information (i) was already known to Parent, Buyer or Company, as the case may be, as long as such information was not obtained in violation of a confidentiality obligation (ii) becomes available to Parent, Buyer or Company, as the case may be, from other sources not known by Parent, Buyer or Company, respectively, to be bound by a confidentiality obligation, (iii) is independently acquired by Parent, Buyer or Company, as the case may be, as a result of work carried out by any Representative of Parent, Buyer or Company, respectively, to whom no disclosure of such information has been made, (iv) is disclosed with the prior written approval of Company or Parent, Buyer, as the case may be, or (v) is or becomes readily ascertainable from publicly available information. Upon any termination of this Agreement, each party hereto will collect and deliver to the other, or certify as to the destruction of, all documents obtained by it or any of its Representatives then in their possession and any copies thereof.

      (c)  Subject to applicable Law, if between the date hereof and the Effective Date any Governmental Entity shall commence any examination, review, investigation, action, suit or proceeding against any party hereto with respect to the Merger, such party shall (i) give the other parties prompt notice thereof, (ii) keep the other parties informed as to the status thereof and (iii) permit the other parties to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such Governmental Entity in connection with such examination, review, investigation, action, suit or proceeding.

      4.2  Governmental Filings. Subject to the terms and conditions herein provided, the parties hereto shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) using all reasonable efforts to take, or cause to be taken, all other action and doing, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

      4.3  Consents and Approvals.

      (a)  Company shall use its commercially reasonable efforts to obtain any and all consents from other parties to all Material Contracts, if necessary or appropriate to allow the consummation of the Merger. Each party hereto shall use its commercially reasonable efforts to obtain any and all permits or approvals of any Governmental Entity required by such party for the lawful consummation of the Merger.

      (b)  Each party hereto shall, upon request, furnish each other with all information concerning themselves, their respective subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy and Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, Buyer or Company to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

      (c)  Each party hereto shall promptly furnish each other with copies of all written communications received by such party or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

      4.4  Meeting of Shareholders; Proxy and Registration Statement; Listing Application.

      (a)  Meeting of Shareholders. Company shall take all action necessary in accordance with applicable Law and its charter documents to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to consider and vote upon this Agreement, the Merger and all matters related thereto. Company shall, through its Board of Directors, recommend to its shareholders approval of such matters (unless Company’s directors after consultation with legal counsel, believe such action is inconsistent with the proper exercise by such directors of their fiduciary duties), and Company shall use its best efforts to obtain such approval by its shareholders. Company agrees to adjourn, postpone or delay its meeting, or to convene a second meeting, as appropriate, in the event insufficient voting shares are present to conduct the meeting.

      (b)  Proxy and Registration Statement. As promptly as reasonably practicable, Company, Parent and Buyer shall prepare and file with the SEC a proxy statement and registration statement on Form S-4 under the Securities Act and the rules and regulations promulgated thereunder with respect to the Parent Stock to be issued in the Merger (the “Proxy and Registration Statement” or “Registration Statement”) for use in connection with the Company’s shareholder meeting. The Proxy and Registration Statement shall not be filed, and no amendment or supplement to the Proxy and Registration Statement shall be made by either Company or Parent, without prior consultation with the other party and its counsel. Company and Parent shall cooperate and use all reasonable efforts to have the Registration Statement declared effective by the SEC. Parent will, as promptly as practicable, provide any written comments received from the SEC with respect to the Registration Statement and advise Company of any verbal comments received from the SEC with respect thereto. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under the securities or “blue sky” laws of the various States in connection with the issuance of the Parent Stock pursuant to the Merger.

      (c)  Indemnification. Each of Company and Parent (each an “Indemnifying Party”) agrees to indemnify and hold harmless the other, each person who controls the other within the meaning of the Securities Act, and each director and officer of the other, against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and costs of investigation and defense) that are based on the ground or alleged ground that the Registration Statement includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. This indemnification obligation extends, however, only insofar as any such statement or omission was made in reliance upon, and in conformity with, any written information furnished by the Indemnifying Party for use in the preparation of such materials. These indemnity obligations will remain in force after any termination of this Agreement.

      (d)  Listing Application. Parent shall use its best efforts to cause the Parent Stock distributed in connection with the Merger to be authorized for listing on the NYSE and shall make all necessary blue sky law filings in connection therewith.

      4.5  Conduct of Company Business. Company covenants and agrees that after the date hereof and prior to the Effective Time (unless Parent and Buyer shall have agreed in writing):

(a) Ordinary Course. Company will, and will cause its subsidiaries to, operate Company’s Business only in the ordinary course of business consistent with past practices and use its best efforts to (i) preserve its existing business organization, insurance coverage, material rights, material licenses or permits, advantageous business relationships, material agreements and credit facilities; (ii) retain and keep available the services of its present officers, employees and agents; and (iii) preserve the goodwill of its customers, suppliers and others having business relations with it. Company and its subsidiaries will not: (A) enter into any material transaction or commitment, or dispose of or acquire any material properties or assets, except purchases and sales of inventory in the ordinary course of business consistent with past practices; (B) implement any new employee benefit plan, or employment, compensatory or severance agreement; (C) amend any existing employee benefit plan or employment agreement except as required by Law or by this Agreement; or (D) take any action that would jeopardize the continuance of its material supplier or customer relationships; (E) make any material change in the nature of their businesses and operations; (F) enter into any transaction or agreement with any officer, director or affiliate of Company or any of its subsidiaries; (G) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by Company or any of its subsidiaries of more than $100,000 in any specific case in the aggregate, excluding transactions in the ordinary course of business; or (H) make any Tax election or make any change in any method or period of accounting or any material change in any accounting policy, practice or procedure.

(b) Charter Documents. Company will not amend its Certificate of Incorporation or By-Laws and will not permit any of its Subsidiaries to amend their charter documents or by-laws.

(c) Dividends. Company will not declare or pay any dividend or make any other distribution in respect of its capital stock.

(d) Stock. Company will not split, combine or reclassify any shares of its capital stock, or issue, redeem or acquire (or agree to do so) any of its equity securities, options, warrants, or convertible instruments, except (i) pursuant to existing obligations under Company Benefit Plans, (ii) pursuant to the existing commitments or conversion rights listed on Schedule 2.2(a) or (iii) pursuant to Section 4.15. Company will not grant any Options.

      4.6  Publicity. Company and Parent must mutually agree upon the initial press releases. Thereafter, Company and Parent shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without prior consultation with both Company and Parent, except to the extent that the disclosing party is advised by its counsel that such action is required by applicable Law, and then, if practicable, only after consultation with the other party.

      4.7  Notification of Defaults and Adverse Events. Company and Parent will promptly notify each other if, subsequent to the date of this Agreement and prior to the Effective Date: (i) an event occurs that may be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively, or (ii) any suit, action or proceeding is instituted or, to the knowledge of Company or Parent, threatened against or affecting Company or Parent or any of their respective subsidiaries which, if adversely determined, would be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect. Each of Company and Parent will promptly notify the other if it determines it is or will be unable to comply with any of its obligations under this Agreement or fulfill any conditions under its control.

      4.8  Satisfy Conditions to Closing. Parent and Company shall each use its reasonable best efforts to cause all conditions to Closing to be satisfied.

      4.9  Termination Fee. If this Agreement is terminated (a) by Parent pursuant to Section 6.1(d), Section 6.1(e), Section 6.1(f) or Section 6.1(h), or (b) by Company pursuant to Section 6.1(d) or Section 6.1(g) (in each case only if the Company or its stockholders have received in writing, or there shall have been publicly disclosed, an Acquisition Proposal on or before the date of such termination), then Company shall pay to Parent, upon demand, $750,000 in cash. If within one year of (A) any such termination, or (B) any termination by Parent pursuant to Section 6.1(c)(if prior to such termination pursuant to Section 6.1(c), (i) the SEC shall have declared effective the Proxy and Registration Statement, (ii) the waiting period under the HSR Act shall have expired, in each case no later than August 1, 2000, and (iii) the Company or its stockholders shall have received in writing, or there shall have been publicly disclosed, an Acquisition Proposal), Company enters into an agreement to effect an Acquisition Proposal, then Company shall pay to Parent, upon demand, an amount in cash equal to $4,500,000, less any amount paid pursuant to the immediately preceding sentence (the total of all amounts payable under this Section 4.9 being the (“Termination Fee” ).

      4.10  Anti-takeover Statutes. If any anti-takeover or similar statute is applicable to the transactions contemplated hereby, Company will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such anti-takeover or similar statute on the transactions contemplated hereby.

      4.11  Indemnification; Insurance.

      (a)  Indemnification. For not less four (4) years after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless, each present and former director and officer of Company and each such person’s personal representative, estate, testator or intestate successors (the “Indemnified Parties”) against any and all losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement with the approval of Parent and the Surviving Corporation (which approval shall not be unreasonably withheld) in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to the Effective Time (including without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after, the Effective Time, to the full extent Company would be permitted under the DGCL or Company’s Certificate of Incorporation or By-Laws in effect as of the date of this Agreement (to the extent consistent with applicable law), including, without limitation, provisions relating to advances of expenses incurred in the defense of any action or suit, provided that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under Delaware law and the Company’s Certificate of Incorporation and By-laws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party. In addition, Parent and the Surviving Corporation shall pay expenses incurred by an Indemnified Party in advance of the final disposition of any such action or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Without limiting the foregoing, in the event any claim, action, suit, proceeding or investigation is brought against any Indemnified Party, Parent and the Surviving Corporation shall be entitled to assume the defense of any such action or proceeding. Upon assumption by Parent and the Surviving Corporation of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in such action or proceeding and to retain its own counsel, but neither Parent nor the Surviving Corporation shall be liable for any legal fees or expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (i) Parent and the Surviving Corporation have agreed to pay such fees and expenses, (ii) the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel provided by Parent and the Surviving Corporation is not possible due to conflicts of interest among Parent and the Surviving Corporation and the Indemnified Party, or (iii) Parent and the Surviving Corporation shall have failed in a timely manner to assume the defense of the matter. Neither Parent nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent. Neither Parent nor the Surviving Corporation shall, except with the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the release by the claimant or plaintiff of such Indemnified Party from all further liability in respect of such claim. Any Indemnified Party wishing to claim indemnification under this Section 4.11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation (but the failure so to notify Parent and the Surviving Corporation shall not relieve it from any liability which it may have under this Section 4.11(a) except to the extent such failure materially prejudices Parent and the Surviving Corporation). In addition to the foregoing, and without limiting in any manner the foregoing, after the Effective Time Parent and the Surviving Corporation shall assume the obligations of Company under the indemnification agreements set forth in Section 4.4(c), but only to the extent Company would be permitted under the DGCL to perform its obligations under such indemnification agreements.

      (b)  Insurance. For a period of not less than four (4) years after the Effective Date, Parent and the Surviving Corporation shall cause to be maintained officers’ and directors’ liability insurance covering Company’s existing officers and directors who are currently covered in such capacities by Company’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to such officers and directors than such existing insurance provided, further, that in no event shall Parent and the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or obtain coverage in excess of the coverage that is available for such 200% of such annual premium).

      4.12  Employee Benefits. (a) As soon after the date hereof as practicable and legally permissible, Company shall make a cash refund of all participant plan accounts under the ESPP pursuant to the resolutions described in Section 2.11(m).

      (b)  At the Effective Time, the Surviving Corporation shall offer all persons who were theretofore employees of Company and its subsidiaries benefits under Parent Benefit Plans which, in the aggregate, are no less favorable to such employees than those that Company currently provides to its own employees. Each Parent Benefit Plan (i) shall give credit for purposes of eligibility to participate and vesting to employees of Company and its subsidiaries for service prior to the Effective Time with Company and its subsidiaries (and their predecessors, to the extent credit for service with such predecessors was given by Company) to the same extent that such service was recognized under a comparable Company Benefit Plan and (ii) shall, if applicable, waive any pre-existing condition or limitation applicable to the addition of such employees to any Parent Benefit Plan to the same extent that such condition or limitation would be waived under a comparable Company Benefit Plan.

      4.13  No Solicitation. From and after the date hereof, Company shall not, and shall not authorize or permit any of its subsidiaries or Representatives to, directly or indirectly, solicit or initiate (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any person or entity, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, Company may (a) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; and (b) at any time prior to the Closing, (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Company or any of its subsidiaries or Representatives after the date hereof) seeks to initiate such discussions or negotiations, and may furnish such third party nonpublic information concerning Company and its business, properties and assets if, and only to the extent that, (A) (1) the third party has first made a bona fide Acquisition Proposal that the Board of Directors of Company believes in good faith (after consultation with its financial advisor) is reasonably capable of being completed, taking into account all relevant, legal, financial, regulatory and other aspects of the Acquisition Proposal and the source of its financing, and believes in good faith (after consultation with its financial advisor and after considering all of the terms, conditions, representations, warranties and covenants which are included in such Acquisition Proposal) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the shareholders of Company, from a financial point of view, than the transactions contemplated by this Agreement and believes in good faith (after consultation with its financial advisor) that the person making such Acquisition Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal (any such more favorable Acquisition Proposal being referred in this Agreement as a “Superior Proposal”) and (2) Company’s Board of Directors shall conclude in good faith, after considering applicable provisions of state law, that such action may be necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (B) forty-eight hours prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Company (1) provides prompt notice to Parent to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (2) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement, and/or (ii) accept a Superior Proposal from a third party, provided that the conditions set forth in clauses (i)(A) and (i)(B) above have been satisfied and Company complies with and terminates this Agreement pursuant to Section 6.1(g). Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons or entities conducted heretofore by Company or any of its subsidiaries or Representatives with respect to the foregoing. The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it) within twenty-four hours of the receipt thereof, and shall keep Parent informed of the status and details of any such inquiry, offer, or proposal.

      4.14  Consent of Holders of Options. Company shall use its best reasonable efforts to obtain and deliver to Parent, prior to the Effective Time, binding agreements from the holders of all of the Options, agreeing to the conversion of such Options on the terms described in Section 1.9.

      4.15  Redemption of Series B Preferred Shares. Prior to the Effective Time, Company will redeem all outstanding shares of its Series B Preferred Stock, and will obtain the prior written consent of the holders of Series A Preferred Shares to such redemption.

      4.16  Audited Financial Statements. As soon as practicable, Company shall deliver the consolidated balance sheet of Company as of December 31, 1999 and the consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 1999 and 1998, in each case including the notes thereto and the related report of PriceWaterhouse Coopers LLP, independent certified public accountants.

ARTICLE V

CONDITIONS

      5.1  Conditions to Obligations of Company, Parent and Buyer. The respective obligations of the parties to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions unless waived in writing by all parties:

(a) Approval. All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the Merger shall have been duly and validly taken by the other parties. The shareholders of Company shall have approved this Agreement and the Merger in accordance with applicable Law.

(b) Approval from Government Entities. All approvals required by any Governmental Entity and all other actions required to effect the Merger and related transactions shall have been obtained. The waiting period under the HSR Act shall have expired, or early termination of the waiting period under the HSR Act shall have been granted.

(c) Absence of Governmental Litigation. No Governmental Entity shall have instituted a proceeding seeking injunctive or other relief in connection with the Merger and related transactions. There shall not be any judgment, decree, injunction, ruling or order of any Governmental Entity that prohibits, restricts, or delays consummation of the Merger.

(d) Effectiveness of Registration Statement. The Registration Statement covering the Parent Stock shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued with respect thereto.

(e) Market Conditions. There shall not have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or Governmental Entity of the United States on the extension of credit by banks or other lending institutions, or (iv) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof.

      5.2  Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions except to the extent waived in writing by Parent and Buyer:

(a) Representations and Compliance. The representations and warranties of Company in this Agreement shall be true and correct as of the date of this Agreement and on the Effective Date with the same effect as though made on and as of such date, except where failure to be so true and correct would not (in the aggregate for all representations and warranties of Company) have Company Material Adverse Effect (other than representations and warranties that are already so qualified, which in each such case shall be true and correct as written), and except for any changes contemplated by this Agreement; Company shall have complied in all material respects with all covenants requiring compliance by it prior to the Effective Date; and Buyer shall have received an officer’s certificate signed by the Chief Executive Officer of Company certifying as to each of the foregoing.

(b) Tax Opinion. Parent shall have received an opinion from Carter, Ledyard & Milburn, counsel to Parent, based upon reasonably requested representation letters and dated the Effective Date, that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of IRC Section 368(a), that each of Parent, Buyer and Company will be a party to that reorganization within the meaning of IRC Section 368(b) and that neither Parent, Buyer nor Company will recognize any gain on the Merger.

(c) No Material Adverse Effect. From the date hereof, there shall not have occurred any event which has resulted or is likely to result in a Company Material Adverse Effect.

(d) Material Contracts. All consents from International Business Machines Corp., IBM Credit Corp. and their affiliates, and from other parties to the Material Contracts listed on Schedule 2.4 if necessary to allow the consummation of the Merger and the continuation of Company’s Business in the ordinary course after consummation of the Merger, shall have been received.

(e) Consent of Option Holders. Company shall have delivered to Parent binding agreements from the holders of at least 90% of the Options (by number of underlying shares of Company Common Stock), agreeing to the conversion of such Options on the terms described in Section 1.9.

(f) Audited Financial Statements. The corresponding portions of the audited financial statements delivered pursuant to Section 4.16 shall not differ, in any manner adverse to Parent and Buyer, from the unaudited financial statements described in Section 2.6(a).

      5.3  Conditions to Obligations of Company. The obligations of Company to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions unless waived in writing by Company:

(a) Representations and Compliance. The representations and warranties of Parent and Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Effective Date with the same effect as though made on and as of such date, except where failure to be so true and correct would not (in the aggregate for all representations and warranties of Parent and Buyer) have a Parent Material Adverse Effect (other than representations and warranties that are already so qualified, which in each such case shall be true and correct as written), except for any changes contemplated by this Agreement; Parent and Buyer shall have complied in all material respects with all covenants requiring compliance by it prior to the Effective Date; and Company shall have received an officer’s certificate signed by the Chief Executive Officer of Parent certifying as to each of the foregoing.

(b) Tax Opinion. Company shall have received an opinion from Pillsbury Madison & Sutro LLP, counsel to Company, based upon reasonably requested representation letters and dated the Effective Date, that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of IRC Section 368(a) that each of Parent, Buyer and Company will be a party to that reorganization within the meaning of IRC Section 368(b).

(c) Listing. The Parent Stock distributed in connection with the Merger shall have been accepted upon notice of issuance for listing on the NYSE.

(d) No Material Adverse Effect. From the date hereof, there shall not have occurred any event which has resulted or is likely to result in a Parent Material Adverse Effect.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

      6.1  Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of Company:

(a) by mutual consent of Parent and Company;

(b) by either Parent or Company upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order denying, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

(c) by either Parent or Company if the Merger shall not have been consummated on or before September 15, 2000 unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

(d) by either Company or Parent if any approval of the shareholders of Company required for the consummation of the Merger shall not have been obtained by reason of the failure to hold the Company Shareholders Meeting or to obtain the required vote of shareholders of Company at the Company Shareholders’ Meeting or at any adjournment or postponement thereof;

(e) by either Parent or Company (so long as the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party which has or would reasonably likely have a Company Material Adverse Effect (if the terminating party is Parent) or a Parent Material Adverse Effect (if the terminating party is Company);

(f) by either Parent or Company (so long as the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or conditions or obligations set forth in this Agreement on the part of the other party which has or would reasonably likely have a Company Material Adverse Effect (if the terminating party is Parent) or a Parent Material Adverse Effect (if the terminating party is Company), and which breach shall not have been cured within ten days following receipt by the breaching party of written notice of such breach from the other party hereto or which breach, by its nature, cannot be cured prior to the Effective Time;

(g) by Company, prior to the consummation of the transactions contemplated hereby, for the purpose of entering into an agreement with a Person that has made a Superior Proposal; and

(h) by Parent prior to the consummation of the transactions contemplated hereby if the Board of Directors of Company shall have withdrawn, amended, modified, conditioned or qualified in a manner adverse to Parent its approval or recommendation of this Agreement or shall have recommended another Acquisition Proposal or offer for the purchase of Company Common Stock.

      6.2  Effect of Termination. Except as provided in Section 4.9 and Section 7.2 hereof with respect to expenses and fees (including the Termination Fee), and except as provided in Section 4.1(b) hereof with respect to information obtained in connection with the transactions contemplated hereby, and except as provided in Section 4.4(c), in the event of the termination of this Agreement and the abandonment of the Merger, this Agreement shall thereafter become null and void and have no effect, and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses, except that nothing herein shall relieve any party for liability for any willful breach hereof.

      6.3  Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of Company and Buyer, but, after any such approval, no amendment shall be made which would under the DGCL require the approval of the shareholders of Company or Buyer, respectively, without such further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      6.4  Extension; Waiver. At any time prior to the Effective Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VII

MISCELLANEOUS

      7.1  Termination of Representations and Warranties. The representations and warranties of each party will terminate on the Effective Date.

      7.2  Expenses. Subject to Section 4.9, each party will pay its own expenses relating to this Agreement and the transactions contemplated hereby.

      7.3  Remedies. If, in accordance with the terms of the parenthetical contained in the second sentence of Section 4.4(a), Company’s Board of Directors fails to recommend this Agreement (and the transactions contemplated hereby, including the Merger) to Company’s shareholders, or amends, modifies, withdraws, conditions or qualifies, in a manner adverse to Parent, its approval and recommendation thereof to Company’s shareholders, Parent’s sole remedy in connection therewith under this Agreement (without prejudice to the remedies of Parent under the Option Agreement and the Inducement Agreement) shall be Company’s payment of the Termination Fee to Parent pursuant to Section 4.9.

      7.4  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person, sent by registered or certified mail (return receipt requested), or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Buyer:

Avnet, Inc.
2211 South 4th Street
Phoenix, Arizona 85034
Attention: David Birk, General Counsel
Telecopy: (480) 643-7929

with a copy to:

Carter, Ledyard & Milburn
2 Wall Street
New York, New York 10005
Attention: Jim Abbott, Esq.
Telecopy: (212) 732-3200

if to Company:

Savoir Technology Group, Inc.
254 East Hacienda Avenue
Campbell, California 95008
Attention: P. Scott Munro, CEO
Telecopy: (408) 370-4597

with a copy to:

Pillsbury Madison & Sutro LLP
2550 Hanover Street
Palo Alto, California 94304
Attention: Jorge del Calvo
Telecopy: (650) 233-4545

      7.5  Further Assurances. Buyer and Company each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to expeditiously consummate or implement the transactions contemplated by this Agreement.

      7.6  Assignability. Neither this Agreement nor any rights or obligations under it are assignable.

      7.7  Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflict of law principles.

      7.8  Interpretation. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      7.9  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      7.10  Integration. This Agreement and the Schedules hereto constitute the entire agreement and supersede all prior agreements and understandings (including the Confidentiality Agreement), both written and oral, among the parties with respect to the subject matter hereof.

ARTICLE VIII

DEFINITIONS

      8.1  Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Article VIII have the meaning assigned to them in this Article VIII and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles; (c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as whole and not to any particular Article, Section nor other subdivision.

      As used in this Agreement and the Schedules delivered pursuant to this Agreement, the following definitions shall apply.

      “Acquisition Proposal” means any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of over 15% of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class or series of equity securities of Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

      “Buyer” has the meaning set forth in the first paragraph hereof.

      “Canceled Shares” has the meaning set forth in Section 1.7(d).

      “Certificate of Merger” has the meaning set forth in Section 1.3.

      “Closing” has the meaning set forth in Section 1.2.

      “Closing Date” has the meaning set forth in Section 1.2.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Company” has the meaning set forth in the first paragraph hereof.

      “Company Affiliates” has the meaning set forth in Section 1.10.

      “Company Benefit Plans” has the meaning set forth in Section 2.11(a).

      “Company Common Stock” has the meaning set forth in the second Recital hereto.

      “Company ERISA Affiliate” has the meaning set forth in Section 2.11(a).

      “Company ERISA Plans” has the meaning set forth in Section 2.11(a).

      “Company Material Adverse Effect” means a material adverse effect on the business, financial condition, results of operation, business prospects or properties of Company and its subsidiaries or the Surviving Corporation and its subsidiaries, in each case taken as a whole. For purposes of this Agreement, a Company Material Adverse Effect does not include a material adverse effect on the business, financial condition, results of operation or properties of Company as a result of (i) the transactions contemplated hereby or the public announcement thereof, or (ii) changes in the conditions or prospects of Company and its subsidiaries, taken as a whole, which are consistent with general economic conditions or general changes affecting the electronic components, computer products or production supplies distribution industries or electronics manufacturing industry, or (iii) any matter disclosed in Company SEC Filings (as defined in Section 2.6) made before the execution of this Agreement or in the Schedules to this Agreement.

      “Company SEC Filings” has the meaning set forth in Section 2.6(b).

      “Company Shareholders’ Approval” has the meaning set forth in Section 2.3.

      “Company Common Shares” means shares of Company Common Stock.

      “Company’s Business” means the business of Company and its subsidiaries, taken as a whole.

      “Company Option Plan” has the meaning set forth in Section 2.2(a).

      “Company Shares” has the meaning set forth in Section 1.7(c).

      “Confidentiality Agreement” means the confidentiality agreement of recent date by and between Company and Parent.

      “Contract” means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

      “Effective Date” has the meaning set forth in Section 1.3.

      “Effective Time” has the meaning set forth in Section 1.3.

      “Environmental Regulations” means, collectively, all Laws, regulations, orders and other requirements of any Governmental Entity relating to the protection of human health or the environment or to Hazardous Substances and the use, storage, treatment, disposal, transport, generation, release of, and exposure of others to, Hazardous Substances.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      “ESPP” has the meaning set forth in Section 2.2(a).

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Exchange Agent” has the meaning set forth in Section 1.8(a).

      “Exchange Price” is that price calculated pursuant to the terms set forth in Section 1.7(a).

      “Governmental Entity” means any governmental agency, district, bureau, board, commission, court, department, official political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

      “Hazardous Substances” means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy, and lead, asbestos, PCBs or other substances regulated under Environmental Regulations.

      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      “Indemnified Parties” has the meaning set forth in Section 4.11(a).

      “Indemnifying Party” has the meaning set forth in Section 4.4(c).

      “IRS” means the Internal Revenue Service.

      “Laws” means any constitutional provision, statute, ordinance, or other law, code, common law, rule, regulation or interpretation of any Governmental Entity and any decree, injunction, judgment, award, order, ruling, assessment or writ.

      “Losses” has the meaning set forth in Section 2.4.

      “Merger” has the meaning set forth in Section 1.1.

      “Merger Consideration” means the Stock Merger Consideration and cash payable in lieu of fractional shares, if any, pursuant to Section 1.8(e).

      “NYSE” means the New York Stock Exchange.

      “Options” has the meaning set forth in Section 2.2(a).

      “Parent Benefit Plans” means collectively, all employee benefit plans, programs and commitments that Parent makes generally available to its employees and their beneficiaries, providing benefits in the nature of pension, retirement, severance, stock purchase, health, medical, life, disability, sick leave, vacation, or other welfare or fringe benefits, including, without limitation, all employee benefit plans (as defined in Section 3(3) of ERISA) and fringe benefit plans (as defined in IRC Section 6039D).

      “Parent’s Business” means the business of Parent and its subsidiaries, taken as a whole.

      “Parent Material Adverse Effect” means a material adverse effect on the business, financial condition, results of operation, business prospects or properties of Parent and its subsidiaries, taken as a whole. For purposes of this Agreement, a Parent Material Adverse Effect does not include a material adverse effect on the business, financial condition, results of operation or properties of Parent as a result of (i) the transactions contemplated hereby or the public announcement hereof, or (ii) changes in the conditions or prospects of Parent and its subsidiaries, taken as a whole, which are consistent with general economic conditions or general changes affecting the electronic components or computer products, distribution industries or electronics manufacturing industry, or (iii) any matter disclosed in the Parent SEC Filings (as defined in Section 3.6) or in the Schedules to this Agreement.

      “Parent Stock” has the meaning set forth in Section 1.7(a).

      “Person” means any individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or other entity.

      “Plan Option” has the meaning set forth in Section 2.2(a).

      “Qualified Plan” has the meaning set forth in Section 2.11(b).

      “Registration Statement” has the meaning set forth in Section 4.4(b).

      “Representatives” means a Person’s or any of its Subsidiaries’ officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents.

      “Securities Act” means the Securities Act of 1933, as amended.

      “SEC” means the Securities and Exchange Commission.

      “Superior Proposal” has the meaning set forth in Section 4.13.

      “Surviving Corporation” has the meaning set forth in Section 1.1.

      “Tax” or “Taxes” means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, and interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any loss in connection with the determination, settlement or litigation of any Tax liability.

      “Tax Return” means a declaration, statement report, return or other document or information required to be filed or supplied with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any of its subsidiaries.

      “Termination Fee” has the meaning set forth in Section 4.9.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

AVNET, INC.

By:	/s/ RAYMOND SADOWSKI

Name: Raymond Sadowski

Title	Senior Vice President and Chief Financial Officer

TACTFUL ACQUISITION CORP.

By:	/s/ DAVID R. BIRK

Name: David R. Birk
Title: President

SAVOIR TECHNOLOGY GROUP, INC.

By:	/s/ P. SCOTT MUNRO

Name: P. Scott Munro

Title:	Chairman and Chief Executive Officer

APPENDIX B

STOCK OPTION AGREEMENT

      STOCK OPTION AGREEMENT, dated as of March 2, 2000 (the “Agreement”), by and between Savoir Technology Group, Inc., a Delaware corporation (“Issuer”), and Avnet, Inc., a New York corporation (“Grantee”).

      WHEREAS, Issuer, Grantee and Tactful Acquisition Corp., a Delaware corporation (“Sub”), which is a direct wholly owned subsidiary of Grantee, propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, a merger (the “Merger”) of Sub with and into Issuer;

      WHEREAS, as a condition and inducement to Grantee’s willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, Issuer and Grantee agree as follows:

1. Grant of Options. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the “Option”) to purchase up to 2,023,435 shares (the “Option Shares”) of common stock, par value $0.01 per share, of Issuer (the “Issuer Common Stock”) (being 15% of the number of shares of Issuer Common Stock outstanding on February 24, 2000 before such issuance), at a purchase price of $6.83 per Option Share (such price, as adjusted if applicable, the “Purchase Price”), payable in cash or in shares of common stock, par value $1.00 per share, of Grantee (the “Grantee Common Stock”), at the election of Grantee. The number and nature of Option Shares that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as set forth herein.

2. Exercise of Option. (a) Grantee may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below); provided that, except as otherwise provided herein, the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 6 months after the first occurrence of a Purchase Event (or if, at the expiration of such 6-months after the first occurrence of a Purchase Event, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed, but in no event under this clause (ii) later than the first anniversary of the Purchase Event), (iii) termination of the Merger Agreement under circumstances which do not and cannot result in Grantee’s becoming entitled to receive the Termination Fee from Issuer pursuant to Section 4.9 of the Merger Agreement; and (iv) 12 months after the termination of the Merger Agreement under circumstances which do or could result in Grantee’s becoming entitled to receive the Termination Fee from Issuer pursuant to Section 4.9 of the Merger Agreement, unless during such 12-month period, a Purchase Event shall occur. The Grantee also may terminate the Option, in whole or in part, upon notice to Issuer. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

(b) As used herein, a “Purchase Event” means an event the result of which is that the Grantee becomes entitled to receive the Termination Fee from Issuer pursuant to Section 4.9 of the Merger Agreement.

(c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the “Exercise Notice”; the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days from such Notice Date for the closing of such purchase (a “Closing”; and the date of such Closing, a “Closing Date”); and (iii) whether it elects to pay the Purchase Price in cash or in shares of Grantee Common Stock; provided that such closing shall be held only if (A) such purchase would not otherwise violate or cause the violation of applicable law (including the HSR Act), (B) no law, rule or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other governmental authority of competent jurisdiction shall be in effect, which prohibits delivery of such Option Shares (and the parties hereto shall use their reasonable best efforts to have any such order, injunction, decree or ruling vacated or reversed) and (C) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to the Grantee and its Subsidiaries taken as a whole or the Issuer and its Subsidiaries taken as a whole. If the Closing cannot be consummated by reason of a restriction set forth in clause (A), (B) or (C) above, notwithstanding the provisions of Section 2(a), the Closing shall be held within 5 business days following the elimination of such restriction.

3. Payment and Delivery of Certificates. (a) On each Closing Date, if Grantee has elected to pay the Purchase Price therefor in cash, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

(b) On each Closing Date, if Grantee has elected to pay the Purchase Price therefor in shares of Grantee Common Stock (“Purchase Shares”), Grantee shall deliver to Issuer a certificate or certificates representing the Purchase Shares to be delivered at such Closing, which Purchase Shares shall be free and clear of all liens, charges or encumbrances (“Liens”), and Issuer shall deliver to Grantee a letter agreeing that Issuer shall not offer to sell or otherwise dispose of such Purchase Shares in violation of applicable law or the provisions of this Agreement. The number of Purchase Shares issuable at such Closing shall be obtained by multiplying the number of Option Shares specified in the Exercise Notice therefor by a fraction, of which the numerator shall be the Purchase Price, and the denominator shall be price per share of Grantee Common Stock on the five trading days immediately preceding the Notice Date therefor.

(c) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a) or Purchase Shares as provided in Section 3(b), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such closing, which Option Shares shall be free and clear of all Liens, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

(d) Certificates for the Option Shares and Purchase Shares (collectively, “Shares”) delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF MARCH , 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the issuer of such Shares shall have received a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to such issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

4. Authorized Stock. (a) Issuer hereby represents and warrants to, and covenants with, Grantee that Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, at all times from the date hereof until the obligation to deliver Shares upon the exercise of the Option terminates, and will have reserved for issuance, upon exercise of the Option, all of the Option Shares issuable to Grantee upon exercise of the Option, and Issuer will take all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The Option Shares to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including any preemptive rights of any stockholder of Issuer.

(b) Grantee hereby represents and warrants to, and covenants with, Issuer that prior to each Closing at which Grantee will issue Purchase Shares, Grantee will take all necessary corporate and other action to authorize and reserve and to permit it to issue, and will have reserved for issuance, all of the Purchase Shares issuable to Issuer at such Closing, and Grantee will take all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue all additional shares of Grantee Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The Purchase Shares to be issued upon due exercise of the Option, including all additional shares of Grantee Common Stock or other securities which may be issuable upon exercise of the Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including any preemptive rights of any stockholder of Grantee.

5. Purchase Not For Distribution. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act. Issuer hereby represents and warrants to Grantee that any Purchase Shares or other securities acquired by Issuer upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

6. Adjustment Upon Changes in Capitalization, Etc. (a) In the event of any change in Shares by reason of reclassification, recapitalization, stock split, split-up, combination, exchange of shares, stock dividend, dividend, dividend payable in any other securities, or any similar event, the type and number of Shares or securities subject to the Option, and the Purchase Price therefor (including for purposes of repurchase thereof pursuant to Section 7), shall be adjusted appropriately, and proper provisions shall be made in the agreements governing such transaction, so that Grantee and Issuer each shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the immediately preceding sentence), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that immediately prior to such issuance, it equals 15% of the number of Shares then issued and outstanding. In no event shall the number of shares of Issuer Common Stock subject to the Option exceed 15% of the number of shares of Issuer Common Stock issued and outstanding at the time of exercise (without giving effect to any shares subject or issued pursuant to the Option).

(b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in this Section 6, the Purchase Price per Option Share shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

(c) Without limiting the parties’ relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge or convert into any Person, other than Grantee or one of its Subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation, conversion, or merger, (ii) to permit any Person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other Person or cash or any other property, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Option been exercised immediately prior to such consolidation, conversion, merger, sale or transfer or the record date therefor, as applicable. Issuer shall take such steps in connection with such consolidation, merger, conversion, sale, transfer, or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

7. Repurchase of Option. (a) Notwithstanding the provisions of Section 2(a), at any time upon or after the first occurrence of a Purchase Event and prior to termination of the Option in accordance with Section 2, Issuer shall at the request of Grantee (any such request, a “Cash Exercise Notice”), repurchase from Grantee the Option or a portion thereof (if and to the extent not previously exercised or terminated) at a price which, subject to Section 10 below, is equal to the excess, if any, of (x) the Applicable Price (as defined below) as of the Section 7 Request Date (as defined below) for an Option Share over (y) the Purchase Price (subject to adjustment pursuant to Section 6), multiplied by all or such portion of the Option Shares subject to the Option as the Grantee shall specify in the Cash Exercise Notice (the “Option Repurchase Price”).

(b) Notwithstanding the provisions of Section 2(a), at any time following the occurrence of a Purchase Event, Issuer (or any successor entity thereof) may, at its election (notice of which shall be given to Grantee), repurchase the Option (if and to the extent not previously exercised or terminated) at the Option Repurchase Price; provided that the aggregate number of Option Shares as to which the Option may be repurchased shall not exceed 1,348,957. For purposes of this Agreement, an exercise of the Option shall be deemed to occur on the Closing Date and not on the Notice Date relating thereto.

(c) In connection with any exercise of rights under this Section 7, Issuer shall, within 5 business days after the Section 7 Request Date, pay the Option Repurchase Price in immediately available funds, and Grantee shall surrender to Issuer the Option or the applicable portion thereof. Upon receipt by the Grantee of the Option Repurchase price, the obligations of the Issuer to deliver Option Shares pursuant to Section 3 of this Agreement shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice or the number of Option Shares as to which the Option is repurchased under Section 7(b).

(d) For purposes of this Agreement, the following terms have the following meanings:

(i) “Applicable Price”, as of any date, means the highest of (A) the highest price per Share paid or proposed to be paid by any third party for Shares or the consideration per Share received or to be received by holders of Shares, in each case pursuant to any Acquisition Proposal for or with Issuer made on or prior to such date or (B) the average closing price per Share as reported by Nasdaq National Market (“NNM”) or if the Shares are not listed on the NNM, the highest bid price per Share as quoted on the National Association of Securities Dealers Automated Quotation

System or, if the Shares are not quoted thereon, on the principal trading market on which such Shares are traded as reported by a recognized source, during the 10 trading days preceding such date. If the consideration to be offered, paid or received pursuant to the foregoing clause (A) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer.

(ii) “Section 7 Request Date” means the date on which Issuer gives notice of its election to repurchase the Option pursuant to Section 7(b) or Grantee provides a Cash Exercise Notice, as the case may be.

8. Registration Rights. Issuer shall, if requested by Grantee or any Subsidiary of Grantee which is the owner of Option Shares (collectively with Grantee, the “Owners”) at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares or other securities that have been acquired by or are issuable to such Owners upon exercise of the Option (“Registrable Securities”) in accordance with the intended method of sale or other disposition stated by such Owners, including a “shelf” registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use all reasonable efforts to qualify such Registrable Securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period at least 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for a period of time not exceeding 90 days in the aggregate if the Board of Directors of Issuer shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer (but in no event shall Issuer exercise such postponement right more than once in any 12-month period). Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer’s expense except for underwriting discounts or commissions, brokers’ fees and the reasonable fees and disbursements of Owners’ counsel related thereto. The Owners shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 8 Issuer effects a registration under the Securities Act capital stock of the same class as the Registrable Securities for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Owners the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for the Owners under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the offering price, Issuer and the Owners shall each reduce on a pro rata basis the Registrable Securities to be included therein on their respective behalf. In connection with any registration pursuant to this Section 8, Issuer and the Owners shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

9. Additional Covenants of Issuer. (a) If Shares or any other securities to be acquired upon exercise of the Option are then listed on the NNM or any other securities exchange or market, Issuer, upon the request of any Owner, will promptly file an application to list the Shares or other securities to be acquired upon exercise of the Options on the NNM or such other securities exchange or market and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

(b) Issuer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to permit the exercise of the Option in accordance with the terms and conditions hereof, as soon as practicable after the date hereof, including making any appropriate filing pursuant to the HSR Act and any other applicable law, supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable law, and taking all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) Issuer agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, conversion, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by it.

(d) Issuer shall take all such steps as may be required to cause any acquisitions or dispositions by Grantee (or any affiliate who may become subject to the reporting requirements of Section 16(a) of the Exchange Act) of any Shares acquired in connection with this Agreement (through conversion or exercise of the Option or otherwise) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

10. Limitation of Grantee Profit. (a) Notwithstanding any other provision in this Agreement, in no event shall Grantee’s Total Profit (as defined below) exceed $5,100,000 (the “Maximum Profit”) and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of Shares subject to the Option, (ii) deliver to Issuer for cancellation Shares (or other securities into which such Option Shares are converted or exchanged) previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that Grantee’s actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

(b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of any Notice Date, result in a Notional Total Profit (as defined below) of more than the Maximum Profit and, if exercise of the Option otherwise would result in the Notional Total Profit exceeding such amount, Grantee, at its discretion, may (in addition to any of the actions specified in Section 10(a) above) (i) reduce the number of Shares subject to the Option or (ii) increase the Purchase Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Maximum Profit; PROVIDED that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1 hereof.

(c) For purposes of this Agreement, “Total Profit” shall mean: (i) the aggregate amount (before taxes) of (A) any excess of (x) the net cash amounts or fair market value of any property received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) over (y) the Grantee’s aggregate Purchase Price for such Option Shares (or other securities), plus (B) any amounts received by Grantee on the repurchase of the Option by Issuer pursuant to Section 7, plus (C) any Termination Fee paid by Issuer and received by Grantee pursuant to Section 4.9 of the Merger Agreement, minus (ii) the amounts of any cash previously paid by Grantee to Issuer pursuant to this Section 10 plus the value of the Option Shares (or other securities) previously delivered by Grantee to Issuer for cancellation pursuant to this Section 10.

(d) For purposes of this Agreement, “Notional Total Profit” with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall mean the Total Profit determined as of the Notice Date assuming that the Option was exercised on such date for such number of Option Shares specified in the Exercise Notice and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Option and held by Grantee as of such date, were sold for cash at the closing price per Share on the NNM as of the close of business on the preceding trading day (less customary brokerage commissions).

(e) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer’s obligation to pay, the Termination Fee provided for in Section 4.9 of the Merger Agreement; provided that if and to the extent the Total Profit received by

Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to promptly comply with the terms of Section 10(a).

(f) For purposes of Section 10(a) and clause (ii) of Section 10(c), the value of any Option Shares delivered by Grantee to Issuer shall be the Applicable Price of such Option Shares.

11. Loss, Theft, Etc. of Agreement. This Agreement (and the Option granted and evidenced hereby) is exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of Shares purchasable hereunder. The terms “Agreement” and “Option” as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

12. Miscellaneous.

(a) Expenses. Except as otherwise provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

(b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement, together with the Merger Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to issue or repurchase, the full number of Shares, or all or the relevant portion of the Option, as the case may be and as provided in Sections 2 and 7, as adjusted pursuant to Section 6, it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to issue or repurchase such lesser number of Shares, or such lesser portion of the Option, as the case may be, as may be permissible without any amendment or modification hereof.

(d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES).

(e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given as set forth in Section 7.4 of the Merger Agreement.

(g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

(h) Assignment. Grantee may not, without the prior written consent of Issuer (which shall not be unreasonably withheld), assign this Agreement or the Option to any other person. This Agreement shall not be assignable by Issuer except by operation of law. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(i) Representations and Warranties. The representations and warranties contained in Sections 2.1 through 2.5 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

(j) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

(k) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

(l) Captions. The Article, Section and paragraph captions herein are for convenience only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(m) Confidentiality Agreement. Issuer hereby waives the restrictions on Grantee’s acquisition of Shares contained in the Confidentiality Agreement to the extent necessary to permit Grantee to exercise the Option and purchase the Option Shares as herein provided.

      IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

SAVOIR TECHNOLOGY GROUP, INC.

By:	/s/ P. SCOTT MUNRO

P. Scott Munro
Chairman and Chief Executive Officer

AVNET, INC.

By:	/s/ RAYMOND SADOWSKI

Raymond Sadowski
Senior Vice President and Chief Financial Officer

APPENDIX C

INDUCEMENT AGREEMENT

      This Inducement Agreement (the “Agreement”), dated as of March 2, 2000, by and among Avnet, Inc., a New York corporation (“Parent”), and the stockholders listed on the signature page hereof (each such stockholder being referred to herein as a “Stockholder” and, collectively with each other Stockholder, the “Stockholders”).

W I T N E S S E T H

      WHEREAS, each Stockholder is the sole record and beneficial owner of, and has the sole right to vote with respect to, certain shares of common stock, par value $.01 per share (the “Company Common Stock”) of Savoir Technology Group, Inc., a Delaware corporation (“Company”) (together with any shares of Company Common Stock acquired by a Stockholder after the date hereof, the “Company Shares”);

      WHEREAS, Parent, Tactful Acquisition Corp., a Delaware corporation (“Buyer”), and Company propose on the date hereof to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Buyer will be merged with and into Company (the “Merger”), on the terms and subject to the conditions contained in the Merger Agreement; and

      WHEREAS, in order to induce Buyer and Parent to enter into the Merger Agreement and to incur the obligations set forth therein, the Stockholders are entering into this Agreement pursuant to which each Stockholder is granting: (i) an irrevocable proxy to Parent to vote in favor of the Merger, and to make certain agreements with respect to such Stockholders’ Company Shares, upon the terms and conditions set forth herein, and (ii) an option to Parent to purchase all of the Company Shares owned by such Stockholders.

      NOW THEREFORE, for and in consideration of the foregoing and the mutual promises contained herein, and upon and subject to the terms and conditions set forth below, the parties hereto agree as follows:

Section 1. Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably appoints and constitutes Parent or any designee of Parent, with full power of substitution, the lawful agent, attorney and proxy of the Stockholder (each an “Irrevocable Proxy”) during the term of this Agreement to vote in its sole discretion all of the shares of Company Common Stock of which such Stockholder is or becomes the owner of record or has the power to vote in the following manner for the following purposes: (i) to call one or more meetings of the stockholders of Company in accordance with the By-Laws of Company and applicable law for the purpose of considering the transactions contemplated by the Merger Agreement such that the stockholders shall have the full opportunity to approve the Merger Agreement and any and all amendments, modifications and waivers thereof and the transactions contemplated thereby; (ii) in favor of the Merger Agreement or any of the transactions contemplated by the Merger Agreement at any stockholders meetings of Company held to consider the Merger Agreement (whether annual or special and whether or not an adjourned meeting); (iii) against any other proposal for any recapitalization, merger, sale of assets or other business combination between Company and any other person or entity other than Buyer or Parent or the taking of any action which would result in any of the conditions to Parent’s obligations under the Merger Agreement not being fulfilled; and (iv) as otherwise necessary or appropriate to enable Buyer and Parent to consummate the transactions contemplated by the Merger Agreement and, in connection with such purposes, to otherwise act with respect to the Shares which the Stockholder is entitled to vote. THIS IRREVOCABLE PROXY HAS BEEN GIVEN IN CONSIDERATION OF THE UNDERTAKINGS OF BUYER AND PARENT IN THE MERGER AGREEMENT AND SHALL BE IRREVOCABLE AND COUPLED WITH AN INTEREST UNTIL THE EXPIRATION DATE AS DEFINED IN SECTION 2 HEREOF. This Agreement shall revoke all other proxies granted by the Stockholders with respect to their Shares.

Section 2. Expiration Date. This Irrevocable Proxy shall expire on the date (the “Expiration Date”) of the earlier to occur of (i) the effective time of the Merger, (ii) 6 months after the first occurrence of a Purchase Event (or if, at the expiration of such 6-months after the first occurrence of a

Purchase Event, the Option (as defined below) cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed, but in no event under this clause (ii) later than the first anniversary of the Purchase Event), (iii) termination of the Merger Agreement under circumstances which do not and cannot result in Parent becoming entitled to receive the Termination Fee from Company pursuant to Section 4.9 of the Merger Agreement; and (iv) 12 months after the termination of the Merger Agreement under circumstances which do or could result in Parent’s becoming entitled to receive the Termination Fee from Issuer pursuant to Section 4.9 of the Merger Agreement, unless during such 12-month period, a Purchase Event shall occur. As used herein, a “Purchase Event” means an event the result of which is that Parent becomes entitled to receive the Termination Fee from Company pursuant to Section 4.9 of the Merger Agreement.

Section 3. Grant of Option. Subject to the conditions herein set forth, each Stockholder hereby grants to Parent an irrevocable option (the “Option”) to acquire such Stockholder’s Shares (the “Option Shares”), at the Exercise Price, payable in cash or in shares of common stock, par value $1.00 per share, of Parent (the “Parent Stock”), at the election of Parent. The number and nature of Option Shares that may be received upon the exercise of the Option, and the Exercise Price, are subject to adjustment as set forth herein. The Option may be exercised from and after the date Company or its stockholders shall have received in writing, or there shall have been publicly disclosed, an “Acquisition Proposal” (as such term is defined in the Merger Agreement). The Option shall terminate and be of no further force and effect upon the Expiration Date.

Section 4. Exercise of Option. Parent may exercise the Option by delivery of written notice of exercise (an “Exercise Notice”) to the Stockholder with respect to which the Option is being exercised (the “Called Stockholder”), binding Parent to acquire the Called Stockholder’s Option Shares on the terms set forth herein, signed by an officer of Parent, to the Called Stockholder at the executive offices of Company in Campbell, California, prior to the Expiration Date.

Section 5. Exercise Price. (a) The “Exercise Price” shall be $7.85, subject to adjustment pursuant to this Section 5. In the event of any change in Option Shares by reason of reclassification, recapitalization, stock split, split-up, combination, exchange of shares, stock dividend, dividend, dividend payable in any other securities, or any similar event, the type and number of Option Shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provisions shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of each Option the number and class of shares or other securities or property that Parent would have received in respect of Option Shares if such Option had been exercised immediately prior to such event or the record date therefor.

(b) If the Merger shall occur, under the Merger Agreement as entered into on the date hereof, at an “Exchange Price” (as such term is defined in the Merger Agreement) less than $59.6063, and if any Option shall have been exercised prior to the Merger, then Parent shall issue to each Stockholder with respect to which the Option was exercised, promptly after the Merger, an additional number of shares of Parent Stock (plus cash in lieu of fractional shares) equal to the difference (the “Collar Difference”) between (i) the number of shares of Parent Stock (A) issued upon such exercise of the Option (if Parent shall have elected to pay the Exercise Price in shares of Parent Stock) or (B) derived by dividing the amount of cash received upon such exercise of the Option (if Parent shall have elected to pay the Exercise Price in cash) by the Exchange Price and (ii) the number of shares of Parent Stock to which such Stockholder would have been entitled in respect of such Option Shares upon the Merger.

(c) If the Merger shall occur, under the Merger Agreement as entered into on the date hereof, at an Exchange Price greater than $59.6063 and if any Option shall have been exercised prior to the Merger, then each Stockholder with respect to which the Option was exercised, promptly after the Merger, shall deliver to Parent a number of shares of Parent Stock (plus cash in lieu of fractional shares) equal to the Collar Difference, or, in the election of the Stockholder, cash equal to the product of the Collar Difference times the Exchange Price.

Section 6. Closing of Option. (a) The closing of each purchase and sale of Option Shares (the “Closing”) shall occur at the offices of Carter, Ledyard & Milburn in New York, New York, at 10 a.m. on the second business day following the delivery of the Exercise Notice therefor.

(b) At each Closing, if Parent shall have elected to pay the Exercise Price therefor in shares of Parent Stock (“Purchase Shares”), Parent shall deliver to the Called Stockholder a certificate or certificates representing the Purchase Shares to be delivered at such Closing, which Purchase Shares shall be free and clear of all liens, charges or encumbrances (“Liens”), plus cash in lieu of fractional shares, and the Called Stockholder shall deliver to Grantee a letter agreeing that Issuer shall not offer to sell or otherwise dispose of such Purchase Shares in violation of applicable law or the provisions of this Agreement. The number of Purchase Shares issuable at such Closing shall be obtained by multiplying the number of Option Shares specified in the Exercise Notice therefor by a fraction, of which the numerator shall be the Exercise Price, and the denominator shall be price per share of Parent Common Stock on the five trading days immediately preceding the date of the Exercise Notice therefor.

(c) At each Closing, if Parent shall have elected to pay the Exercise Price therefor in cash, Grantee shall pay to the Called Stockholder in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased at such Closing.

(d) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 6(b) or Purchase Shares as provided in Section 6(c), the Called Stockholder shall deliver to Parent a certificate or certificates representing the Option Shares to be purchased at such closing, which Option Shares shall be free and clear of all Liens, and Parent shall deliver to the Called Stockholder a letter agreeing that Parent shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

(e) Certificates for the Option Shares and Purchase Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF AN INDUCEMENT AGREEMENT DATED AS OF MARCH , 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the issuer of such Shares shall have received a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to such issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

Section 7. Covenants of the Stockholders. Each Stockholder covenants and agrees for the benefit of Parent that, until the Expiration Date, such Stockholder will not:

(a) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of his Company Shares or any interest therein;

(b) other than as expressly contemplated by this Agreement, grant any powers of attorney or proxies or consents in respect of any of such Stockholder’s Company Shares, deposit any of such

Company Shares into a voting trust, enter into a voting agreement with respect to any of such Company Shares or otherwise restrict or take any action adversely affecting the ability of such Stockholder freely to exercise all voting rights with respect thereto; or

(c) except as permitted by the Merger Agreement, directly or indirectly through his or her agents and representatives, initiate, solicit or encourage, any inquiries or the making or implementation of any alternative proposal (an “Alternative Proposal”) to acquire the Company Shares or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and such Stockholder shall (i) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform his or her agents and representatives of the obligations undertaken in this Section 7(c), and (ii) notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, him or her.

Section 8. Covenants of Parent. Parent covenants and agrees for the benefit of the Stockholders that (a) immediately upon execution of this Agreement, Parent shall enter into the Merger Agreement, and (b) until the Expiration Date, it shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, consistent with the terms and conditions of each such agreement; provided, however, that nothing in this Section 8 or any other provision of this Agreement is intended, nor shall it be construed, to limit or in any way restrict Parent’s right or ability to exercise any of its rights under the Merger Agreement.

Section 9. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Parent that:

(a) the execution, delivery and performance by such Stockholder of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which such Stockholder is bound;

(b) such Stockholder has full right, power and authority to enter into and execute this Agreement and to perform his obligations hereunder;

(c) this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder enforceable against him in accordance with its terms;

(d) such Stockholder is the sole record and beneficial owner of, and has the sole right to vote with respect to, the number of Company Shares set forth opposite such Stockholder’s name on Schedule A hereto, and such Company Shares represent all shares of Company Common Stock of or with respect to which such Stockholder is the sole owner or has the right to vote at the date hereof;

(e) except for the Company Shares listed on Schedule A hereto, such Stockholder does not have any right to acquire, nor is he or she the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, any other shares of any class of capital stock of Company or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of Company (other than shares subject to options or other rights granted by Company as set forth on Schedule B hereto);

(f) such Stockholder’s Company Shares are duly authorized, validly issued, fully paid and non-assessable, and such Stockholder owns its Company Shares free and clear of all Liens, other than as provided by this Agreement, and good and valid title to its Company Shares, free and clear of any

Lien, will pass to Parent upon Closing or exercise of the Option granted pursuant to Section 4 hereof; and

(g) The Board of Directors of Company has approved the granting of the Option to Parent.

The representations and warranties contained herein shall be made as of the date hereof and as of the Closing.

Section 10. Representations and Warranties of Parent. Parent represents and warrants to the Stockholders that:

(a) It has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement;

(b) The execution, delivery and performance of this Agreement by it and all transactions contemplated hereby have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the legal, valid and binding contract of Parent enforceable against it in accordance with its terms;

(c) Parent will not acquire the Option Shares with a view to the distribution thereof as that term is used in the Securities Act of 1933; and

(d) The Purchase Shares issuable hereunder, when issued to a Called Stockholder in accordance with Section 6(b) hereof, will be duly authorized, validly issued, fully paid and non-assessable shares of common stock of Parent, and good and valid title to such shares of Parent Stock, free and clear of any Encumbrance, will pass to the Stockholders upon exercise of the Option.

The representations and warranties contained herein shall be made as of the date hereof and as of the Closing.

Section 10. Adjustments; Additional Shares. In the event of any stock dividend, stock split, merger (other than the Merger), recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Company on, of or affecting the Company Common Stock then the terms of this Agreement shall apply to the shares of capital stock or other instruments or documents that the Stockholders own or have the right to vote immediately following the effectiveness of such event as though they were Shares hereunder.

Section 11. Registration Rights. If Parent shall have elected to pay the Exercise Price for the purchase of any Option Shares in Purchase Shares, Parent shall, as expeditiously as reasonably possible after the Closing therefor, prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all such Purchase Shares in accordance with the intended method of sale or other disposition stated by the holder of such Purchase Shares, including a “shelf” registration statement under Rule 415 under the Securities Act or any successor provision, and Parent shall use all reasonable efforts to list such Purchase Shares on the New York Stock Exchange and to qualify such Purchase Shares under any applicable state securities laws. Parent shall use all reasonable efforts to cause such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period at least 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Parent hereunder to file a registration statement and to maintain its effectiveness may be suspended for a period of time not exceeding 90 days in the aggregate if the Board of Directors of Parent shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Parent (but in no event shall Parent exercise such postponement right more than once in any 12-month period). Any registration statement prepared and filed under this Section 11, and any sale covered thereby, shall be at Parent’s expense except for underwriting discounts or commissions, brokers’ fees and the reasonable fees and disbursements of counsel to the Purchase Share holders. The Purchase Share holders shall provide all information reasonably requested by Parent for inclusion in any registration statement to be filed hereunder. In connection with any registration pursuant to this Section 11, Parent and the Purchase Share holders shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

Section 12. Specific Performance. The parties hereto agree that the Shares are unique and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by Parent in the event that this Agreement is breached. Therefore, each of the Stockholders agrees that in addition to and not in lieu of any other remedies available in Parent at law or in equity, Parent may obtain specific performance of this Agreement.

Section 13. Assignment. Parent’s rights and obligations under this Agreement may not be assigned without the consent of each affected Stockholder, except that Parent may assign the same to any of its direct or indirect wholly-owned subsidiaries upon delivery of written notice of such assignment to such affected Stockholder(s).

Section 14. Amendments. Amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by Parent and all affected Stockholders, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to depart therefrom.

Section 15. Notices. Any notices or other communications hereunder shall be in writing and shall be deemed to have bee duly given (and shall be deemed to have been duly received if so given) if personally delivered or sent by telecopier or by registered or certified mail, postage paid, addressed to the respective parties as follows:

If to Parent:

Avnet, Inc.
2211 South 4th Street
Phoenix, Arizona 85034
Attention: David Birk, General Counsel
Telecopy: (480) 643-7929

with a copy to:

Carter, Ledyard & Milburn
2 Wall Street
New York, New York 10005
Attention: James E. Abbott
Telecopier No.: 212-732-3232

If to a Stockholder:

To the address listed on the signature page hereof

with a copy to:

Pillsbury Madison & Sutro LLP
2550 Hanover Street
Palo Alto, California 94304
Attention: Jorge del Calvo
Telecopy: (650) 233-4545

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

Section 16. Miscellaneous. All references herein to time shall mean New York, New York time. All amounts payable hereunder are in United States Dollars.

Section 17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without regard to the conflict of laws principles thereof.

Section 18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives, executors, heirs and permitted assigns.

Section 19. Headings. The Section headings herein are for convenience of reference only and shall not affect the construction hereof.

Section 20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

      IN WITNESS WHEREOF, Parent and each of the Stockholders have duly executed this Agreement as of the date and year first above written.

AVNET, INC.

By:	/s/ RAYMOND SADOWSKI

Name: Raymond Sadowski

Title:	Senior Vice President and

Chief Financial Officer

/s/ P. SCOTT MUNRO

P. Scott Munro

/s/ CARLTON JOSEPH MERTENS II

Carlton Joseph Mertens II

/s/ DENNIS POLK

Dennis Polk

/s/ BOB O’REILLY

Bob O’Reilly

/s/ LARRY SMART

Larry Smart

/s/ ANGELO GUADAGNO

Angelo Guadagno

/s/ BILL SICKLER

Bill Sickler

/s/ MIKE GUNNELS

Mike Gunnels

/s/ GUY LAMMLE

Guy Lammle

APPENDIX D

ALLIANT PARTNERS

April 19, 2000

Board of Directors

Savoir Technology Group, Inc.
254 E. Hacienda Avenue
Campbell, CA 95008

Ladies and Gentlemen:

      You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Savoir Technology Group, Inc. (“Savoir” or the “Company”) of the consideration received in the acquisition (the “Acquisition”) of Savoir by Avnet, Inc. (“Avnet”). As contemplated by the Amended and Restated Agreement and Plan of Merger dated as of March 2, 2000 (the “Merger Agreement”), holders of Savoir common stock will receive, for each share of Savoir common stock, between 0.15494 and 0.11452 of a share of Avnet common stock, depending upon the average of the closing prices of Avnet common stock during the fifteen trading days ending five days before the date of the special meeting. Holders of Savoir Series A Preferred stock will receive, for each share of Series A Preferred stock, a number of shares of Avnet common stock equal to $9.6581 divided by the average of the closing prices of Avnet common stock during the five trading days ending on the day before the effective date of the merger. Based on an Exchange Price at signing of $59.61 in Avnet common stock and 16.294 million Savoir shares outstanding (on a fully diluted basis), consideration paid to Savoir shareholders is valued at $127.9 million.

      For purposes of the opinion set forth herein, we have:

(a) Reviewed public financial statements and other information concerning Savoir and Avnet as well as selected analyst reports discussing historical and projected future performance of Avnet;

(b) Reviewed certain internal financial statements and other financial and operating data concerning Savoir that was prepared by Savoir’s management;

(c) Analyzed certain financial projections prepared by the management of Savoir;

(d) Discussed the past and current operations, financial condition, and the prospects of Savoir with senior executives of Savoir;

(e) Discussed with the senior management of Savoir the strategic objectives of the Acquisition and the strategic alternatives available to Savoir;

(f) Discussed with the senior management of Avnet the strategic objectives of the Acquisition;

(g) Compared the financial performance of Savoir with that of certain comparable publicly-traded companies and the prices paid for securities in those publicly-traded companies;

(h) Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions of comparable companies;

(i) Assessed Savoir’s value based upon a forecast of future cash flows using a discounted cash flow analysis;

(j) Reviewed the Merger Agreement and discussed the proposed terms of the transaction with managements of both Savoir and Avnet; and

(k) Performed such other analyses and considered such other factors as we have deemed appropriate.

      We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections of

D-1

Board of Directors
Savoir Corporation
April 19, 2000

Savoir, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. The financial and other information regarding Savoir reviewed by Alliant Partners in connection with the rendering of this opinion was limited to information provided by Savoir’s management and certain discussions with Savoir’s senior management regarding the Company’s financial condition and prospects as well as the strategic objectives of the Acquisition and strategic alternatives available to Savoir. In addition, we have assumed that the Acquisition will be consummated in accordance with the terms set forth in the Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of Savoir, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      Our opinion addresses only the fairness of the proposed Acquisition, from a financial point of view, to the stockholders of Savoir, and we do not express any views on any other terms of the proposed Acquisition or the business and strategic bases underlying the Merger Agreement.

      Alliant Partners has received fees for this transaction as well as for other Savoir transactions over the past several years.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the total consideration received by the Savoir stockholders pursuant to the Agreement and Plan of Merger is fair, from a financial point of view, to the Savoir stockholders.

Very truly yours,

/s/ Alliant Partners

D-2

APPENDIX E

Section 262 of the Delaware General Corporation Law — Appraisal Rights

      (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d)  Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Part II

Information Not Required in Prospectus

Item 20.  Indemnification of Directors and Officers.

      Section 54 of the Registrant’s By-laws provides as follows:

A. The Corporation shall indemnify, and advance the expenses of, any director, officer or employee to the full extent permitted by the New York Business Corporation Law as the same now exists or may hereafter be amended.

B. The indemnification and advancement of expenses granted pursuant to this Section 54 shall not be exclusive or limiting of any other rights to which any person seeking indemnification or advancement of expenses may be entitled when authorized by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification; provided that no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

C. No amendment, modification or rescission of these By-laws shall be effective to limit any person’s right to indemnification with respect to any alleged cause of action that accrues or other incident or matter that occurs prior to the date on which such modification, amendment or rescission is adopted.

      Section 721 of the New York Business Corporation Law (the “BCL”) provides that no indemnification may be made to or on behalf of any director or officer of the Registrant if “a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.” Section 54B of the Registrant’s By-laws includes the foregoing statutory language.

      The rights granted under Section 54 of the By-laws are in addition to, and are not exclusive of, any other rights to indemnification and expenses to which any director or officer may otherwise be entitled. Under the BCL, a New York corporation may indemnify any director or officer who is made or threatened to be made a party to an action by or in the right of such corporation against “amounts paid in settlement and reasonable expenses, including attorneys’ fees,” actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of (1) a threatened action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that a court determines that the director or officer is fairly and reasonably entitled to indemnity (BCL Section 722(c)). A corporation may also indemnify directors and officers who are parties to other actions or proceedings (including actions or proceedings by or in the right of any other corporation or other enterprise which the director or officer served at the request of the corporation) against “judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees,” actually or necessarily incurred as a result of such actions or proceedings, or any appeal therein, provided the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, that he also had no reasonable cause to believe that his conduct with unlawful (BCL Section 722(a)). Any indemnification under Section 722 may be made only if authorized in the specific case by disinterested directors, or by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper, or by shareholders (BCL Section 723(b)), but even without such authorization, a court may order indemnification in certain circumstances (BCL Section 724). Further, any director or officer who is “successful, on the merits or otherwise,” in the defense of an action or proceeding is entitled to indemnification as a matter of right (BCL Section 723(a)).

      A New York corporation may generally purchase insurance, consistent with the limitation of New York insurance law and regulatory supervision, to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of the BCL, so long as no final adjudication has established that the directors’ or officers’ acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advance (BCL Section 726).

      The Registrant’s directors and officers are currently covered as insureds under directors’ and officers’ liability insurance. Such insurance, subject to annual renewal and certain rights of the insurer to terminate, provides an aggregate maximum of $50,000,000 of coverage for directors and officers of the Registrant and its subsidiaries against claims made during the policy period relating to certain civil liabilities, including liabilities under the Securities Act of 1933.

Item 21.  Exhibits and Financial Statement Schedules.

      (a)  Exhibits

Exhibit
No.	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of March 2, 2000, among Avnet, Inc., Tactful Acquisition Corp. and Savoir Technology Group, Inc. included as Appendix A to the proxy statement/prospectus constituting Part I of this registration statement. The copy so included does not include the schedules to the Agreement and Plan of Merger as listed in the table of contents thereto. The registrant undertakes to furnish any such schedules to the Commission upon its request.
2.2	Inducement Agreement dated as of March 2, 2000, between Savoir Technology Group, Inc. and Avnet, Inc. included as Appendix C to the proxy statement/prospectus constituting Part I of this registration statement.
2.3	Option Agreement dated as of March 2, 2000 included as Appendix B to the proxy statement/prospectus constituting Part I of this registration statement.
4	Note: The registrant hereby agrees to provide the Commission, upon request, copies of such instruments defining the rights of holders of long-term debt of the registrant and its subsidiaries as are specified in Item 601(b)(4)(iii)(A) of Regulation S-K.
5*	Opinion of David R. Birk, Senior Vice President and General Counsel of Avnet
8*	Tax opinion of Carter, Ledyard & Milburn
23.1	Consent of Arthur Andersen LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3*	Consent of Carter, Ledyard & Milburn (included in Exhibit 8)
23.4*	Consent of David R. Birk (included in Exhibit 5)
24*	Powers of Attorney
99.1	Form of proxy card of Savoir
99.2*	Consent of Alliant Partners
*	Filed Previously

      (b)  Financial Statement Schedules

      Not applicable with respect to the registrant, since Item 14(e) of Form S-4 is not applicable to it. None with respect to Savoir, since the schedules enumerated in Items 17(a) and 17(b) of Form S-4 are inapplicable to Savoir.

      (c)  Report, Opinion or Appraisal

      The opinion of Alliant Partners is set forth as Appendix D to the proxy statement/prospectus constituting Part I of this registration statement.

Item 22.  Undertakings.

      (a)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b)  The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (c)  The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, State of Arizona, on May 25, 2000.

AVNET, INC.

By:	/s/ RAYMOND SADOWSKI

Raymond Sadowski
Senior Vice President and
Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 25, 2000, by the following persons in the capacities indicated.

Signature	Capacity

* Roy Vallee	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)

/s/ RAYMOND SADOWSKI Raymond Sadowski	Senior Vice President and Chief Financial Officer and (principal financial officer)

* John F. Cole	Controller (principal accounting officer)

* Eleanor Baum	Director

* J. Veronica Biggins	Director

* Joseph F. Caligiuri	Director

* Lawrence W. Clarkson	Director

* Ehud Houminer	Director

* James A. Lawrence	Director

* Salvatore J. Nuzzo	Director

Signature	Capacity

* Frederic Salerno	Director

* Frederick S. Wood	Director

*By: /s/ RAYMOND SADOWSKI Raymond Sadowski Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of March 2, 2000, among Avnet, Inc., Tactful Acquisition Corp. and Savoir Technology Group, Inc. included as Appendix A to the proxy statement/prospectus constituting Part I of this registration statement. The copy so included does not include the schedules to the Agreement and Plan of Merger as listed in the table of contents thereto. The registrant undertakes to furnish any such schedules to the Commission upon its request.
2.2	Inducement Agreement dated as of March 2, 2000 included as Appendix C to the proxy statement/prospectus constituting Part I of this registration statement.
2.3	Option Agreement dated as of March 2, 2000, between Savoir Technology Group, Inc. and Avnet Inc. included as Appendix B to the proxy statement/prospectus constituting Part I of this registration statement.
4	Note: The registrant hereby agrees to provide the Commission, upon request, copies of such instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries as are specified in Item 601(b)(4)(iii)(A) of Regulation S-K.
5*	Opinion of David R. Birk, Senior Vice President and General Counsel of Avnet
8*	Tax opinion of Carter, Ledyard & Milburn
23.1	Consent of Arthur Andersen LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3*	Consent of Carter, Ledyard & Milburn (included in Exhibit 8)
23.4*	Consent of David R. Birk (included in Exhibit 5)
24*	Powers of Attorney
99.1	Form of proxy card of Savoir
99.2*	Consent of Alliant Partners
*	Filed Previously